Filed pursuant to Rule 424(b)(4)
Registration No. 333-198881
PROSPECTUS

PETROSHARE CORP.

4,600,000 Shares of Common Stock Offered by PetroShare Corp. ___________________	9,426,003 Shares of Common Stock Offered by Selling Shareholders ___________________

This is an initial public offering of our stock. We are offering up to 4,600,000 shares of our common stock, of which 340,000 shares have already been sold. The Selling Shareholders identified in this Prospectus are offering an additional 9,426,003 shares.  We will not receive any of the proceeds from the sale of the shares being sold by the Selling Shareholders.  There is presently no market for our common stock.
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We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act") and have elected to comply with certain reduced public company reporting requirements for future filings. Investing in our common stock involves a high degree of risk and should only be purchased by those who can afford to lose their entire investment. Before buying our common stock, you should read carefully the "RISK FACTORS" beginning on page 8 of this prospectus, including the material risks associated with our status as an emerging growth company.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our common stock or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to the public	Underwriting discount or commissions(1)	Net proceeds to the Company(2)
Per share	$1.00	$0.10	$0.90
Total (4,600,000 shares)	$4,600,000	$426,000	$4,174,000
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(1)	The total commissions exclude sales of common stock by us prior to the dates of this prospectus and for which no commission was paid. See "UNDERWRITING/PLAN OF DISTRIBUTION" on page 52 for a description of compensation payable to the underwriters.
(2)
Excludes expenses payable by us in connection with the offering, estimated to be $200,000, including legal and accounting fees, filing fees, travel and miscellaneous expenses. Includes proceeds from the prior sale of 340,000 shares of common stock for $340,000 by us through this offering

The underwriter expects to deliver the shares on or about November 19, 2015.

Certain of our shareholders identified in this prospectus under "SELLING SHAREHOLDERS" or their successors or assigns may offer and sell from time to time up to 9,426,003 shares of our common stock. The shares may be offered at a fixed price of $1.00 per share until such time, if ever, that our shares are quoted on the electronic bulletin board, which we refer to as the OTC Bulletin Board, maintained by the Financial Industry Regulatory Authority, which we refer to as FINRA, or on the OTCQX or OTCQB marketplace of OTC Link, following which the shares may be offered at prices prevailing in the market or at privately negotiated prices. There is no arrangement between the underwriter and any of the Selling Shareholders for the underwriter to sell any common stock on their behalf. We will pay the expenses incurred by the Selling Shareholders to register the shares for resale, but the Selling Shareholders will pay any underwriting discounts, commissions or agent's commissions related to the sale of their shares of common stock. See "UNDERWRITING/PLAN OF DISTRIBUTION" on page 52.

This document does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is unlawful. An offer is not being made or directed to, nor is this document being delivered to, persons in any jurisdiction in which the making or acceptance of the offer would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to extend the offer to persons in any such jurisdiction.
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The date of this prospectus is November 12, 2015

Additional Information
This prospectus contains descriptions of certain contracts, agreements or other documents affecting our business. These descriptions are not necessarily complete. For the complete text of these documents, you can refer to the exhibits filed with the registration statement of which this prospectus is a part. (See "WHERE YOU CAN FIND MORE INFORMATION").
You should rely only on the information contained in this prospectus, or to which we have referred you. We have not authorized anyone to provide you with information other than as contained or referred to in this prospectus. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.
Special Note Regarding Forward-Looking Statements
Please see the note under "RISK FACTORS" for a description of special factors potentially affecting forward-looking statements included in this prospectus.

SUMMARY
The following summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before investing in our stock. You should read the entire prospectus carefully, including the sections entitled "RISK FACTORS" and "FINANCIAL STATEMENTS."
As used in this prospectus, unless the context requires otherwise, the terms "PetroShare," "we," "our" or "us" refer to PetroShare Corp.
Our Company

We were organized under the laws of the State of Colorado on September 4, 2012. We were organized to investigate, acquire and develop crude oil and natural gas properties in the Rocky Mountain or mid-continent region of the United States and produce oil, liquids and/or natural gas from those properties. Since our inception in 2012, we have completed the acquisition of certain oil and natural gas working interests in two fields in Colorado, the Buck Peak Field in Moffat County, in Northwest Colorado, and the Wattenberg Field in Adams County, Northeast Colorado. In the aggregate, we currently own an interest in approximately 1,333 net acres, of which 160 acres are developed and 1,173 acres are undeveloped.
In 2013 and 2014, we drilled two wells on the Buck Peak prospect, which were completed and put into production in the fourth quarter of 2014. Currently, we own a 25% working interest in the wells and three other entities collectively own the remaining 75% working interest. In August 2015, we fracture stimulated both wells in an attempt to increase the rate of production. As of November 12, 2015, one well is producing at a rate of seven to ten barrels (bbls) of oil per day; we are still conducting post-fracture stimulation actions and analysis of the other well. As of that date, however, we have generated only nominal revenue related to the sale of oil.
In February 2015, we acquired an oil and gas lease from Kingdom Resources, LLC, a Colorado limited liability company ("Kingdom"), which we refer to as the Kingdom Lease, covering approximately 1,280 gross (333 net) undeveloped acres in the Wattenberg Field of northeast Colorado. We intend to develop the Kingdom Lease area and refer to our development as the Todd Creek Farms prospect. We plan to retain up to a 50% working interest on a pro rata basis in the Kingdom Lease.
We financed the acquisition of the Kingdom Lease through a line of credit agreement that we entered into in May 2015. Under the terms of the line of credit, we are able to borrow an amount not to exceed $5,000,000 for use in paying our general and administrative expenses as well as costs related to the acquisition and development of oil and gas properties. As partial consideration for extending us the line of credit, we entered into a participation agreement with the lender, pursuant to which the lender has the right to acquire up to a 50% interest in the Todd Creek Farms prospect and permits the lender to acquire a pro rata interest and participate in any oil and gas development on the Todd Creek Farms prospect and other potential leases that might be acquired within an area of mutual interest. Effective June 1, 2015, the lender exercised its option and acquired a 50% interest in the Todd Creek Farms prospect, reducing our interest to 171 net acres.
Our goal is to become an independent producer of oil, natural gas, and liquids, and participate successfully in the oil and gas industry. In the short term, we hope to identify and develop an economic, low-risk drilling inventory and oil-weighted reserve base to demonstrate the success of our business plan and management team. In the longer term and depending on a number of factors, including drilling and production results, general economic conditions, oil and gas prices, and the availability of capital, we would entertain expanding our operations through internal growth and/or opportunistic acquisitions, or selling our assets to a larger independent or major oil and natural gas producer.
We believe we are distinguished from other start-up companies by the experience and relationships of our management team. We also believe the recent success demonstrated by other oil and natural gas producers drilling in the Niobrara Shale and Codell formations in Colorado provides a roadmap for our success.
Since inception, we have financed our operations through a combination of equity financing, the sale of working interests in the Buck Peak prospect, and our line of credit. From inception through February 4, 2015, we raised approximately $3,374,002 through the sale of our common stock in private placements, and sold 75% of the working interests in the two wells on the Buck Peak prospect. Since February 4, 2015, and through November 12, 2015, we have raised $340,000 in our initial public offering and $1,062,185 plus accrued interest is outstanding under our line of credit. We have used the proceeds from our financing to acquire the Buck Peak prospect, to finance our share of drilling costs and expenses, to acquire the Kingdom Lease, to pay general and administrative expenses, and to acquire a portion of the working interest of one of our former partners.

Our office is currently located at 7200 South Alton Way, Suite B-220, Centennial, CO 80112. Our telephone number is (303) 500-1160. We maintain a website at www.petrosharecorp.com, but the information on our website is not part of this prospectus.

Buck Peak Prospect
On April 30, 2013, we completed the acquisition of oil and natural gas working interests ranging from less than 7.5% up to 100% in certain parcels totaling approximately 8,400 gross acres (1,100 net acres) located in Moffat County, Colorado, which we refer to as the Buck Peak prospect. A small number of leases in which we own a minor interest were allowed to expire by the owner of the major working interest, such that we now own an interest in approximately 7,500 gross and 1,000 net acres. This property is located approximately six miles southeast of Craig, Colorado, in the northwest corner of the State. The acreage position represented by the Buck Peak prospect is located in and around the Buck Peak Field, originally discovered in the late 1950s and developed on and off through the early 1970s.
The two wells that we drilled in 2013 are located in Section 25 of the Buck Peak prospect, on what we believe to be the top of the geologic structure holding oil and natural gas. Each well was drilled to a true vertical depth (TVD) of approximately 7,900 feet, one drilled vertically and the other directionally, from a single well pad. Following drilling of the two wells in December 2013, we conducted preliminary completion work until February 15, 2014, when wildlife stipulations contained in our drilling permit required postponement of further operations. Following expiration of those stipulations in May 2014, we resumed completion efforts in some of the zones deemed capable of production. After completing fracture stimulation on some of the lower Niobrara zones, we placed the first well on production on November 26, 2014 and put the second well on production on December 12, 2014. We have completed the installation of permanent surface production facilities for both wells and have weatherproofed the pipes and equipment.  In August 2015, we commenced additional operations to fracture stimulate the upper zones of both Buck Peak wells. This has led to marginally better production and improved operations of one well; we are still analyzing post-fracture stimulation results of the other well.
Todd Creek Farms Prospect
On May 15, 2015, we completed the acquisition of the Kingdom Lease, totaling approximately 333 net acres located in Adams County, Colorado. Our interest was reduced to approximately 171 net acres by virtue of the exercise of an option under a participation agreement that we executed with our lender.  This property is located approximately five miles northeast of Thornton, Colorado. We intend to develop the Kingdom Lease area as part of our Todd Creek Farms prospect.
In connection with our acquisition of the Kingdom Lease, we expect to participate as a working interest partner with Providence Energy Operators, LLC ("Providence"), our lender, and owners of other interests in various drilling spacing units, as we intend to retain no more than a 50% working interest in any wells drilled in the Todd Creek Farms area of mutual interest. We expect to pay for the future drilling program through proceeds received from this offering, our line of credit, operating cash flow and/or the sale of additional working interests.
In November 2014, we executed an agreement with a local lease broker affiliated with a local mineral interest owner. This agreement led to our acquisition of the Kingdom Lease and we hope will lead to the acquisition of additional leases in the Wattenberg Field.

The Offering
Common stock outstanding before the offering (1)	17,348,191
Common stock offered by us (1)	4,600,000
Common stock sold in offering as of November 12, 2015	340,000

Common stock offered by the selling shareholders	9,426,003
Common stock outstanding after the offering (1)(2)	21,608,191
Use of proceeds
We estimate that our net proceeds from the sale of the common stock we are offering will be approximately $3,974,000 after deducting estimated offering expenses payable by us. We intend to use the net proceeds from this offering to pay for general corporate purposes, including additions to working capital and capital expenditures. See "USE OF PROCEEDS."

Dividend Policy	We do not anticipate paying any dividends on our common stock in the foreseeable future; however, we may change this policy in the future. See “Dividend Policy.”

Market for our Common Stock
There is presently no active trading market for our common stock.  Following completion of this offering, we intend to solicit a registered broker-dealer to apply for quotation of our common stock on the OTC Bulletin Board or OTCQX or OTCQB of OTC Link.

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(1)
Includes 340,000 shares already sold by us and the 9,426,003 offered by the selling shareholders in this offering but excludes 2,125,000 shares of common stock underlying outstanding options that are currently exercisable.

(2)	Excludes the issuance of common stock underlying the broker warrant, of which there is no assurance.

Risk Factors

This offering involves a high degree of risk. Our common stock should only be purchased by persons who can afford to lose their entire investment. Risk factors relating to our company include:
Risks Relating to Our Company

•	Since we are a new business with essentially no operating history, investors have no basis to evaluate our ability to operate profitability.

•	As described in the notes to our financial statements, there was substantial doubt about our ability to continue as a going concern.

•	We are dependent on achieving profitable operations and receipt of additional working capital to fund continued development and implementation of our business plan, and our failure to obtain this capital may cause the partial or total loss of your investment.

•	Since we have limited reserves at this time, investors in our common stock cannot be assured that we will have any cash flow in the future.

•	We may be unable to meet our obligations under our line of credit and any default by us may cause us to forfeit all or a portion of our properties.

•	Our line of credit contains various covenants which, if not complied with, could accelerate our repayment obligations, thereby materially and adversely affect our liquidity, financial condition, and ability to remain in business.

•	Our substantial investment in a limited number of prospects and lack of diversification will increase the risk to investors that we may not be profitable.

•	If the Todd Creek Farms and Buck Peak prospects are not commercially productive of oil or natural gas, any funds spent on exploration and production may be lost.

•	Our proposed development of the Todd Creek Farms prospect will be costly and there is no assurance the Todd Creek Farms prospect will be profitable.

•	There is no assurance that we will be successful in identifying or acquiring other oil and natural gas prospects.

•	We face strong competition from larger oil and gas companies that may negatively affect our ability to carry on operations.

•	Our ability to sell any production and/or receive market prices for our production may be adversely affected by lack of transportation, capacity constraints and interruptions.

•	We are an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

•	While we believe we have adequate internal controls over financial reporting, we will be required to evaluate our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have a material adverse effect on the price of our common stock.

•
We are not required to obtain an opinion from our independent registered public accounting firm on the effectiveness of our internal controls over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002 until we are no longer an emerging growth company.

•	Our financial statements may not be comparable to other public companies.

•
We may not be required to register our common stock under the Exchange Act, which would reduce the disclosure we are required to provide to our investors compared to other public companies and may adversely affect the price of our stock in any market that may develop.

•	Our business is substantially dependent on our senior executive officers and the loss of service of any of these individuals would adversely affect our business.

•
Because we do not have an audit or compensation committee, shareholders will have to rely on our Board of Directors, which includes only one “independent” director as defined by a national securities exchange, to perform these functions.

•	Colorado law and our Articles of Incorporation may protect our directors from certain types of lawsuits at the expense of the shareholders.

Risks Relating to the Energy Production and/or Distribution Industry.

•	Oil and natural gas exploration and development are affected by fluctuations in oil and natural gas prices, and low prices could have a material adverse effect on the future of our business.

•	The cost of oil and natural gas exploration is extremely volatile and may adversely affect our operations.

•	Our operations are subject to health, safety and environmental laws and regulations which may expose us to significant costs and liabilities and which may not be covered by insurance.

•
Federal, state, and local legislative and regulatory initiatives relating to hydraulic fracturing, as well as government reviews of such activities, could result in increased costs, additional operating restrictions or delays, and adversely affect our production and/or ability to book future reserves.

•	Competition in the oil and natural gas industry is intense and many of our competitors have resources that are substantially greater than ours.

•	Seasonal weather conditions, lease stipulations, and permit restrictions adversely affect our ability to conduct drilling activities where we expect to operate.

•	We may incur losses as a result of title deficiencies.

•	The oil and natural gas business involves many operating risks that can cause substantial losses.

•	Extensive state and federal regulation may be costly to comply with and result in significant fines and penalties.

Risks Related to the Offering and Our Common Stock.

•	Since no broker or dealer has committed to create or maintain a market in our stock, there is no assurance that our stock will be quoted in the OTC Bulletin Board or on OTCQX or OTCQB, and purchasers of our common stock may have difficulty selling their shares, should they desire to do so.

•	Our stock price may be volatile and as a result you could lose all or part of your investment.

•	Investors in this offering will experience immediate substantial dilution of their investment.

•	A small number of existing shareholders own a significant amount of our common stock, which could limit your ability to influence the outcome of any shareholder vote.

•	The sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

•
Since our common stock is not presently listed, nor expected to be listed, on a national securities exchange, trading in our shares will likely be subject to rules governing "penny stocks," which will impair trading activity in our shares.

•	FINRA sales practice requirements may also limit a shareholder's ability to buy and sell our stock.

•	Issuance of our stock in the future could dilute existing shareholders and adversely affect the market price of our common stock, if a public trading market develops.

•	We have never paid dividends on our common stock and we do not anticipate paying any in the foreseeable future

Prospective investors in our common stock should be aware of these and other risk factors discussed in this prospectus.

Summary Financial Data
The following tables present certain selected historical financial data about our company. Historical financial information as of and for the years ended December 31, 2014 and 2013 has been derived from our financial statements, which have been audited by StarkSchenkein, LLP, our independent registered public accounting firm for those years. The financial information as of and for the six months ended June 30, 2015 and 2014 is unaudited. The selected balance sheet data also illustrates the anticipated proceeds to our company from this offering. You should read the data set forth below in conjunction with the section entitled "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," our financial statements and related notes included elsewhere in this prospectus.

	Operating Data
	Six months ended June 30,		Year ended December 31,
	2015	2014	2014	2013
	(Unaudited)

Revenue	$1,328	—	$7,394	$—
General and administrative expenses	428,510	352,750	676,698	473,668
Exploration costs	—	—	—	29,537
Impairment loss	—	—	1,236,842	—
Total costs and expenses	447,356	356,209	2,650,093	504,089
Net (loss)	$(456,765)	(356,193)	$(2,642,662)	$(504,075)
Net (loss) per common share	$(0.03)	$(0.02)	$(0.17)	$(0.04)

		Balance Sheet Data
		June 30, 2015	December 31, 2014	June 30, 2015
		Actual (Unaudited)		As-Adjusted(1)

Cash		$241,823	$425,358	$3,875,823
Joint interest billing receivable		31,919	43,873	31,919
Total current assets		$290,691	$606,613	$3,924,961
Oil and natural gas properties, net		818,778	28,053	818,778
Total assets		$1,115,629	$641,308	$4,749,629
Current liabilities		215,473	335,118	215,473
Long-term debt		1,000,000	—	1,000,000
Total shareholders' equity (deficit)		$(133,090)	$274,475	$3,500,910
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(1)   The as-adjusted column reflects the balance sheet data at June 30, 2015, adjusted for the sale of all shares of common stock offered under this prospectus and includes the estimated offering expenses payable by us, but does not include any other changes subsequent to June 30, 2015, including any additional drawdown on our line of credit.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operation could materially suffer. In that case, you may lose all or part of your investment. If we are unable to prevent events that have a negative effect from occurring, then our business may suffer.
Risks Relating to Our Company
Since we are a new business with essentially no operating history, investors have no basis to evaluate our ability to operate profitability. We were incorporated in September 2012 and have generated only nominal revenue related to the sale of crude oil collected during our testing and production efforts to date. Our activities to date have been limited to organizational efforts, assembling a management team, raising capital, researching and developing our business plan, completing the acquisition of our two properties, and commencing our first drilling program. We face all of the risks commonly encountered by other new businesses, including the lack of an established operating history, need for additional capital and personnel, and competition. There is no assurance that our business will be successful or that we can ever operate profitably. We may not be able to effectively manage the demands required of a new business in our industry, such that we may be unable to successfully implement our business plan or achieve profitability.
As described in the notes to our financial statements, there was substantial doubt about our ability to continue as a going concern. Our independent registered public accountant raised substantial doubt about our ability to continue as a going concern in its report on our financial statements for the year ended December 31, 2014. This doubt was based in part on the recognition that we are an emerging growth company, have suffered operating losses since our inception, have generated very limited revenue since inception, and are dependent on raising capital to continue in business. Since our inception in 2012, we have generated only nominal revenue related to the sale of oil and have never been profitable. As of June 30, 2015, our accumulated deficit was $4,303,160, including a loss of $2,642,662 for the year ended December 31, 2014 and a loss of $456,765 for the six months ended June 30, 2015. In the future, our ability to become profitable will depend on the success of our current drilling efforts, future exploration and development efforts, and our ability to generate revenue sufficient to cover our costs and expenses. There is no assurance that the steps we have taken to alleviate the going concern will be successful.
We are dependent on achieving profitable operations and receipt of additional working capital to fund continued development and implementation of our business plan, and our failure to obtain this capital may cause the partial or total loss of your investment. Significant amounts of capital are required for companies to participate in the business of exploration for and development of oil and natural gas resources, and many companies that are engaged in this business are significantly better capitalized than us. In addition to funds required for the acquisition and development of additional acreage, we will require additional capital to pay our administrative expenses, including salary and rent. Adverse developments in our business or general economic conditions may require us to raise additional financing at prices or on terms that are disadvantageous to existing shareholders. We may not be able to obtain additional capital at all and may be forced to curtail or cease our operations. We will continue to rely on equity or debt financing and the sale of working interests to finance operations until such time, if ever, that we are profitable. The inability to obtain necessary financing may adversely impact our ability to develop our properties and to expand our business operations.
Since we have limited reserves at this time, investors in our common stock cannot be assured that we will have any cash flow in the future.  The Buck Peak prospect is the primary oil and natural gas prospect where we invested the majority of our capital resources. This prospect is in the early production stage. As of January 1, 2015, we had 159 barrels, which we refer to as "bbls," of proved reserves expected to be recovered from our Buck Peak prospect. As of November 12, 2015, one of the wells was producing at an average rate of seven to ten bbls of oil per day; we are still analyzing the post-fracture stimulation results from the other well. Even with new technology such as 3D seismic and other exploration techniques, oil and natural gas exploration is a high risk undertaking. As a result, investors have no assurance that we will have any cash flow.

We may be unable to meet our obligations under our line of credit and any default by us may cause us to forfeit all or a portion of our properties.  In May 2015, we entered into a line of credit agreement with a third-party creditor, under which we are permitted to borrow up to $5,000,000. The line of credit is secured by certain of our assets and oil and gas interests, including the Kingdom Lease. We are required to pay the entire balance of any amounts borrowed, including accrued interest, no later than June 1, 2017. As of November 12, 2015, we have $1,062,185 plus accrued interest outstanding against our line of credit. Our ability to repay the line of credit is dependent on our ability to generate sufficient revenue from operations. If we are unable to make payments in accordance with the terms of the line of credit, our creditor may declare the loan in default, which may result in the loss of some or all of our properties.
Our line of credit contains various covenants which, if not complied with, could accelerate our repayment obligations, thereby materially and adversely affect our liquidity, financial condition, and ability to remain in business. The agreement governing our line of credit requires us to comply with certain financial and operational covenants, so long as the loan is outstanding. These covenants prohibit us from, among other things, incurring additional indebtedness or making loans to any third party, other than trade debt incurred in the ordinary course of business and selling, leasing, or otherwise disposing of any material assets in excess of $100,000 in any calendar year. Our continued compliance with these covenants depends on many factors and could be impacted by current or future economic conditions, and thus there are no assurances that we will continue to comply with these covenants. Failure to comply with these covenants could result in a default which, if we were unable to obtain a waiver from our creditor, could accelerate our repayment obligations under the line of credit and thereby have a material adverse impact on our liquidity, financial condition, and ability to remain in business.
Our substantial investment in a limited number of prospects and lack of diversification will increase the risk to investors that we may not be profitable. Our investment in the Buck Peak and Todd Creek Farms prospects and the capital required to pay our share of drilling and production costs increases the risk that the operation of our business may not be profitable, as we will not be able to spread the risk of investment and operation over a number of different assets until we become profitable or receive additional investment. If one or both of the wells at the Buck Peak prospect is not successful in producing commercially viable amounts of oil and/or natural gas, or if the Todd Creek Farms prospect is not economic, our business may suffer and you may lose all or part of your investment.
If the Todd Creek Farms and Buck Peak prospects are not commercially productive of oil or natural gas, any funds spent on exploration and production may be lost. All of our current capital investment is tied up in the Todd Creek Farms and Buck Peak prospects. Since the Buck Peak prospect is in the early production stage and has had very limited production to date and our Todd Creek Farms prospect is not yet drilled, we are dependent on establishing sufficient reserves in these prospects for additional cash flow and a return of our investment. If the prospects are not economic, all of the funds that we have invested will be lost. In addition, the failure of the prospects to produce commercially may make it more difficult for us to raise additional funds in the form of additional sale of our equity securities or working interests in other property in which we may acquire an interest.
Our proposed development of the Todd Creek Farms prospect will be costly and there is no assurance the Todd Creek Farms prospect will be profitable. A significant portion of the proceeds from our offering have been budgeted for paying our share of an anticipated drilling program on the Todd Creek Farms prospect. Any drilling program likely will involve multiple horizontal wells, which are expensive to drill. Our business plan is dependent on, among other things, developing sufficient reserves at the Todd Creek Farms prospect to generate cash flow and provide a return on investment. If we are not successful in producing economically viable amounts of oil and/or gas from the Todd Creek Farms prospect, our business may suffer and you may lose all or part of your investment.
There is no assurance that we will be successful in identifying or acquiring other oil and natural gas prospects.  Investigating and locating suitable property for acquisition is expensive and time consuming. If we are successful in identifying one or more additional properties for acquisition, there is no assurance that we can obtain such property at reasonable prices or that sufficient working capital will be available to finance the acquisition.

We face strong competition from larger oil and gas companies that may negatively affect our ability to carry on operations. We operate in the highly competitive area of oil and natural gas exploration, development, and production. Our competitors include major integrated oil companies, substantial independent energy companies and affiliates of major interstate and intrastate pipelines, many of which possess greater financial and other resources than we do. If we are unable to successfully compete against our competitors, our business, prospects, financial condition, and results of operations may be adversely affected.
Our ability to sell any production and/or receive market prices for our production may be adversely affected by lack of transportation, capacity constraints and interruptions. The marketability of any production from the Buck Peak prospect, Todd Creek Farms prospect, or any other interests that we may acquire depends in part upon the availability, proximity and capacity of third-party refineries, natural gas gathering systems and processing facilities. We expect to deliver any oil and natural gas produced from our properties through trucking services and pipelines that we do not own. The lack of availability or capacity of these systems and facilities could reduce the price offered for any production or result in the shut-in of producing wells or the delay or discontinuance of development plans for properties.
We are an "emerging growth company" and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors. As an "emerging growth company," as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to the following:
•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and from holding a vote for stockholder approval of any golden parachute payments not previously approved.
We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock if such a market develops, and our stock price may be more volatile.
While we believe we have adequate internal controls over financial reporting, we will be required to evaluate our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have a material adverse effect on the price of our common stock. Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will likely be required to furnish a report by our management on internal controls for the fiscal year ending December 31, 2015. Such a report must contain, among other matters, an assessment of the effectiveness of our internal controls over financial reporting, including a statement as to whether or not our internal controls are effective. This assessment must include disclosure of any material weaknesses in our internal controls over financial reporting identified by our management. While we believe our internal controls over financial reporting are effective, we are still constructing the system, processing documentation and performing the evaluations needed to comply with Section 404, which is both costly and challenging. Constructing and operating an effective system of internal controls can be especially challenging for companies like ours with limited personnel. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. If we are unable to assert that our internal controls over financial reporting are effective, or if we disclose significant deficiencies or material weaknesses in our internal controls, investors could lose confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on our stock price.

We are not required to obtain an opinion from our independent registered public accounting firm on the effectiveness of our internal controls over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002 until we are no longer an emerging growth company. For so long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including, but not limited to, not being required to obtain the auditor attestation of our assessment of our internal controls. Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent registered public accounting firm on the effectiveness of our internal controls over financial reporting. We will remain an "emerging growth company" until the earliest to occur of (1) the last day of the fiscal year during which our total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (2) the last day of the fiscal year during which occurs the fifth anniversary of our initial public offering, (3) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt, or (4) the date on which we are deemed a "large accelerated filer" under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Once we are no longer an emerging growth company, compliance with Section 404(b) will be costly.
Our financial statements may not be comparable to other public companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, if the PCAOB adopts new or revised accounting standards and we decide to delay adoption of such changes, our financial statements may not be comparable to companies that comply with public company effective dates and the price of our common stock may be adversely affected.
We may not be required to register our common stock under the Exchange Act, which would reduce the disclosure we are required to provide to our investors compared to other public companies and may adversely affect the price of our stock in any market that may develop.  Our securities are not presently registered under the Exchange Act, and we may not be required or may not choose to register under that Act in the future. Registration under the Exchange Act would be required if we meet certain minimum asset and shareholder requirements or if any of our securities were to be listed on a national securities exchange. Since we do not believe that we will meet the minimum requirements for mandatory registration immediately following completion of this offering, and we do not expect that our common stock will be listed on an exchange in the foreseeable future, we may not be subject to certain reporting requirements imposed by that Act. Among other consequences, we will not be required to comply with the proxy solicitation rules of the Exchange Act and our directors and officers will not be required to file reports of their trading activity in our stock under Section 16 of the Exchange Act. As a result, there will be less information available to the public regarding our corporate affairs and insider transactions in our common stock than other companies that have registered common stock under the Exchange Act.
Our business is substantially dependent on our senior executive officers and the loss of service of any of these individuals would adversely affect our business. Stephen J. Foley is our Chief Executive Officer and responsible for overseeing our business, developing our business plan and the strategic vision of our company. Frederick Witsell is our President and responsible for identifying and managing our properties. Each of these individuals is critical to the perceived success of our business. The loss of service of either of these individuals would adversely affect our business, as we have very limited personnel and expect to rely on contractors for a majority of services that we require. There is no assurance we would be able to replace either of such individuals, or if so, on terms that were acceptable to our company. We have no key man life insurance on either of these individuals.
Because we do not have an audit or compensation committee, shareholders will have to rely on our Board of Directors, which includes only one "independent" director as defined by a national securities exchange, to perform these functions. We do not presently maintain an audit or compensation committee. These functions are performed by our Board of Directors as a whole and only one of the members of our Board meets the definition of "independent" under the rules of any national securities exchange. Since two of our current Board members are also part of our management team, there is a potential conflict where these individuals participate in discussions concerning management compensation and audit issues that may affect management decisions. This lack of independence may adversely affect our corporate governance and the operation of our business.
Colorado law and our Articles of Incorporation may protect our directors from certain types of lawsuits at the expense of the shareholders. The laws of the State of Colorado provide that directors of a corporation shall not be liable to the corporation or its shareholders for monetary damages for all but limited types of conduct. Our Articles of Incorporation permit us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing shareholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances.

Risks Relating to the Energy Production and/or Distribution Industry
Oil and natural gas exploration and development are affected by fluctuations in oil and natural gas prices, and low prices could have a material adverse effect on the future of our business. If exploration efforts are successful in identifying economic amounts of oil and natural gas, our future success will depend largely on the prices received for any oil or natural gas production. Prices received also will affect the amount of future cash flow available for capital expenditures and may affect the ability to raise additional capital. Lower prices may also affect the amount of oil and natural gas that can be commercially produced from reserves either discovered or acquired. Lower prices may also make it uneconomical to drill in certain areas.
Prices for oil and natural gas fluctuate widely. For example, the price of West Texas Intermediate (WTI) Crude Oil, as quoted on NYMEX, has ranged from a high of $77.91 per barrel to a low of $37.75 per barrel in the twelve months ended November 12, 2015. Factors that can cause price fluctuations include:
•	The level of consumer product demand;
•	Weather conditions;
•	Domestic and foreign governmental regulations;
•	Actions by other producers, including the Organization of the Petroleum Exporting Countries (OPEC);
•	The price and availability of alternative fuels;
•	Political and ethnic conflicts in oil and natural gas producing regions;
•	The domestic and foreign supply of oil and natural gas;
•	The price of foreign imports; and
•	Overall economic conditions.
The cost of oil and natural gas exploration is extremely volatile and may adversely affect our operations. The costs of oil and natural gas exploration, such as the costs of drilling rigs, casing, cement, and pumps, and the fuel and parts necessary to keep the rigs and pumps operating and the costs of the oil field service crews have been volatile over the past few years in direct proportion to the amount of ongoing oil and natural gas exploration. As with most other companies involved in resource exploration and development, we may be adversely affected by future increases in the costs of conducting exploration, development and resource extraction that may not be fully offset by increases in the price received on sales of oil or natural gas.
Our operations are subject to health, safety and environmental laws and regulations which may expose us to significant costs and liabilities and which may not be covered by insurance. Our oil and natural gas exploration will be subject to stringent and complex federal, state and local laws and regulations governing health and safety aspects of our operations, the discharge of materials into the environment and the protection of the environment. These laws and regulations may impose on our operations numerous requirements, including the obligation to obtain a permit before conducting drilling or underground injection activities; restrictions on the types, quantities and concentration of materials that may be released into the environment; limitations or prohibitions of drilling activities on certain lands lying within wilderness, wetlands and other protected areas; specific health and safety criteria to protect workers; and the responsibility for cleaning up any pollution resulting from operations. Numerous governmental authorities such as the U.S. Environmental Protection Agency, or the EPA, and analogous state agencies have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly actions. Failure to comply with these laws and regulations may result in the assessment of administrative, civil or criminal penalties; the imposition of investigatory or remedial obligations; the issuance of injunctions limiting or preventing some or all of our proposed operations; and delays in granting permits and cancellation of leases.

There is an inherent risk of incurring significant environmental costs and liabilities in the performance of our operations, some of which may be material, due to our handling of petroleum hydrocarbons and wastes, our emissions to air and water, the underground injection or other disposal of our wastes, the use of hydraulic fracturing fluids and historical industry operations and waste disposal practices. Under certain environmental laws and regulations, we may be liable regardless of whether we were at fault for the full cost of removing or remediating contamination, even when multiple parties contributed to the release and the contaminants were released in compliance with all applicable laws. In addition, accidental spills or releases on our properties may expose us to significant liabilities that could have a material adverse effect on our financial condition or results of operations and which may not be covered by insurance. Aside from government agencies, the owners of properties where our wells are located, the operators of facilities where our petroleum hydrocarbons or wastes are expected to be taken for reclamation or disposal and other private parties may be able to sue us to enforce compliance with environmental laws and regulations, collect penalties for violations or obtain damages for any related personal injury or property damage. Some sites are located near current or former third-party oil and natural gas operations or facilities, and there is a risk that contamination has migrated from those sites to ours. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly material handling, emission, waste management or cleanup requirements could require us to make significant expenditures to attain and maintain compliance or may otherwise have a material adverse effect on our own results of operations, competitive position or financial condition. We may not be able to recover some or any of these costs from insurance.
Federal, state, and local legislative and regulatory initiatives relating to hydraulic fracturing, as well as government reviews of such activities, could result in increased costs, additional operating restrictions or delays, and adversely affect our production and/or ability to book future reserves. Hydraulic fracturing involves the injection of water, sand, and chemical additives under pressure into a targeted subsurface formation. The water and pressure create fractures in the rock formations, which are held open by the grains of sand, enabling the oil or natural gas to flow to the wellbore. The process is typically regulated by state oil and natural gas commissions; however, the EPA asserted federal regulatory authority over certain hydraulic-fracturing activities involving diesel fuel under the Safe Drinking Water Act. In addition, the COGCC has adopted (and other states have adopted or are considering adopting) regulations that impose more stringent permitting, disclosure and well construction requirements on hydraulic fracturing operations. Further, on February 23, 2014, Colorado's Air Quality Control Commission fully adopted EPA's Standards of Performance for Crude Oil and Natural Gas Production, Transmission, and Distribution; adopted corresponding revisions to its emissions reporting and permitting framework; and adopted complimentary oil and gas control measures. These regulations will affect our operations, increase our costs of exploration and production and limit the quantity of oil and natural gas that we can economically produce to the extent that we use hydraulic fracturing.
Certain cities in Colorado have implemented bans on hydraulic fracturing, some of which are subject to a lawsuit with the Colorado Oil and Gas Association. In addition, several ballot initiatives were proposed and subsequently withdrawn in Colorado in 2014 seeking to impose additional restrictions on fracturing and oil and natural gas development. In the event that a new regulation or legal restriction at the federal, state or local level is adopted related to hydraulic fracturing or other development activities in the areas in which we currently or in the future plan to operate, we may incur additional costs to comply with such requirements that may be significant in nature, and also could become subject to additional permitting requirements and cause us to experience added delays or curtailment in the pursuit of exploration, development, or production activities. Furthermore, these additional costs may put us at a competitive disadvantage compared to larger companies in the industry which can spread such additional costs over a greater number of wells and larger operating staff.
Competition in the oil and natural gas industry is intense and many of our competitors have resources that are substantially greater than ours. We operate in the highly competitive environment to acquire producing prospects and productive properties, marketing oil and natural gas and securing equipment and trained personnel. As a small oil and natural gas company, most competitors, including major and large independent oil and natural gas companies, possess and employ financial, technical and personnel resources substantially greater than ours. Those companies may be able to develop and acquire more prospects and productive properties than our financial or personnel resources permit. Our ability to acquire additional prospects and discover reserves in the future will depend on our ability to evaluate and select suitable properties and consummate transactions in a highly competitive environment. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. Larger competitors may be better able to withstand sustained periods of unsuccessful drilling and absorb the burden of changes in laws and regulations more easily than we can, which would adversely affect our competitive position. We may not be able to compete successfully in the future in acquiring prospective properties, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

Seasonal weather conditions, lease stipulations, and permit restrictions adversely affect our ability to conduct drilling activities where we expect to operate. Oil and natural gas operations in the Rocky Mountains are sometimes adversely affected by seasonal weather conditions and lease stipulations designed to protect various wildlife and surface interests. These restrictions may limit our ability to operate in those areas and can potentially intensify competition for drilling rigs, oil field equipment, services, supplies and qualified personnel, which may lead to periodic shortages. These constraints and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs. For example, we currently operate in an area that is (a) considered an Elk Winter Concentration Area, which means we must cease operations, except for certain production and emergency operations, from December 1 through April 15 of each year; and (b) accessed by a county road that is considered a "No Winter Maintenance" section, which means that the county will not maintain or plow the road from approximately November 1 through June 1 or later depending upon conditions of each year.
We may incur losses as a result of title deficiencies. We own working and revenue interests in oil and natural gas leasehold interests. The existence of a material title deficiency can render a lease worthless and can adversely affect our results of operations and financial condition. Title insurance covering mineral leaseholds is not generally available and, in all instances, we forego the expense of retaining lawyers to examine the title to the mineral interest to be placed under lease or already placed under lease until the drilling block is assembled and ready to be drilled. As is customary in our industry, we rely upon the judgment of oil and natural gas lease brokers, in-house landmen or independent landmen who perform the field work in examining records in the appropriate governmental offices and abstract facilities before attempting to acquire or place under lease a specific mineral interest. We do not always perform curative work to correct deficiencies in the marketability of the title to us. In cases involving serious title problems, the amount paid for affected oil and natural gas leases can be lost, and the target area can become undrillable. We may be subject to litigation from time to time as a result of title issues.
The oil and natural gas business involves many operating risks that can cause substantial losses. The oil and natural gas business involves a variety of operating risks, including:
•	Fires;
•	Explosions;
•	Blow-outs and surface cratering;
•	Uncontrollable flows of underground natural gas, oil or formation water;
•	Natural disasters;
•	Pipe and cement failures;
•	Casing collapses;
•	Embedded oilfield drilling and service tools;
•	Abnormal pressure formations; and
•	Environmental hazards such as natural gas leaks, oil spills, pipeline ruptures or discharges of toxic gases.

If any of these events occur, we could incur substantial losses as a result of:
•	Injury or loss of life;
•	Severe damage to and destruction of property, natural resources or equipment;
•	Pollution and other environmental damage;
•	Clean-up responsibilities;
•	Regulatory investigation and penalties;
•	Suspension of our operations; or
•	Repairs necessary to resume operations.
If we were to experience any of these problems, it could affect well bores, gathering systems and processing facilities, any one of which could adversely affect our ability to conduct operations. We may be affected by any of these events more than larger companies, since we have limited working capital. We currently have general liability insurance with a combined single limit per occurrence of not less than $1,000,000 for bodily injury and property damage and a combined occurrence limit of $2,000,000, an excess umbrella liability policy for up to $5,000,000, and control of well insurance with limits of $5,000,000 for any one occurrence. For other risks, however, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect operations and/or our financial condition. Moreover, we cannot assure shareholders that we will be able to maintain adequate insurance in the future at rates considered reasonable.
Extensive state and federal regulation may be costly to comply with and result in significant fines and penalties. Companies that explore for and develop, produce and sell oil and natural gas in the United States are subject to extensive federal, state, local and tribal laws and regulations, including complex tax and environmental laws and the corresponding regulations, and are required to obtain various permits and approvals from federal, state, local and tribal agencies and authorities. Our ability to obtain, sustain and renew the necessary permits and approvals from federal, state, local and tribal agencies and authorities on acceptable terms and without unfavorable restrictions or conditions is subject to a change in regulations and policies and to the discretion of the applicable governmental agencies or authorities, among other factors. Possible regulation related to global warming and climate change could have an adverse effect on our operations and demand for oil and natural gas.
Risks Related to the Offering and Our Common Stock
Since no broker or dealer has committed to create or maintain a market in our stock, there is no assurance that our stock will be quoted in the OTC Bulletin Board or on OTCQX or OTCQB, and purchasers of our common stock may have difficulty selling their shares, should they desire to do so. It is our intention to seek one or more broker-dealers to apply for quotation of our common stock on the OTC Bulletin Board or on OTCQX or OTCQB following the date of this prospectus. However, we have no agreement with any broker-dealer at this time, and there is no assurance that we will be successful in finding one in the future. In addition, we believe that our stock will be characterized as a "micro-cap" security and therefore subject to increased scrutiny by FINRA. A micro-cap security is generally a low priced security issued by a small company, or the stock of a company with low capitalization. If we are unable to obtain quotation of our common stock on the OTC Bulletin Board or on OTCQX or OTCQB, trading in our stock will be limited, and purchasers of our common stock may have difficulty selling their shares, should they desire to do so.
Our stock price may be volatile and as a result you could lose all or part of your investment. In addition to volatility associated with over-the-counter securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:
•	failure to successfully implement our business plan;

•	failure to meet our revenue or profit goals or operating budget;
•	decline in demand for our common stock;
•	sales of additional amounts of common stock;
•	downward revisions in securities analysts' estimates or changes in general market conditions;
•	investor perception of our industry or our prospects; and
•	general economic trends.
In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to resell their shares at a fair price.
Investors in this offering will experience immediate substantial dilution of their investment. As of June 30, 2015, our shareholders had acquired and retained a total of 17,348,191 shares of common stock for an aggregate investment of $3,782,002, including cash and the value assigned to certain assets transferred to our company, or an average price of $0.22 per share. Our net tangible book value as of June 30, 2015 was ($133,090), or ($0.01) per share. After giving effect to the sale of shares of our common stock in this offering and after deducting estimated offering expenses payable by us, our adjusted pro forma negative tangible book value as of June 30, 2015 would have been $3,700,910 or $0.17 per share. Investors in this offering will therefore experience immediate dilution of their investment of $0.83 or 83% of their investment.
A small number of existing shareholders own a significant amount of our common stock, which could limit your ability to influence the outcome of any shareholder vote. Our executive officers and directors beneficially own approximately 44% of our common stock as of the date of this prospectus. Under our Articles of Incorporation and Colorado law, the vote of a majority of the shares outstanding is generally required to approve most shareholder action. As a result, these individuals shall strongly influence the outcome of shareholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our Articles of Incorporation or proposed mergers or other significant corporate transactions. We have no existing agreements or plans for mergers or other corporate transactions that would require a shareholder vote at this time. However, shareholders should be aware that they may have limited ability to influence the outcome of any vote in the future.
The sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.  We have registered a total of 9,426,003 shares for sale by the selling shareholders.  It is likely that market sales of large amounts of common stock (or the potential for those sales even if they do not actually occur) could cause the market price of our common stock to decline, if a trading market is ever established, which may make it difficult to sell our common stock in the future at a time and price which we deem reasonable or appropriate and may also cause you to lose all or a part of your investment. (See "SHARES ELIGIBLE FOR FUTURE SALE").
Since our common stock is not presently listed, nor expected to be listed, on a national securities exchange, trading in our shares will likely be subject to rules governing "penny stocks," which will impair trading activity in our shares. Our common stock may be subject to rules adopted by the SEC regulating broker-dealer practices in connection with transactions in penny stocks. Those disclosure rules applicable to penny stocks require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized disclosure document required by the SEC. These rules also require a cooling off period before the transaction can be finalized. These requirements may have the effect of reducing the level of trading activity in any secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares. (See "MARKET INFORMATION").

FINRA sales practice requirements may also limit a shareholder's ability to buy and sell our stock. In addition to the penny stock rules promulgated by the SEC, which are discussed in the immediately preceding risk factor, FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit the ability to buy and sell our stock and have an adverse effect on the market value for our shares.
Issuance of our stock in the future could dilute existing shareholders and adversely affect the market price of our common stock, if a public trading market develops. We have the authority to issue up to 110,000,000 shares of stock, including 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, and to issue options and warrants to purchase shares of our stock without shareholder approval. Because our common stock is not currently listed on an exchange, we are not required to solicit shareholder approval prior to issuing large blocks of our stock. These future issuances could be at values substantially below the price paid for our common stock by investors in this offering. In addition, we could issue large blocks of our stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval. Because there is presently no trading market for our common stock, the issuance of our stock may have a disproportionately large impact on its price compared to larger companies.
The issuance of preferred stock in the future could adversely affect the rights of the holders of our common stock. An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.
We have never paid dividends on our common stock and we do not anticipate paying any in the foreseeable future. We have not paid dividends on our common stock to date, and we may not be in a position to pay dividends for the foreseeable future. Our ability to pay dividends will depend on our ability to successfully develop our business plan and generate revenue from operations. Further, our initial earnings, if any, will likely be retained to finance our operations. Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors, and will be at the discretion of our Board of Directors. (See "Dividend Policy").
Forward-Looking Statements
This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about our future business plans and strategies, statements about future revenue, profit and the receipt of working capital, and most other statements that are not historical in nature. In this prospectus, forward-looking statements are often identified by the words "anticipate," "plan," "intend," "believe," "expect," "estimate," and similar words or expressions. All statements other than statements of historical fact are forward-looking statements within the meanings of applicable securities laws. Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. Prospective investors are urged not to put undue reliance on these forward-looking statements.
A few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific Risk Factors identified above, include:
•	Changes in the general economy affecting the disposable income of the public;
•	Changes in environmental law, including federal, state and local legislation;
•	Changes in drilling requirements imposed by state or local laws or regulations;
•	Terrorist activities within and outside the United States;

•	Technological changes in the oil and natural gas industry;
•	Acts and omissions of third parties over which we have no control;
•	Inflation and the costs of goods or services used in our operation;
•	Access and availability of materials, equipment, supplies, labor and supervision, power and water;
•	Interpretation of drill hole results and the uncertainty of reserve estimates;
•	The availability of sufficient pipeline and other transportation facilities to carry our production and the impact of these facilities on price;
•	The level of demand for the production of oil and natural gas; and
•	Changes in our business strategy.
The Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for similar statements by existing public companies, does not apply to our offering, as we are not previously registered as a public company.
USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be $3,974,000. We intend to use the proceeds as follows:
Proposed Use	Application of Proceeds

Future Drilling and Leasing Activity	$3,074,000

General and Administrative Expenses	800,000

Working Capital	100,000

TOTAL:	$3,974,000
The foregoing represents our current intentions based upon our current plans and business condition. Management will have broad discretion in the application of our net proceeds from this offering, and the occurrence of unforeseen events or changes in business conditions could result in the application of our net proceeds from this offering in a manner other than as described in this prospectus.
Pending application in accordance with our plan of operation, the proceeds of this offering may be invested in temporary interest-bearing investments such as checking accounts, time deposits, certificates of deposit and short-term government obligations. We do not intend to invest the proceeds of this offering in a manner that would subject us to regulation as an investment company for purposes of United States securities laws.
We will not receive any proceeds from the sale by the selling shareholders of shares of common stock pursuant to this prospectus.

MARKET FOR COMMON STOCK
AND RELATED STOCKHOLDER INFORMATION
Market Information
There currently exists no public trading market for our common stock. However, following the date of this prospectus, we intend to identify one or more registered broker-dealers that might be interested in making application to FINRA to quote our common stock on the OTC Bulletin Board or on OTCQX or OTCQB of OTC Link. There can be no assurance that a public trading market will develop at that time, or be sustained in the future. Without an active public trading market, you may not be able to liquidate your shares without considerable delay, if at all. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors that we discuss in this prospectus, including the many risks associated with an investment in our stock, may have a significant impact on the market price of our common stock. Also, because of the relatively low expected initial trading price of our common stock, many brokerage firms may be unwilling to effect transactions in the common stock.
Any market which may develop for our common stock will be affected by the offer and sale of securities by the selling shareholders, as well as future sales of securities. We currently have outstanding 17,348,191 shares of our common stock which may be sold under Rule 144 of the Securities Act. See "SHARES ELIGIBLE FOR FUTURE SALE" for additional information.
Holders of our Common Stock
As of November 12, 2015, we had approximately 128 record holders of our common stock who collectively own 17,348,191 shares.
Penny Stock Rules
Due to the price of our common stock, as well as the fact that we do not expect our stock to be listed on a national securities exchange, our stock may be characterized as a "penny stock" under applicable securities regulations. If our stock is or becomes a penny stock, we will be subject to rules adopted by the SEC and FINRA regulating broker-dealer practices in connection with transactions in penny stocks. The broker or dealer proposing to effect a transaction in a penny stock must furnish the customer with a document containing information prescribed by rule and obtain from the customer an executed acknowledgment of receipt of that document.
The broker or dealer must also provide the customer with pricing information regarding the security prior to the transaction and with the written confirmation of the transaction. The broker or dealer must also disclose the aggregate amount of any compensation received or receivable by him in connection with such transaction prior to consummating the transaction and with the written confirmation of the trade. The broker or dealer must also send an account statement to each customer for which he has executed a transaction in a penny stock each month in which such security is held for the customer's account. The existence of these rules may have an adverse effect on the price of our stock, and the willingness of certain brokers to effect transactions in our stock.
Transfer Agent
We have appointed Corporate Stock Transfer, Inc. of Denver, Colorado to be our transfer agent. Its address is 3200 Cherry Creek Drive South, #430, Denver, CO 80209 and its telephone number is 303-282-4800.

Securities Authorized for Issuance Under Equity Compensation Plans
Our Equity Incentive Plan (also as referred to as the "Plan") was adopted to be effective November 30, 2012. The Plan terminates by its terms on November 30, 2022. Under the Plan, a total of 5,000,000 shares of common stock are reserved for issuance thereunder. Set forth below is information as of December 31, 2014, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.
Equity Incentive Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity Incentive Plan	2,000,000	$0.25	3,000,000
Under the Plan, incentive or non-qualified stock options and/or grants of restricted or non-restricted common stock may be issued to key persons. Key persons include officers, directors, employees, consultants and others providing service to us. The Plan was established to advance the interests of our company and our shareholders by affording key persons, upon whose judgment, initiative and efforts we may rely for the successful conduct of our businesses, an opportunity for investment in our company and the incentive advantages inherent in stock ownership in our company. This Plan gives our Board of Directors broad authority to grant options and make stock grants to key persons selected by the board while considering criteria such as employment position or other relationship with us, duties and responsibilities, ability, productivity, length of service or association, morale, interest in us, recommendations by supervisors, and other matters, and to set the option price, term of option, and other broad authorities. Options may be granted at a price determined by our Board of Directors in its sole discretion and may have a term up to 10 years.
Options granted under the Plan may generally be exercised by paying the exercise price to us in cash at the time of exercise. In the event the exercise price is expected to exceed $2,000 in the aggregate, the Board of Directors may allow the option holder to surrender shares already owned by him or her in satisfaction of the exercise price, or by "attestation," where a portion of the shares underlying the option are surrendered in payment.
Options granted under the Plan give rise to taxable income to the recipient if the fair market value of the common stock on the date of grant is more than exercise price. In that event, we would receive a corresponding deduction for tax purposes. When a non-qualified option is exercised, the holder is subject to tax on the difference between the exercise price of the option and the fair market value of the stock on the date of exercise at ordinary rates. We receive a corresponding deduction for income tax purposes in that case as well. Recipients of stock grants are subject to tax on the fair market value of the stock on the date of grant and we receive a corresponding deduction.
Shares issued upon exercise of options or upon stock grants under the Plan are "restricted securities" as defined under the Securities Act unless a registration statement covering such shares is effective. Restricted shares cannot be freely sold and must be sold pursuant to an exemption from registration (such as Rule 144) which exemptions typically impose conditions on the sale of the shares.
Federal Income Tax Consequences of the Grant and Exercise of Options
Certain of the federal income tax consequences applicable to the grant and exercise of non-qualified options and incentive options are as follows:

Non-Qualified Options. There are no income tax consequences to the participant or to us when a non-qualified option is granted. When a non-qualified stock option is exercised, in general, the participant recognizes compensation, subject to wage withholding and income tax, equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price. We are generally entitled to a deduction equal to the compensation recognized by the participant, assuming that the compensation satisfies the ordinary, necessary and reasonable compensation requirements for deductibility and that the deduction is not limited by Section 162(m) of the Code.
Incentive Options. When an incentive option is granted, there are no income tax consequences for the participant or us. When an incentive option is exercised, the participant does not recognize income and we do not receive a deduction. The participant, however, must treat the excess of the fair market value of our common stock on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. If the participant makes a "disqualifying disposition" of the common stock (described below) in the same taxable year the incentive option was exercised, there are no alternative minimum tax consequences.
If the participant disposes of our common stock after the participant has held it for at least two years after the incentive option was granted and at least one year after the incentive option was exercised, the amount the participant receives upon the disposition over the exercise price is treated as capital gain. We are not entitled to a deduction for this amount. If the participant makes a "disqualifying disposition" of common stock by disposing of common stock before it has been held for at least two years after the date the incentive option was granted and at least one year after the date the incentive option was exercised, the participant recognizes compensation income equal to the excess of:
•	the fair market value of common stock on the date the incentive option was exercised or, if less, the amount received on the disposition, over
•	the exercise price.
We are not required to withhold income or other taxes in connection with a "disqualifying disposition." We are generally entitled to a deduction equal to the compensation recognized by the participant, assuming that the compensation satisfies the ordinary, necessary and reasonable compensation requirements for deductibility and that the deduction is not limited by Section 162(m) of the Code.
Code Section 409A. Section 409A of the Code provides that all amounts deferred under a nonqualified deferred compensation plan are currently includible in gross income to the extent they are not subject to a substantial risk of forfeiture and have not been taxed previously unless the plan satisfies both the plan document and operational requirements specified in Section 409A of the Code. If the deferred compensation plan fails to satisfy the requirements of Section 409A, all amounts deferred for the year of the failure and all preceding years (to the extent they are not subject to a substantial risk of forfeiture) are included in the gross income of the participant(s) affected by the failure. The amount included in gross income is also subject to an additional tax equal to 20% of that amount and to interest. Incentive options are not subject to Section 409A. We have structured the Plan and expect to administer the Plan with the intention that non-qualified options will qualify for an exemption from Section 409A of the Code.
Code Section 162(m). Under Section 162(m) of the Code, we may be limited as to federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to our chief executive officer or any one of the four highest paid executive officers who were employed by us on the last day of the taxable year. However, certain "performance-based compensation," the material terms of which are disclosed to and approved by our shareholders, is not subject to this limitation on deductibility. We have structured the Plan with the intention that compensation resulting from options granted under the plan would be deductible without regard to the limitations otherwise imposed by Section 162(m) of the Code.
Dividend Policy
We have never declared or paid dividends on our common stock. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including the terms of any credit arrangements, our financial condition, operating results, current and anticipated cash needs and plans for expansion. At the present time, we are not party to any agreement that would limit our ability to pay dividends.

DILUTION
If you invest in our common stock, you will experience dilution to the extent of the difference between the price you pay per share in this initial public offering and the pro forma as adjusted net tangible book value of our common stock immediately after this offering. Our net tangible book value as of June 30, 2015 was ($133,090), or approximately ($0.01) per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of outstanding shares of our common stock.
After giving effect to the sale of our common stock in this offering, after deducting underwriting discounts and commissions and the estimated expenses payable by us, our adjusted pro forma net tangible book value as of June 30, 2015 would have been $3,700,910, or $0.17 per share. This amount represents an immediate increase in our pro forma net tangible book value of $0.18 per share to our existing stockholders and an immediate dilution in our adjusted pro forma net tangible book value of approximately $0.83 per share to new investors purchasing shares of our common stock in this offering. We determine dilution by subtracting the adjusted pro forma net tangible book value per share after the offering from the amount of cash that a new investor paid for a share of common stock.
Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by new investors. The following table illustrates this dilution:
Public offering price per share		$1.00

Historical net tangible book value per share as of June 30, 2015	$(0.01)

Increase in pro forma net tangible book value per share attributable to this offering	$0.18

Adjusted net tangible book value per share after this offering		$0.17
Dilution per share to new investors		$0.83
The following table summarizes, on a pro forma basis as of June 30, 2015, the differences between the number of shares of common stock acquired from us, the total consideration and the average price per share paid by existing stockholders and by investors participating in this offering at an assumed initial public offering price of $1.00 per share, the price set forth on the cover of this prospectus.
	Shares Acquired		Total Consideration
	Number	Percent	Amount	Percent	Average price/share
Existing stockholders	17,348,191	80.3%	$3,782,002	47.0%	$0.22
New investors	4,260,000	19.7%	4,260,000	53.0%	1.00
Total	21,608,191	100%	$8,042,002	100%	$0.37
The above discussion and tables are based on 17,348,191 shares of common stock issued and outstanding as of June 30, 2015, and excludes the effect of 2,000,000 shares of common stock issuable upon the exercise of stock options outstanding as of June 30, 2015 at an exercise price of $0.25 per share.

BUSINESS AND PROPERTIES
Our History
We were organized in September 2012 under the laws of the State of Colorado to investigate, acquire and develop oil and natural gas properties in the Rocky Mountain and mid-continent region of the United States. Since our inception, we have assembled a management team, raised operating capital, completed the acquisition of our first two properties and commenced our first drilling program. See "Description of Properties," below, for a description of our first two prospects.  The PetroShare management team includes an individual with significant experience in the oil and natural gas industry and other individuals with many years of executive experience in a variety of businesses. See "MANAGEMENT."
We hold an interest in approximately 7,500 gross (1,000 net) leased acres in Moffat County, Colorado, which is known as the Buck Peak prospect and approximately 1,280 gross (171 net) undeveloped acres in Adams County, Colorado in the Wattenberg Field which we refer to as the Todd Creek Farms prospect. We are the operator of two oil and gas wells on the Buck Peak Prospect. We have generated only nominal revenue related to the sale of oil to date. Our current focus is on developing a drilling program on the Todd Creek Farms prospect, identifying potential working interest partners, and pursuing additional oil and gas leases.
Current and Proposed Operations
Buck Peak Prospect
In 2013, we completed the acquisition of one undeveloped oil and natural gas prospect, known as the Buck Peak prospect. The prospect consists of interests in various parcels totaling approximately 7,500 gross acres, of which we acquired approximately 1,000 net acres. The majority of the net acres are located in Section 25 of Township 6 North, Range 90 West, Moffat County, Colorado and the leases in that section currently are held by current production and/or drilling and completion efforts. Our largest working interest position is concentrated in one 672 acre section located at what we believe to be the crest of the Buck Peak Field structural feature. That is where the two drilled wells, described below, are located.
In December 2013, we successfully completed drilling and casing of two new wells on our Buck Peak prospect. We sold a majority of the working interest in those wells and currently own a 25% working interest. We are the operator of the wells pursuant to participation agreements and standard form AAPL Form 610 Operating Agreement with our working interest partners. Three other companies, not affiliated with us, own the remaining working interests.
As of June 30, 2015, we and our working interest partners had spent approximately $7.2 million on the two wells, road access, location construction, and surface facilities. We commenced stimulation and completion efforts in May 2014. Fracture stimulations on some of the lower zones and an additional prospective zone in the Upper Niobrara section in both wells were completed in November 2014. We put the first well into production on November 26, 2014 and put the second well into production on December 12, 2014. We have installed permanent surface production facilities and weatherproofed pipes and equipment. In August 2015, we commenced operations to fracture stimulate the upper zones of both wells. As of November 12, 2015, one well was producing at a rate of seven to ten bbls of oil per day; we are still analyzing the post-fracture stimulation results of the other well.
Our plan of operation for the next twelve months includes (i) maintaining our wells on the Buck Peak prospect, (ii) developing a drilling program on the Todd Creek Farms prospect and other leases that might be acquired under our services agreement, (iii) identifying working interest partners for the Todd Creek Farms prospect, and (iv) continuing our efforts to identify and acquire other economically viable leasing and drilling opportunities. Any cash flow that may result from our initial drilling programs will be used to offset general and administrative expenses and fund additional capital programs.
Currently, management has determined that further exploration in the Buck Peak prospect area is un-economic because of the downturn in oil prices over the past several quarters and the nominal production rate of the initial two wells. However, we will maintain the majority of our interests in the prospect area through the terms of the existing leases and will continue to monitor oil prices and the production rates of our wells to determine their impact on further potential exploratory and drilling activities in that area.
We have additional minor working interests (less than 10%) in acreage that is governed by a joint operating agreement designating Southwestern Energy as successor to Quicksilver Resources, Inc. and/or SWEPI LP as the operator. We expect that most, if not all, of these leases will be allowed to expire. Under the provisions of this agreement, Southwestern is the operator and is permitted to propose one or more wells on the acreage covered by the agreement, following which we would be permitted to participate at our election on any acreage which we retain.  If we elect to participate, we would be required to pay our proportionate share of the costs and expenses, and would be entitled to a proportionate share of any production from those wells. No wells have been proposed by Southwestern under this agreement as of the date of this prospectus.

Todd Creek Farms Prospect and the Kingdom Lease
In February 2015, and as revised on May 6, 2015, we acquired an oil and gas lease ("Assignment") from Kingdom, an independent third party, covering approximately 1,280 gross (333 net) acres in the Wattenberg Field of northeast Colorado. The Kingdom Lease covers a primary term of five years, beginning on November 24, 2014. The Assignment required us to pay to Kingdom $785,630 and conveyed to us an 80% net revenue interest in the acreage after accounting for landowner and other royalties. Closing of the Kingdom Lease was completed on May 15, 2015. We paid for the lease acquisition using proceeds from the line of credit agreement.
Pursuant to the provisions of a participation agreement, executed in connection with our line of credit, we transferred the right to acquire up to 50% of our interest in the Kingdom Lease to Providence Energy Operators, LLC ("Providence") in partial consideration for extending us the line of credit. Providence exercised its option under the participation agreement, effective June 1, 2015, which had the effect of reducing our position in the Kingdom Lease to approximately 171 net acres.
In connection with our acquisition of the Kingdom Lease, we expect to participate as a working interest partner with Providence and owners of other interests in various drilling spacing units, as we intend to retain no more than a 50% working interest in any wells drilled in the Todd Creek Farms area of mutual interest. We expect to pay for the future drilling program through proceeds received from this offering, our line of credit, and/or the sale of additional working interests. In October 2015, we commenced the permitting process to establish spacing units required to drill wells on our Todd Creek Farms prospect. We also have begun preliminary discussions with entities we believe would be interested in becoming working interest partners with us with the hope of commencing drilling activities in the first quarter of 2016.
Our primary target in both the Buck Peak and Todd Creek Farms prospects is the Niobrara Shale.  The Niobrara formation is a calcareous shale rock formation varying from approximately 200 to 1,500 feet in thickness and extending from Canada to New Mexico, but the vast majority of the oil and natural gas concentration is in Colorado and Wyoming. The formation generally slopes downward from east to west, from Kansas to western Colorado, from depths of approximately 1,500 feet to 12,000 feet below the surface. The Codell formation, also targeted in the Wattenberg Field, is an oil and natural gas producing tight sandstone formation generally found at depths of approximately 7,000 to 8,000 feet below the surface in the greater Wattenberg area and is located at the base of the Niobrara – Fort Hays limestone member. Oil and natural gas companies have been producing resources from the Niobrara and Codell formations for over 40 years, but horizontal drilling techniques and hydraulic fracturing have only recently opened up increased production opportunities in the Niobrara and Codell formations.
Joint Operating Agreement and Participation Agreements
We are the designated operator of the acreage in Section 25 of the Buck Peak prospect and are registered with the COGCC as an operator of oil and natural gas wells and properties in the State of Colorado and have posted the appropriate bonds to support our activities. We have entered into operating agreements with our working interest partners that stipulate, among other things, that each partner is responsible for paying its proportionate share of costs and expenses in connection with drilling the two wells. As operator, we are an independent contractor not subject to the control or direction of our other working interest partners except as to the type of operation to be undertaken as provided in the operating agreement. Further, we are responsible for hiring employees or contractors to conduct operations, taking custody of funds for the account of all working interest partners, keeping books and records relating to operations, and filing operational notices, reports or applications required to be filed with governmental bodies having jurisdiction over operations. Our liability to the other working interest partners for losses sustained or liabilities incurred are limited to losses incurred as a result of our gross negligence or willful misconduct.
Certain participation agreements that we have executed with our working interest partners establish an area of mutual interest ("AMI") surrounding the drill site in the Buck Peak prospect and our acreage in the Todd Creek Farms area.  Under the provisions of these participation agreements, if one party acquires one or more leases within the AMI, such partner is required to offer the other party or parties the right to participate in the lease in proportion to each respective party's interest.  Such right continues for a period of two years for all of those participation agreements except the agreements with Providence, which continues for a period of three years, and in each case, so long thereafter as oil or natural gas are produced in paying quantities from the wells.

On May 5, 2014 we entered into a Settlement Agreement and Mutual General Release ("Settlement Agreement") with one of our former Buck Peak working interest partners that was delinquent in its obligations to pay for drilling and completing the two wells that we have started. Under the Settlement Agreement, the delinquent partner agreed to surrender its working interest for total payment of $1,142,237 by us. We made a non-refundable payment of $100,000 upon entering into the Settlement Agreement and the final payment of $1,042,237 on June 16, 2014. Under the terms of the Settlement Agreement, the delinquent partner surrendered its rights under the participation agreement and the joint operating agreement after final payment was made by us. In connection with this Settlement Agreement, we and our three remaining working interest partners purchased additional interests in the two wells such that these three partners now own 75% of the working interest in the two wells and we retain 25%. Under the Settlement Agreement, neither party admitted liability to the other and agreed to mutual releases that became effective upon delivery of the final payment.
Buck Peak Prospect
We completed the acquisition of the Buck Peak prospect in April 2013. We paid $565,310 in cash and issued 67,000 shares of our common stock valued at $67,000 for this acreage. We paid the entire purchase price from our working capital.
Our original acquisition covered approximately 8,400 gross acres and 1,100 net acres. The prospect is located in northwest Colorado, south of the town of Craig, in Moffat County. Access to the leases is by paved and dirt country roads and private road access. We believe a majority of these leaseholds are held under "paid-up" fee leases. All of the acreage is held by oil and natural gas leases with varying expiration dates, some with options to extend ranging from one to five years, and landowner and other royalties ranging from 20 to 22-1/2%. The leases covering Section 25, where our wells are currently located, are held by current production and/or drilling and completion efforts and are burdened with total royalties of approximately 22%. However, the leases can be held indefinitely by commercial production.
Unless production is established within the area covering the undeveloped acreage, the leases for such acreage eventually will expire. These leases not held by production are scheduled to expire, including potential extensions, from 2015 until 2019. If our leases expire in an area we intend to explore, we or our working interest partners will have to negotiate the price and terms of lease renewals with the lessors. The cost to renew such leases may increase significantly and we may not be able to renew the lease on commercially reasonable terms, or at all.
The Buck Peak prospect is located in and around wells drilled in the Buck Peak Field area discovered in the late 1950s and developed off and on through the early 1970s. The Buck Peak field has produced over 6.0 MMBOE from the Niobrara since its discovery and still has active wells producing that are over 40 years old. The original discovery and development wells drilled in the late 1950s and early 1960s on the prospect acreage have been plugged and abandoned.

The following map illustrates the general location of the Buck Peak prospect in the State of Colorado and in relation to the estimated extent of the Niobrara Shale formation:

platform
Sandy Bend arch
Moxa arch
Green River Basin
Rock Springs uplift
Great Divide Basin
Wamsutter arch
Western limit of Niobrara Formation from Barlow and others (1994)
Washakie Basin
Cherokee ridge
Sand Wash Basin
WY
UT
CO
42°
41°
40°
24,000
20,000
16,000
12,000
8,000
4,000
Southwestern Wyoming Province
Outcrop of Niobrara Formation and equivalent strata
Niobrara TPS 503703
Niobrara Continuous Oil AU 50370361
Gas well
Oil well
0 10 20 30 40 Miles
Buck Peak

The primary drilling objective in this area is oil production from the fractured Niobrara Formation. Operators in the area have included SWEPI, Gulfport Energy Corp (NYSE GPOR), Axia Energy Partners and others. However, in August 2013, Shell announced its decision to monetize its assets in the Sand Wash Basin in Moffat and Routt Counties, Colorado as well as other assets in the United States by marketing those assets for sale. Southwestern Energy Co. announced in March 2014 that it completed its purchase of 312,000 acres jointly owned by SWEPI and Quicksilver in the Sand Wash Basin.
Secondary objectives in the Buck Peak prospect consist of coal bed methane and conventional natural gas from the Iles formation and the deeper Morapas Sand.
Oil produced from the Buck Peak wells is stored in tank batteries located onsite and transported by truck for sale at existing spot prices.
The availability of a ready market for our oil and gas depends upon numerous factors beyond our control, including the extent of domestic production and importation of oil and gas, the relative status of the domestic and international economies, the proximity of our properties to gas pipeline systems, the capacity of those systems, the marketing of other competitive fuels, fluctuations in seasonal demand, and governmental regulation of production, refining, transportation, and pricing of oil, gas, and other fuels.
Kingdom Lease and the Todd Creek Farms Prospect
Our interest in the Kingdom Lease covers approximately 1,280 gross (171 net) acres located in Adams County, Colorado, approximately five miles northeast of Thornton, Colorado.  Access to the Kingdom Lease is by paved county roads and private road access. The lease extends until November 2019, following which it will expire unless held by production or drilling activities.

The following map depicts the location of our acreage in the Wattenberg Field, located in Northeast Colorado:

6
5
4
3
2
1
7
8
9
10
11
12
18
17
16
15
14
13
1S67W
19
20
21
22
23
24
30
29
28
27
26
25
31
32
33
34
35
36
LARIMER
WELD
MORGAN
GRAND
BOULDER
BROOMFIELD
ADAMS
GILPIN
DENVER
CLEAR CREEK
ARAPAHOE
SUMMIT
JEFFERSON

Areas shaded in blue signify Oil & Gas Basins

In conjunction with our line of credit, we executed a participation agreement with Providence, pursuant to which that entity acquired the right to acquire up to a 50% interest in the Kingdom Lease. We intend to work with Providence to develop a drilling program on the Todd Creek Farms prospect or identify one or more operators on surrounding acreage to participate in a drilling program including that acreage.
The Wattenberg Field is located in the Denver Julesburg Basin, a geological structural basin centered in eastern Colorado that extends into parts of Wyoming, Nebraska, and Kansas.  The Wattenberg Field covers more than 2,000 square miles in Colorado between the cities of Denver and Greeley.  The majority of Colorado's Wattenberg Field lies in Weld County, but reaches into Adams, Boulder, Broomfield, Denver, and Larimer Counties.

Discovered in 1970, and historically a gas field, the Wattenberg Field now produces both crude oil and natural gas primarily from the Niobrara and Codell formations.  Advanced horizontal drilling techniques and hydraulic fracturing have unlocked increased production potential within the Wattenberg Field's tight sands.  According to the Colorado Oil and Gas Commission's records, the Wattenberg Field had in excess of 20,000 producing wells operating in 2014, producing 65,775,985 barrels of oil and 349,777,336 Mcf of gas for the year.  According to the U.S. Energy Information Administration's statistics, the Wattenberg Field ranked fourth in the top U.S. oil fields and ninth in the top U.S. gas fields as of December 31, 2013.

The following United States Geological Survey map illustrates the general location of the Wattenberg Field in the State of Colorado.

106°W
104°W
WY
CO
40°N
A
A'
DENVER
104°W
R71W
R70W
R69W
R68W
R67W
R66W
R65W
R64W
R63W
R62W
R61W
R60W
R58W
R57W
R56W
R55W
T10N
T9N
T8N
T7N
T6N
T5N
T4N
T3N
T2N
T1N
T1S
T2S
T3S
T4S
T5S
T6S
T7S
WATTENBERG FIELD
GREELEY
Wattenberg Paleo High
Windsor WFZ
LARIMER
Johnstown WFZ
Longmont WFZ
BOULDER
WELD
40°N
Lafayette WFZ
ADAMS
Fig. 3 cross-section
BROOMFIELD
Cherry Gulch WFZ
DENVER
Miles

Regulatory Environment
The production and sale of oil and gas is subject to various federal, state and local governmental regulations, which may be changed from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation and environmental protection. Many laws and regulations govern the location of wells, the method of drilling and casing wells, the plugging and abandoning of wells, the restoration of properties upon which wells are drilled, temporary storage tank operations, air emissions from flaring, compression, the construction and use of access roads and the disposal of fluids used in connection with operations. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. Changes in these regulations could have a material adverse effect on the company.
The failure to comply with any such laws and regulations can result in substantial penalties. In addition, the effect of all these laws and regulations may limit the amount of oil and gas we can produce from our wells and may limit the number of wells or the locations at which we can drill. Although we believe we are in substantial compliance with current applicable laws and regulations relating to our oil and natural gas operations, we are unable to predict the future cost or impact of complying with such laws and regulations because such laws and regulations are frequently amended or reinterpreted.
As the operator of Buck Peak prospect, we are responsible for obtaining all permits and government permission necessary to operate the property. We must obtain permits for any new wells that are drilled. However, we do not expect that such permits or other regulations will be a material impediment to the operation of our business.
In February 2013, the COGCC passed extensive rule changes providing perhaps the most stringent oil and gas regulations in the country, including statewide requirements, commonly known as setbacks, from wells and production facilities, to various structures. In addition, certain Colorado cities, including Fort Collins, Boulder, and Lafayette, have voted to ban hydraulic fracturing but most of these local ordinances have been overturned by the courts. At one time in 2014, there were several proposed ballot initiatives that could have subjected the oil and gas industry to even greater restrictions and regulatory uncertainty. The ballot initiatives included statewide setback distances greater than those currently mandated by the COGCC, as well as proposals for local government control of oil and gas operations. In exchange for an agreement withdrawing these potential ballot initiatives, Governor John Hickenlooper appointed an oil & gas task force to study the issues and make recommendations regarding any additional regulation. The recommendations from the task force, including proposals to give local governments more input into decisions of COGCC, are currently under consideration.

Any additional regulations that may result from these efforts may increase our costs of exploration and production and limit the quantity of oil and gas that we can economically produce to the extent that we use hydraulic fracturing.

Competition
The oil and natural gas industry is highly competitive. Our competitors and potential competitors include major oil companies and independent producers of varying sizes which are engaged in the acquisition of producing properties and the exploration and development of prospects. Most of our competitors have greater financial, personnel and other resources than we do and therefore have greater leverage with respect to acquiring prospects and producing oil and natural gas. We believe a high degree of competition in this industry will continue for the foreseeable future.
Intense competition in the industry is not limited to the acquisition of oil and natural gas properties but also extends to the technical expertise to find, advance, and operate such properties, the labor to operate the properties, and the capital for the purpose of funding such properties. Our inability to compete with other companies for these resources may have a material adverse effect on our results of operation and business.
Company Facilities
Our executive and administrative offices are currently located at 7200 South Alton Way, Suite B-220, Centennial, CO 80112, where we lease approximately 1,400 square feet. Rent is payable at the rate of $2,054 per month for a term which extends until June 2016. We believe this space is adequate for our needs for the foreseeable future.
Employees
PetroShare currently has three employees, including its Chief Executive Officer and President. It also engages a number of independent contractors to supplement the services of its employees, including geologic, marketing and software development consultants, drilling contractors, attorneys, and accountants. We believe our relations with our employees and vendors are outstanding.
Legal Proceedings
Neither the Company nor any of its officers or directors in their capacity as such is a party to any pending legal proceeding and no such proceeding is contemplated to the best of their knowledge and belief.
MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
The following discussion summarizes our plan of operation as of November 12, 2015 for the next twelve months. It also analyzes (i) our financial condition at June 30, 2015 and December 31, 2014, respectively, and (ii) our results of operations for the three and six months ended June 30, 2015 and 2014 and the years ended December 31, 2014 and 2013. The following discussion and analysis should be read in conjunction with accompanying financial statements and related notes included elsewhere in this prospectus.

We were organized on September 4, 2012 under the laws of the State of Colorado to investigate, acquire and develop crude oil and natural gas properties in the Rocky Mountain and Mid-Continent region of the United States.  In 2013, we completed the acquisition of our interest in the Buck Peak Prospect and, together with our working interest partners, we completed drilling and casing two wells on that prospect during 2014.  Those two wells were placed into production in the fourth quarter of 2014.  In February 2015, as part of our plan of operation discussed below, we acquired an oil and gas lease in Adams County, Colorado, in an area known as the Wattenberg Field.  Closing of that acquisition occurred on May 15, 2015, using proceeds from our line of credit, discussed in more detail below. We intend to develop the acreage as part of our Todd Creek Farms prospect.
As an oil and natural gas producer, our revenue, results of operation, cash flow from operations, reserve values, access to capital and future rate of growth are influenced by the prevailing prices of oil and natural gas. Changes in prices can affect, both positively and negatively, our financial condition, liquidity, ability to obtain financing, operating results, and the amount of oil and natural gas that we choose to produce.  Prevailing prices for such commodities fluctuate in response to changes in supply and demand and a variety of additional factors beyond our control, such as global, political and economic conditions.  Inherently, the price received for oil and natural gas production is unpredictable, and such volatility is expected.  Most of our production is sold at market prices and, therefore, the amount of revenue that we realize, as well as our estimates of future revenues, is to a large extent determined by factors beyond our control.
Our independent registered public accountant raised substantial doubt about our ability to continue as a going concern in its report on our financial statements for the year ended December 31, 2014. This doubt was based in part that we have suffered continued operating losses and generated only nominal revenue since inception and were dependent on raising capital from the sale of equity or other sources to continue in business. We had limited capital and were dependent upon achieving profitable operations and receipt of additional financing to continue operations. As of June 30, 2015, we had cash and cash equivalents of $241,832, working capital of $75,218, total shareholders' deficit of $133,090, and an accumulated deficit of $ 4,303,160.  For the year ended December 31, 2014 and for the six months ended June 30, 2015, we realized net losses of $2,642,662 and $456,765, respectively.
On May 13, 2015, we entered into a revolving line of credit facility agreement with a third-party industry partner, under which we are permitted to borrow an amount up to $5,000,000. While we believe that the line of credit will alleviate the doubt expressed by our independent registered public accounting firm, we are still dependent on improving operations to generate positive cash flow.
Plan of Operation

Our plan of operation for the next twelve months includes (i) maintaining our wells on the Buck Peak prospect, (ii) developing a drilling program on the Todd Creek Farms prospect and other leases that might be acquired under our services agreement, (iii) identifying working interest partners for the Todd Creek Farms prospect, and (iv) continuing our efforts to identify and acquire other economically viable leasing and drilling opportunities.
On November 26, 2014, we put our first well (Kowach #3-25) into production and on December 12, 2014, we put our second well (Voloshin #3-25) into production. In September 2015, we completed the fracture stimulation of the upper zones of each well. To date, the Kowach well is producing an average of seven to ten barrels (bbls) of oil per day; we are still conducting post-fracture stimulation operations and analysis of the Voloshin well and are unable to determine its production rate. We financed the fracture stimulation through the proceeds received from our public offering and the line of credit.
We have determined that further exploration in the Buck Peak prospect area is currently un-economic because of the downturn in oil prices over the past year and the nominal production rate of the initial two wells. However, we will maintain the majority of our interests in the prospect area through the terms of the existing leases and will continue to monitor oil prices and the production rates of our wells to determine their impact on further potential exploratory and drilling activities in that area. We may also participate as a non-operator in the drilling of additional wells by virtue of our working interest position in the Buck Peak prospect area.

In February 2015, and as revised on May 6, 2015, we accepted an assignment of an oil and gas lease from Kingdom Resources, LLC, a privately-held limited liability company organized under the laws of the State of Colorado ("Kingdom").  Kingdom assigned to us its interest in an oil and gas lease ("Kingdom Lease") covering approximately 1,280 gross acres (333 net acres) in the Wattenberg Field of northeast Colorado. We intend to develop the Kingdom Lease area and refer to our intended development as the Todd Creek Farms prospect. The Kingdom Lease covers a primary term of five years, beginning on November 24, 2014. The assignment required us to pay to Kingdom $785,630 and conveyed to us an 80% net revenue interest in the acreage, after accounting for landowner and other royalties. Pursuant to the provisions of a participation agreement, we assigned the right to acquire up to 50% of our interest in the Todd Creek Farms prospect to Providence in partial consideration for extending us the line of credit. Closing of the Kingdom Lease was completed on May 15, 2015. The lender exercised its option and acquired a 50% interest in the Todd Creek Farms prospect effective June 1, 2015, which reduced our position to approximately 171 net acres. We paid for the Kingdom Lease using proceeds from the line of credit agreement, which is discussed in more detail under "Liquidity and Capital Resources."
As part of our acquisition of the Kingdom Lease, we expect to participate as a working interest partner with Providence and owners of other interests in various drilling spacing units, as per our current plan we intend to retain up to a 50% working interest in any wells drilled in the Todd Creek Farms area of mutual interest. We expect to pay for the future drilling program through proceeds received from our public offering, our line of credit, and/or the sale of additional working interests. The timing of any wells, as well as the number of wells in which we may participate, is dependent on our receipt of capital in the future.
Under the terms of the participation agreements concerning the Buck Peak prospect as well as those affecting our interest in the Todd Creek Farms prospect, we are required to pay our proportionate share of the costs of the wells. Accordingly, the ultimate success of our business plan depends on our ability to generate sufficient revenue from the sale of produced crude oil and natural gas and to raise additional capital to cover our fixed and variable expenses. Moving forward, we believe the major components of our fixed expenses will include executive compensation, general office expenses, and legal and accounting fees, which we anticipate will be similar to our fixed expenses for the quarter ended June 30, 2015 (see further discussion in "Liquidity and Capital Resources"). We anticipate the variable expenses will primarily include acquiring acreage and costs of drilling activities. Cash flow from the initial drilling program is not currently sufficient to offset general and administrative expenses and fund additional drilling programs and acquisitions.
We have additional minor working interests in acreage offsetting the Buck Peak prospect (less than 10%) that are governed by a Joint Operating Agreement designating Southwestern Energy as successor to Quicksilver Resources, Inc. as the operator. If and when the operator decides to drill on the acreage in which we own these working interests, we would make a decision whether to incur the costs of participation.

Results of Operations

Three and Six Months Ended June 30, 2015 Compared to the Three and Six Months Ended June 30, 2014.
The following provides selected financial information and averages for the three and months ended June 30, 2015 and 2014:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue
Crude Oil	$-	$-	$1,328		$-
Natural Gas	-	-	-		-
Total revenue	-	-	1,328		-

Total production expense (1)	(2,741)	2,951	6,936		2,978

Gross profit (loss)	$2,741	$(2,951)	$(5,608)		$(2,978)

Depletion expense	$396	$-	$9,898		$-

Sales volume (2), (4)
Oil (Bbls)	-	-	36.56		-
Gas (Mcfs)	-	-	-		-
BOE	-	-	36.56		-

Average sales price (3)
Oil (per Bbl)	$-	$-	$36.32		$-
Gas (per Mcf)	$-	$-	$-		$-
BOE	$-	$-	$36.32	$

Average per BOE
Production expense	$-	$-	$189.72		$-
Gross profit (loss)	$-	$-	$(153.39)		$-
Depletion expense	$-	$-	$270.73		$-
______________________________
(1)	Overall lifting cost (oil and gas production costs, including production taxes).
(2)	Estimates of volumes are inherent in reported volumes to coincide with revenue accruals as a result of the timing of sales information reporting by third party operators.
(3)	Averages calculated based upon non-rounded figures.
(4)	During the current fiscal quarter, the Company produced nominal volumes of oil and made the election not to sell any production volumes.

Three Months Ended June 30, 2015 Compared to June 30, 2014
Overview:  Our net loss for the three months ended June 30, 2015, was $245,674, or $0.01 per share, compared to net income of $219,029, or $0.01 per share, for the three months ended June 30, 2014.  The decline in operations of $464,703 in the 2015 period resulted from a recovery of bad debt expense recorded in the prior year quarter of $424,591 versus $nil recorded in the current period, and an increase in general and administrative expense of $33,899; a decrease in lease operating expenses of $5,692; and an increase in depreciation, depletion, amortization and accretion of $1,161 in the current period.

We expect to incur losses until such time, if ever, as we are successful in acquiring and developing properties sufficient to generate revenue in excess of our operating and overhead expenses.
Revenue:  Crude Oil sales revenue was $nil and unchanged for the three months ended June 30, 2015, compared to the three months ended June 30, 2014, due to the crude oil sales volumes as described in "Volumes and Prices" below.
Volumes and Prices:  Oil sales volumes were unchanged for the three months ended June 30, 2015, compared to the three months ended June 30, 2014.  The oil sales volumes for the three months ended June 30, 2015, was the result of our only producing nominal volumes of oil and our election not to sell any volumes produced in the current quarter. In the 2014 period, we had not yet commenced production.

Production Expense:  Production expense is comprised of the following items:

	Three Months Ended June 30,
	2015	2014
Lease operating costs	$(2,741)	$2,951
Production taxes	-	-
Transportation and other costs	-	-
Total	$(2,741)	$2,951

Total production expense decreased $5,692 for the three months ended June 30, 2015, as compared to the three months ended June 30, 2014, primarily due to a reversal of lease operating costs accrued as of March 31, 2015 and a decrease in production volume during the three months ended June 30, 2015.
Routine lease operating expense ("LOE"), consisting of field personnel, fuel/power, chemicals, disposal, transportation and other costs, per BOE was $nil for the three months ended June 30, 2015 and 2014 as we recorded no revenue in either period. Negative LOE of $2,741 recorded during the three months ended June 30, 2015 was the result of the reversal of lease operating costs accrued as of March 31, 2015 and a decrease in LOE incurred during the quarter ended June 30, 2015 related to a decrease in production volumes.
General and administration expense:  We incurred general and administrative expenses of $236,277 during the three months ended June 30, 2015 compared to $202,378 in the three months ended June 30, 2014, representing an increase of $33,899. This increase is attributable to increases in salary and wage expenses, legal expenses, and accounting fees associated with becoming a public company required to file reports with the SEC, compared to limited activity in the prior period as we were commencing operations.
Depreciation, depletion, amortization, and accretion expense:  Depletion and depreciation increased $1,161 for the three months ended June 30, 2015, compared to the three months ended June 30, 2014.  The increase in expense was a result of newly completed wells being placed into the pool of depletable property.
Bad debt expense (recovery):  During the three months ended June 30, 2015 we had no bad debt expense. During the three months ended June 30, 2014, we recorded a recovery of bad debt expense of $424,591 related to certain amounts owed from one of our working interest partners. Pursuant to a settlement agreement, the working interest partner owing these amounts surrendered their interest in the wells, and we, with the three remaining working interest partners, acquired the surrendered interest. As such, during the three months ended June 30, 2014, we recorded the recovery of the bad debt expense.

Interest income (expense):  During the three months ended June 30, 2015, we recognized interest income of $3 compared to $7 in the three months ended June 30, 2014.  During the three months ended June 30, 2015, we recognized interest expense of $10,740 compared to $nil in the three months ended June 30, 2014.  The interest expense recognized in the current period relates to the line of credit advances recorded during the period.
Six Months Ended June 30, 2015 Compared to June 30, 2014
Overview:  Our net loss for the six months ended June 30, 2015, was $456,765, or $0.03 per share, compared to net loss of $356,193, or $0.02 per share, for the six months ended June 30, 2014.  The increase in net loss of $100,572 resulted from an increase in general and administrative expense of $75,760; an increase in lease operating expenses of $3,958; and an increase in depreciation, depletion, amortization and accretion of $11,429 in the current period.

Revenues:  Crude Oil sales revenue increased $1,328 (or 100%) for the six months ended June 30, 2015 from $nil for the six months ended June 30, 2014, due to the crude oil sales volumes as described in "Volumes and Prices" below.

Volumes and Prices:  Oil sales volumes increased by 100% for the six months ended June 30, 2015, compared to the six months ended June 30, 2014.  The oil sales volumes for the six months ended June 30, 2015, was the result of placing newly producing wells into production during the fourth quarter of 2014.

Production Expense:  Production expense is comprised of the following items:

	Six Months Ended June 30,
	2015	2014
Lease operating costs	$6,891	$2,978
Production taxes	(11)	-
Transportation and other costs	56	-
Total	$6,936	$2,978

Total production expense increased $3,958 (133%) for the six months ended June 30, 2015, as compared to the expenses for the six months ended June 30, 2014, primarily due to lease operating costs and transportation expense related to the wells placed into production during the fourth quarter of 2014 and increased production volumes.

Routine LOE, consisting of field personnel, fuel/power, chemicals, disposal, transportation and other costs, per BOE was $189.72 for the six months ended June 30, 2015, compared to $nil for the six months ended June 30, 2014. As a percent of crude oil and natural gas sales revenue, routine LOE was 522% for the six months ended June 30, 2015, compared to nil% for the six months ended June 30, 2014.

Production taxes for the six months ended June 30, 2015 amounted to ($11); there were no production taxes in the corresponding prior period.  Negative production taxes for the six months ended June 30, 2015 resulted from adjustments to a December 31, 2014 revenue accrual for the three months ended December 31, 2014.

Overall production costs (crude oil and natural gas production costs, including production taxes) per BOE was $1.23 for the six months ended June 30, 2015, compared to $nil for the six months ended June 30, 2014.

General and administrative expenses: We incurred general and administrative expenses of $428,510 during the six months ended June 30, 2015 compared to $352,750 in the six months ended June 30, 2014, representing an increase of $75,760, or 21%. This increase is attributable to increases in salary and wage expenses, legal expenses, and accounting fees associated with becoming a public company required to file reports with the SEC, compared to limited activity in the prior period as we were commencing operations.

Depreciation, depletion, amortization, and accretion expense:  Depletion and depreciation increased $11,429 for the six months ended June 30, 2015, compared to $481 for the six months ended June 30, 2014.  The increase in expense was a result of newly completed wells being placed into the pool of depletable property.

Bad debt expense (recovery): During the six months ended June 30, 2015 we had no bad debt expense. During the six months ended June 30, 2014, we recorded bad debt expense of $424,591 related to certain amounts owed from one of our working interest partners. Pursuant to a settlement agreement, the working interest partner owing these amounts surrendered their interest in the wells, and we, with the three remaining working interest partners, acquired the surrendered interest. As such, during the six months ended June 30, 2014, we recorded the recovery of the bad debt expense.

Interest income (expense): During the six months ended June 30, 2015, we recognized interest income of $3 compared to $16 in the six months ended June 30, 2014.  During the six months ended June 30, 2015, we recognized interest expense of $10,740 compared to $nil in the six months ended June 30, 2014.  The interest expense recognized in the current period relates to the line of credit advances recorded during the period.
Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
Overview:  For the year ended December 31, 2014, we reported a net loss of $2,642,699, or $0.17 per share, on revenue of $7,394.  This compares to a net loss of $504,089, or $0.04 per share, for the year ended December 31, 2013.  The significant increase in our net loss for the year ended December 31, 2014 is primarily attributable to an impairment on our oil and gas properties, a significant increase in depreciation, depletion and amortization, and a less significant increase in our general and administrative expense for that year.  During 2013, we were still in the process of drilling and completing our initial two-well drilling program, and had not produced any revenue.
Lease Operating Expense:  Lease operating expense for the year ended December 31, 2014 was $20,595, compared to $253 during 2013.  The increase during 2014 is attributable to placing two wells located in our Buck Peak Prospect into production during that year.
General and Administrative Expenses:  General and administrative expenses for the year ended December 31, 2014 were $676,698, an increase of $203,030, or 43%, from 2013.  General and administrative expenses include salaries and benefits, legal and accounting fees, office rent, and other miscellaneous expenses.  The increase in such expenses during 2014 is primarily attributable to an increase in legal and accounting fees associated with our initial public offering.
Depreciation, Depletion, Amortization and Accretion Expense:  Depletion for the year ended December 31, 2014 totaled $715,958, compared to $631 for the year ended December 31, 2013.  This significant increase is attributable to placing two wells into production during 2014.

Exploration Cost:  We incurred no exploration costs during 2014, compared to $29,537 in 2013. The expenses in 2013 were incurred in connection with exploration efforts at Buck Peak.
Impairment:  We incurred a substantial impairment charge on our oil and gas properties in 2014 in the amount of $1,236,842.  With limited production data from 2014, the report of our oil and gas engineers estimated proved developed producing reserves of 200 barrels of oil at December 31, 2014, equating to an estimate of $4,800 of operating income.
Our properties are reviewed for impairment quarterly, or when events and circumstances indicate a possible decline in the recoverability of the carrying value of such assets.  The estimated future undiscounted cash flows expected in connection with each field are compared to the carrying amount of the field to determine if the carrying amount is recoverable.  If the carrying amount of the field exceeds its estimated undiscounted future cash flows, the carrying amount of the field is reduced to its estimated fair value.  A discounted cash flow method is used to determine the fair value of proved properties.  The discounted cash flow method utilized the most recent third-party reserve estimation report dated March 6, 2015 and estimates future cash flows based on management's estimates of future crude oil and natural gas production, commodity prices based on the commodity futures price strips, operating and development costs, and risk-adjusted discount rate.
Liquidity and Capital Resources
June 30, 2015
Overview:  To date, we have generated all of our capital resources through the sale of common stock, prospect fees received from working interest partners, drilling advances from working interest partners, and advances under our line of credit. During the six months ended June 30, 2015, we received $340,000 from proceeds of this offering and on May 13, 2015 we executed a drawdown of $1,000,000 on our line of credit. On September 14, 2015, we borrowed an additional $350,000 against our line of credit to pay for title diligence, surveying and permitting, and general and administrative expenses. As of November 12, 2015, we have $1,062,185 plus accrued interest outstanding under the line of credit. The outstanding balance on our line of credit reflects the total draws made to date net of repayments and the allocation of amounts billed to our lender for its participation in our Todd Creek Farms prospect. To date, we have generated nominal cash from operations and negative cash flows from operating activities.
The line of credit provides us capital to pay for our general and administrative expenses as well as additional capital for development and additional drilling and leasing activities.  The amount we invest in these development, drilling, and leasing activities will depend on, among other factors, opportunities presented to us and the success of our fundraising efforts. In the event we are successful in raising additional capital through equity fund raising efforts, we may elect to use some of those proceeds to pay down some or all of the borrowings under the line of credit. The most significant of our future capital requirements include (i) costs to acquire any additional acreage which we may identify in the areas surrounding the Kingdom Lease or other areas that we may identify; (ii) costs to drill additional wells; (iii) approximately $58,000 per month for salaries and other corporate overhead; and (iv) legal and accounting fees associated with our status as a public company required to file reports with the SEC. We anticipate funding these projected capital requirements with proceeds from the sale of common stock and/or the line of credit.
We financed the acquisition of the Kingdom Lease through a line of credit agreement that we entered into with Providence on May 13, 2015. Under the terms of the line of credit, we are able to borrow an amount not to exceed $5,000,000 for use in paying our general and administrative expenses as well as costs related to the acquisition and development of oil and gas properties. As partial consideration for extending us the line of credit, we entered into a participation agreement with Providence, pursuant to which Providence received the right to acquire up to a 50% interest in the Todd Creek Farms prospect and allows Providence to acquire a pro rata interest and participate in any oil and gas development on the Todd Creek Farms prospect and other potential leases that might be acquired within an area of mutual interest.

The promissory note contains certain affirmative and negative covenants and events of default. In the event of default, Providence, at its option, may declare the line of credit immediately due and payable together with all accrued and unpaid interest, and the interest rate on the line of credit shall accrue at a rate 18.0% per year.
Under the terms of the line of credit, we are prohibited from: (i) incurring additional indebtedness or making loans or advances to any third party, other than trade debt incurred in the ordinary course of business and (ii) selling, leasing, or otherwise disposing any material assets in excess of $100,000 in any calendar year. The line of credit is evidenced by a promissory note and the promissory note is secured by a deed of trust granted by us in our present and future interests in oil and gas leases located in the area of mutual interest, including the Todd Creek Farms prospect.
The following are considered an event of acceleration under the promissory note:
•	Our failure to pay any part of the principal or interest as and when due;
•	The commencement by or on behalf of us of any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute;
•	Our becoming insolvent or not paying our debts as they become due;
•	The failure by us to perform any of the promises or other obligations as set forth in the promissory note, line of credit, or participation agreement, and the continuation of such failure for a period of 30 days following written notice thereof by Providence;
•	The execution by us of a general assignment of any of the property secured by the deed of trust;
•	If we consent to or suffer the appointment of a receiver, trustee or custodian for all or any portion of our property or assets that is not vacated within 30 days; or
•	The dissolution or termination of our company.
Upon the occurrence of an event of acceleration, Providence has the right to declare the promissory note immediately due and payable. If we are unable to satisfy our debt due, the deed of trust permits Providence to foreclose on all of our current and future interests in the Kingdom Lease and associated area of mutual interest, including leases, other rights, titles, and interests, and any oil and gas wells.
Working Capital:  As of June 30, 2015, we had working capital of $75,218 comprised of current assets of $290,691 and current liabilities of $215,473. Working capital decreased by $196,277 from $271,495 as of December 31, 2014 due to nominal revenues in the first half of 2015 as well as increased general and administrative expenses, remaining costs associated with completing our first two wells, costs associated with our public offering, costs associated with our status as a public company required to file reports with the SEC and production related expenses.
Our working capital has decreased since June 30, 2015 and may continue to decrease in the future as we draw down amounts on the line of credit and invest those proceeds in acquisition or development of capital assets or pay our general and administrative and other expenses.  However, the line of credit provides us with additional liquidity to operate our business. As of November 12, 2015, we have $1,062,185 plus accrued interest outstanding under the line. We remain dependent on generating cash from our operating activities, as well as raising additional capital from outside sources, to continue implementation of our proposed business plan.
Operating Activities:  Net cash used in operating activities during the six months ended June 30, 2015 was $432,112 compared to $1,312,361 during the six months ended June 30, 2014, representing a decrease of $880,249. The significant decrease in the 2015 period is attributable to several factors, including satisfaction of accounts payable and accrued liabilities incurred in connection with drilling and completion of the Buck Peak wells, and payment of drilling advances on behalf of our working interest partners in the 2014 period.

Investing Activities:  Net cash used in investing activities during the six months ended June 30, 2015 was $800,623 compared to $592,742 during the six months ended June 30, 2014, representing an increase of $207,881. During the 2015 period, we paid $785,630 for the acquisition of the Kingdom Lease in the Todd Creek Farms prospect. During the 2015 period we also paid $14,993 for our share of the development of our properties. During the 2014 period, investments totaling $1,528,279 related to the development and acquisition of oil and gas properties, together with acquisition of the interest of a former working interest partner, were partially offset by proceeds received from our working interest partners of $935,537.

Financing Activities: During the six months ended June 30, 2015, we borrowed $1,000,000 on the line of credit from Providence.

During the six months ended June 30, 2015, we sold 340,000 shares of our common stock at $1.00 per share for gross proceeds of $340,000, less offering costs of $290,800.  This compares to the sale of 1,570,000 shares of our common stock at a price of $0.50 per share for gross proceeds of $785,000 during the six months ended June 30, 2014.

Capital Expenditures: In February 2015, paid $785,000 to acquire the Kingdom Lease.

As of June 30, 2015, we did not have any material commitments for capital expenditures.

December 31, 2014 Compared to December 31, 2013
Working Capital:  As of December 31, 2014, we had working capital of $271,495, compared to $1,122,156 at December 31, 2013, a decrease of $850,661 from December 31, 2013.  The decrease is attributable to payment of our share of expenses in connection with the Buck Peak wells, as well as amounts spent on general and administrative expenses during 2014.  As stated above, our working capital was depleted further in the first quarter of 2015.
Operating Activities:  During 2014, our operating activities used $2,418,898 of cash, compared to 2013, when such activities provided $1,041,564. The significant difference is attributable to several factors, including an increase in our net loss during 2014, satisfaction of accounts payable and accrued liabilities incurred in connection with drilling and completion of the Buck Peak wells, and payment of drilling advances on behalf of our working interest partners.
Investing Activities:  During 2014, our investing activities used $941,785 of cash, compared to $609,735 during 2013.  During 2014, investments totaling $1,877,322 related to the acquisition of furniture, fixtures and equipment, and the development and acquisition of oil and gas properties, together with acquisition of the interest of a former working interest partner, were partially offset by proceeds received from our working interest partners of $935,537.  During 2013, substantially all of our investments related to the acquisition and development of oil and gas properties.
Financing Activities:  Financing activities in 2014 provided $1,097,030 of cash, compared to $2,252,000 of cash during 2013. All of these financing activities related to sale of our common stock, net of offering costs.
Overall, cash decreased in 2014 by $2,263,653, compared to an increase of cash of $2,683,829 during 2013.

Off-Balance Sheet Arrangements

We have no significant off balance sheet transactions, arrangements or obligations.
JOBS Act Emerging Growth Company
We are an "emerging growth company" as defined in the JOBS Act. We will remain an "emerging growth company" until the earliest to occur of (1) the last day of the fiscal year during which our total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (2) the last day of the fiscal year during which occurs the fifth anniversary of our initial public offering, (3) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt, or (4) the date on which we are deemed a "large accelerated filer" under the Exchange Act.
As an "emerging growth company," we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to the following:
•	not being required to obtain an auditor attestation under Section 404(b) of the Sarbanes Oxley Act;
•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements;
•	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and from holding a vote for stockholder approval of any golden parachute payments not previously approved;
•	presenting not more than two years of audited financial statements to make our registration statement effective with respect to an initial public offering;
•	delaying adoption of new and revised accounting standards until those standards would otherwise apply to private companies; and
•	providing executive compensation disclosure under Item 402 of Regulation S-K to the extent required by smaller reporting companies as defined by rule of the SEC.
Certain exemptions described above are also available to us as a smaller reporting company. Specifically, the reduced disclosure obligation regarding executive compensation under Item 402 of Regulation S-K, presenting not more than two years of audited financial statements, and not being required to obtain an auditor attestation under Section 404(b) of the Sarbanes Oxley Act are the same for an "emerging growth company" such as ours that qualifies as a "smaller reporting company."
Section 102(b) of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we are not required to adopt any new or revised accounting standards on the relevant dates when adoption of such standards are required for other public companies. While we are not required to adopt any new or revised accounting standards on the relevant dates, we may elect to do so.
Critical Accounting Policies
Certain of our accounting policies are important to the portrayal of our financial condition and results of operation, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances.

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an "emerging growth company" we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards, if new or revised accounting standards are adopted in the future.
We believe that application of the following accounting policies, which are critical to our financial position and results of operations, requires significant judgments and estimates on the part of management. Our accounting policies are discussed in detail in Note 1 of the Notes to Financial Statements included in this prospectus.
Oil and Natural Gas Properties
Proved:  We follow the successful efforts method of accounting for our oil and natural gas properties. Under this method of accounting, all property acquisition costs and development costs are capitalized when incurred and depleted on a units-of-production basis over the remaining life of proved reserves and proved developed reserves, respectively. Costs of drilling exploratory wells are initially capitalized but are charged to expense if the well is determined to be unsuccessful.
We assess our proved oil and natural gas properties for impairment whenever events or circumstances indicate that the carrying value of the assets may not be recoverable. The impairment test compares undiscounted future net cash flows to the assets' net book value. If the net capitalized costs exceed estimated future net cash flows, then the cost of the property is written down to fair value. Fair value for oil and natural gas properties is generally determined based on discounted estimate of future net cash flows. Impairment expense for proved properties is reported in exploration and impairment expense.
Net carrying values of retired, sold or abandoned properties that constitute less than a complete unit of depreciable property are charged or credited, net of proceeds, to accumulated depreciation, depletion and amortization unless doing so significantly affects the unit-of-production amortization rate, in which case a gain or loss is recognized in the statement of operations.. Gains or losses from the disposal of complete units of depreciable property are recognized in earnings.
Unproved:  Unproved properties consist of costs to acquire undeveloped leases as well as costs to acquire unproved reserves. Undeveloped lease costs and unproved reserve acquisitions are capitalized, and individually insignificant unproved properties are amortized on a composite basis, based on past success, past experience and average lease-term lives. We evaluate significant unproved properties for impairment based on remaining lease term, drilling results, reservoir performance, seismic interpretation or future plans to develop acreage. When successful wells are drilled on undeveloped leaseholds, unproved property costs are reclassified to proved properties and depleted on a unit-of-production basis. Impairment expense for unproved properties is reported in exploration and impairment expense.
Exploratory:  Geological and geophysical costs, including exploratory seismic studies, and the costs of carrying and retaining unproved acreage are expensed as incurred. Costs of seismic studies that are utilized in development drilling within an area of proved reserves are capitalized as development costs. Amounts of seismic costs capitalized are based on only those blocks of data used in determining development well locations. To the extent that a seismic project covers areas of both developmental and exploratory drilling, those seismic costs are proportionately allocated between development costs and exploration expense.
Costs of drilling exploratory wells are initially capitalized, pending determination of whether the well has found proved reserves. If an exploratory well has not found proved reserves, the costs of drilling the well and other associated costs are charged to expense. Cost incurred for exploratory wells that find reserves, which cannot yet be classified as proved, continue to be capitalized if (a) the well has found a sufficient quantity of reserves to justify completion as a producing well, and (b) the Company is making sufficient progress assessing the reserves and the economic and operating viability of the project. If either condition is not met, or if we obtain information that raises substantial doubt about the economic or operational viability of the project, the exploratory well costs, net of any salvage value, are expensed.

Enhanced Recovery Activities:  We may carry out tertiary recovery methods on certain of its oil and natural gas properties in order to recover additional hydrocarbons that are not recoverable from primary or secondary recovery methods. Acquisition costs of tertiary injectants, such as purchased CO 2 , for enhanced oil recovery ("EOR") activities that are used during a project's pilot phase, or prior to a project's technical and economic viability (i.e. prior to the recognition of proved tertiary recovery reserves) are expensed as incurred. After a project has been determined to be technically feasible and economically viable, all acquisition costs of tertiary injectants are capitalized as development costs and depleted, as they are incurred solely for obtaining access to reserves not otherwise recoverable and have future economic benefits over the life of the project. As CO 2 is recovered together with oil and natural gas production, it is extracted and re-injected, and all the associated CO 2 recycling costs are expensed as incurred. Likewise costs incurred to maintain reservoir pressure are also expensed.
Recent Accounting Pronouncements
In July 2013, the FASB issued ASU No. 2013-11 "Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists" ("ASU 2013-11"). ASU 2013-11 addresses the diversity in practice that exists for the balance sheet presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. ASU 2013-11 requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. ASU No. 2013-11 is effective for our fiscal quarter ending June 30, 2014. ASU 2013-11 impacts balance sheet presentation only. The adoption of ASU No 2013-11 did not have a material impact on the Company's financial statements.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, "Revenue from Contracts with Customers (Topic 606)" ("ASU 2014-09"). The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: identify the contract(s) with a customer; identify the performance obligations in the contract; determine the transaction price; allocate the transaction price to the performance obligations in the contract; and recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 supersedes the revenue recognition requirements in Accounting Standards Codification Topic No. 605, "Revenue Recognition," most industry-specific guidance throughout the industry topics of the accounting standards codification, and some cost guidance related to construction-type and production-type contracts. ASU 2014-09 is effective for public entities for annual periods and interim periods within those annual periods beginning after December 15, 2016. Early adoption is not permitted. Companies may use either a full retrospective or a modified retrospective approach to adopt ASU 2014-09. We are currently evaluating the potential impact of adopting this guidance on our consolidated financial statements.
In June 2014, the FASB issued ASU No. 2014-10 "Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation" ("ASU 2014-10"). ASU 2014-10 addresses the cost and complexity associated with the incremental reporting requirements for development stage entities, such as startup companies, without compromising the availability of relevant information and eliminates an exception provided to development stage entities in Topic 810, Consolidation, for determining whether an entity is a variable interest entity on the basis of the amount of investment equity that is at risk. The Company elected to apply ASU 2014-10 for our fiscal quarter ended June 30, 2014. ASU 2014-10 impacts financial statement presentation only and removes the requirement to present additional inception-to-date information.
In June 2014, the FASB issued ASU No. 2014-12, "Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved After the Requisite Service Period". The standard requires that a performance target that affects vesting and that could be achieved after the requisite service period should be treated as a performance condition, and compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved. This ASU is effective for fiscal years beginning after December 15, 2015, and for interim periods within those fiscal years. Early adoption is permitted. The Company does not anticipate any impact from the adoption on its financial statements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
On May 1, 2015, we were informed by our independent registered public accounting firm, StarkSchenkein, LLP ("StarkSchenkein"), that certain individuals have joined the practice of SingerLewak LLP ("SingerLewak"). As a result, StarkSchenkein resigned as our independent registered public accounting firm on that date.

During the years ended December 31, 2014 and 2013, and the subsequent interim period through May 1, 2015, there were (i) no disagreements, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, with StarkSchenkein on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to StarkSchenkein's satisfaction would have caused StarkSchenkein to make reference to the subject matter of the disagreement in connection with its reports, and (ii) no reportable events of the types described in Item 304(a)(1)(v) of Regulation S-K. Moreover, except as noted in the paragraph immediately below, the reports of StarkSchenkein on our financial statements for the years ended December 31, 2014 and 2013 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles.

The report of StarkSchenkein on our financial statements as of and for the year ended December 31, 2014 contained an explanatory paragraph that noted there was substantial doubt as to our ability to continue as a going concern based on our nominal revenue, losses from operations and accumulated deficit as of the year then-ended.

On May 6, 2015, our Board of Directors approved the engagement of SingerLewak as our independent registered public accounting firm to replace StarkSchenkein.

During the two most recent years ended December 31, 2014 and 2013, and the subsequent interim period through May 6, 2015, we had not consulted with SingerLewak regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written or oral advice was provided to us by SingerLewak that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or reportable event of the types described in Item 304(a)(1)(v) of Regulation S-K.

MANAGEMENT
Directors and Officers
The following individuals presently serve as our officers and directors:
Name	Age	Positions With the Company	Board Position Held Since
Bill M. Conrad	59	Chairman of the Board and Director	November 2012
Stephen J. Foley	62	Chief Executive Officer and Director	November 2012
Frederick J. Witsell	57	President, Secretary and Director	November 2012
Each of our directors is serving a term which expires at the next annual meeting of our shareholders and until his successor is elected and qualified or until he resigns or is removed. Our officers serve at the will of our Board of Directors.
Stephen J. Foley should be considered a founder of our company, as he has taken initiative in the organization of our business.
The following information summarizes the business experience of each of our officers and directors for at least the last five years:
Bill M. Conrad, Chairman. Mr. Conrad has served as Chairman of the Board of PetroShare since inception. He is presently an independent consultant, providing financial and management services. From 1990 until December 2012, Mr. Conrad served as Vice-President of MCM Capital Management, Inc., a privately-held financial and management consulting firm. MCM assisted other companies in developing and implementing their business plans and capital formation strategies. In that capacity, Mr. Conrad participated in the organization or development of a number of companies in industries as diverse as oil and gas, real estate, and technology. Mr. Conrad also currently serves (2006 to present) as a director, and since January 1, 2014, as the Chairman of Gold Resource Corporation, a publicly traded gold mining and exploration company with securities listed on the NYSE MKT. Mr. Conrad also currently serves (2005 to present) as a director of Synergy Resources Corporation, a publicly traded oil and gas company with securities listed on the NYSE MKT. Our Board of Directors believes that the management and corporate finance experience developed by Mr. Conrad over many years serving as an executive officer and director of numerous publicly-traded companies, as well as his familiarity with relevant accounting principles and financial statement presentation, make him well-qualified to serve on our Board of Directors.
Stephen J. Foley, Chief Executive Officer.  Mr. Foley has served as the Chief Executive Officer of PetroShare since its inception. Prior to entering private business, Mr. Foley had a successful pro football career as a safety with the Denver Broncos football organization of the National Football League where he played for 11 seasons, from 1976 to 1986. In 1991, Mr. Foley founded and continues to serve as the president of FSI Development Inc., a privately-held construction and development company engaged in residential development and construction, where he devotes a minor portion of his time. In 2000, he founded and continues to serve as a manager of FS Land, LLC, another privately-held real estate development company. He holds a BS in Business Administration from Tulane University and serves on the Board of The Denver Street Schools. Our Board of Directors believes that Mr. Foley's experience founding and operating his own business, relationships in the oil and gas industry, significant participation in the development of business strategy and decision-making for the company since its inception provides him with the appropriate experience and qualifications to serve as a member of our Board of Directors.
Frederick J. Witsell, President and Secretary. Mr. Witsell became our President in November 2012 and assumed the role of Secretary in August 2013. Mr. Witsell has over 32 years' experience in several facets of the oil and gas industry, including prospect development, conventional and horizontal drilling and completion operations, project management, gathering and compression systems, and marketing and risk management. From 2010 to 2011, Mr. Witsell served as Vice-President and General Manager of Monroe Gas Storage, an affiliate of High Sierra Energy Partners, and led the organization's projects and eventual divestiture in 2011. From 1999 to 2003, he was with Markwest Hydrocarbons (NYSE) in the capacity of Vice-President of the Rocky Mountain Business Unit and responsible for the growth thru capital programs and financial performance of the company's oil and gas operations in the US and Canada. Mr. Witsell led the acquisition and eventual divestiture process of Markwest oil and gas assets. Prior to 1999 and at various times between 2003 and 2010 and in 2012, Mr. Witsell also served as an executive and co-founder of a series of small, privately-funded oil and gas companies with properties in North Dakota, Wyoming, Utah and Colorado. He was responsible for the growth and execution of capital programs, utilizing modern horizontal / directional drilling and completion technologies. He led the divestiture of these oil and gas companies. Mr. Witsell has a BA in Geology from Colorado College, an MBA in Energy Management from the University of Denver, and is a member of Society of Petroleum Engineers, the American Association of Petroleum Geologists and the Rocky Mountain Association of Geologists. Our Board of Directors believes that Mr. Witsell is well-qualified to serve as a director and executive officer of the company as a result of his extensive oil and gas industry experience including in areas of executive management and operations developed by serving as an executive officer of other oil and gas companies throughout his career.

Director Independence
We have elected to apply the standards of the NYSE MKT for determining the "independence" of our directors. Our Board of Directors has determined that Bill M. Conrad qualifies as "independent" in accordance with Section 803(A) of the NYSE MKT Company Guide. During the review, our Board of Directors considered relationships and transactions during 2014 and during the past three fiscal years between each director or any member of his immediate family, on the one hand, and our company and our affiliates, on the other hand. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. The only compensation or remuneration that we provide to Mr. Conrad during his tenure as a director is compensation as a non-employee director. Neither Mr. Conrad nor any members of his family have participated in any transaction with us that would disqualify him as an "independent" director under the standard described above. Stephen J. Foley and Frederick J. Witsell do not qualify as "independent" because they are our executive officers.
Committees
Audit Committee. We presently do not have an audit committee and the Board of Directors as a whole will perform the tasks that an audit committee would otherwise perform, including engaging our independent registered public accountants and reviewing their performance and approving their fees, planning the scope and reviewing the results of the audit of our financial statements, and reviewing our accounting and financial reporting procedures and controls. Although we may form an audit committee in the future, there is no assurance as to when or whether we will be able to do so.
Compensation Committee. We presently do not have a compensation committee and the Board of Directors as a whole will approve the compensation of our executive officers. Executive officers who also serve on the Board of Directors do not vote on matters pertaining to their own personal compensation. Although we may form a compensation committee in the future, there is no assurance as to when or whether we will be able to do so.
Director Compensation
Bill M. Conrad, our sole independent director, is paid a director's fee in the amount of $6,500 per month beginning November 2013. None of our other directors are compensated in their capacities as such. We do, however, reimburse all of our directors for reasonable and necessary expenses incurred by them in that capacity.
Further, in December 2012, our board granted options to purchase our common stock to the directors under the Equity Incentive Plan. The options are exercisable at a price of $0.25 per share for a period of 10 years. (See "Certain Relationships and Related Transactions")
We will review our compensation arrangements periodically in the future and may change our compensation policies as our business needs dictate and our resources permit.
Executive Compensation
Stephen J. Foley, our Chief Executive Officer, and Frederick J. Witsell, our President, are each compensated by us at the rate of $12,500 per month, or $150,000 per annum under the terms of their respective employment agreements. We also reimburse our officers for reasonable and necessary expenses incurred by them on our behalf. Each individual is also entitled to a severance payment in the event his employment is terminated without cause by our company, Mr. Foley in the amount of 12 months' compensation and Mr. Witsell in an amount equal to the compensation remaining under his then-existing agreement. Both Mr. Foley's and Mr. Witsell's employment agreements contain provisions requiring each of them to perform their duties in good faith, with diligence and to the best of their abilities and prohibiting them from disclosing the company's confidential information. In addition, Mr. Foley's employment agreement includes non-compete and non-solicitation provisions.

The following table summarizes the total compensation of our named executive officers for the two years ended December 31, 2014:

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Stephen J. Foley(1)	2014	$150,0000	$—	$—	$—	$—	$—	$150,000
Chief Executive Officer and Director	2013	31,250	—	—	—	—	—	31,250

Frederick J. Witsell(2)	2014	$150,000	$—	$—	$—	$—	$—	$137,500
President, Director of Operations and Geosciences and Director	2013	137,500	—	—	—	—	—	137,500
___________________
(1)  Mr. Foley's salary is pursuant to his November 1, 2013 employment agreement.
(2)  Mr. Witsell's salary is pursuant to his March 1, 2013 employment agreement.
Outstanding Equity Awards at Year End
The following table sets forth outstanding stock option awards as of December 31, 2014. As of December 31, 2014, the Company had not granted any stock awards.
	Option awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date

Bill M. Conrad	500,000	(1)	-	-	0.25	12/15/2022

Stephen J. Foley	500,000	(1)	-	-	0.25	12/15/2022

Frederick J. Witsell	1,000,000	(1)	-	-	0.25	12/15/2022
___________________
(1) Represents stock options granted on December 15, 2012 pursuant to the Equity Incentive Plan. These options vested immediately.

Director Compensation
The following table sets forth with respect to the named directors, compensation information inclusive of equity awards and payments made during the year ended December 31, 2014 in the director's capacity as a director.
Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Bill M. Conrad	2014	78,000	-	-	-	78,000
Stephen J. Foley	2014	-	-	-	-	-
Frederick J. Witsell	2014	-	-	-	-	-
Certain Relationships and Related Transactions
Initial Capitalization. On November 30, 2012, we issued a total of 7,600,000 shares of our common stock to our existing officers and directors for an aggregate price of $7,600 or $0.001 per share. The shares were issued to the following individuals and in the following amounts:

Bill M. Conrad	2,200,000 shares
Stephen J. Foley	2,200,000 shares
Frederick J. Witsell	3,200,000 shares

In December 2012, we granted options to purchase a total of 2,000,000 additional shares of our common stock to the foregoing individuals under our Equity Incentive Plan. The options are exercisable at a price of $0.25 per share for a period of 10 years. Of the total number of options granted, Mr. Witsell received options to purchase 1,000,000 shares and each of the other individuals received options to purchase 500,000 shares.
At the time of these transactions, Messrs. Conrad, Foley, Witsell, and two other individuals who have since resigned their positions, were the only members of our Board of Directors.
Acquisition of Buck Peak Prospect. Mr. Witsell is the manager and a member of Premier Energy Partners (I) LLC from which we acquired certain working interests in the Buck Peak prospect. Mr. Witsell received $50,480 for his share of the proceeds payable to Premier. Mr. Witsell abstained from voting on this transaction as a member of the Board of Directors.
Indemnification and Limitation on Liability of Directors
Our Articles of Incorporation and Bylaws provide that we may indemnify, to the fullest extent permitted by Colorado law, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the person serving or having served in a capacity as such, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
The Colorado Business Corporation Act (the "CBCA") allows indemnification of directors, officers, employees and agents of a company against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the company if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the Board of Directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses.

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the CBCA. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:
•	any breach of the duty of loyalty to our company or our stockholders;
•	acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;
•	dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions;
•	violations of certain laws; or
•	any transaction from which the director derives an improper personal benefit.
Liability under federal securities law is not limited by the Articles.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS
As of November 12, 2015, there were a total of 17,348,191 shares of our common stock outstanding, our only class of voting securities currently outstanding. The following table describes the ownership of PetroShare voting securities by: (i) each of our officers and directors; (ii) all of our officers and directors as a group; and (iii) each shareholder known us to own beneficially more than 5% of our common stock. Unless otherwise stated, the address of each of the individuals is our address, 7200 South Alton Way, Suite B-220, Centennial, CO 80112.
In calculating the percentage ownership for each shareholder, we assumed that any options owned by an individual and exercisable within 60 days are exercised, but not the options owned by any other individual.
	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percentage (%) Before Offering	Percentage (%) After Offering(5)

Bill M. Conrad(1)	2,500,000	(2)	14.3	11.3
Stephen J. Foley(1)	2,095,000	(2)	12.0	9.5
Frederick J. Witsell(1)	3,850,000	(3)	21.4	17.0
Kingdom Building Leadership Ministries 4045 Wadsworth Blvd., Suite 307 Wheat Ridge, CO 80033	1,000,000		5.9	4.6

All officers and directors as a group (3 persons)	8,445,000	(4)	44.4	35.8
__________________________
(1)  Officer and director of PetroShare.
(2)  Includes options to acquire 500,000 shares of common stock which are presently exercisable.
(3)  Includes options to acquire 1,000,000 shares of common stock which are presently exercisable.
(4)  Includes options to acquire 2,000,000 shares of common stock which are presently exercisable.
(5) Excludes issuance of common stock underlying the underwriter's warrant, of which there is no assurance.

Changes in Control
We are aware of no circumstances that may give rise to a change in control of our company.
SELLING SHAREHOLDERS
We have agreed to file the registration statement which contains this prospectus on behalf of our selling shareholders. We have also agreed to use our best efforts to keep the registration statement effective and update the prospectus until the securities owned by the selling shareholders have been sold or may be sold without registration or prospectus delivery requirements under the Securities Act. We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.
The registration statement which we have filed with the SEC, of which this prospectus forms a part, covers the resale of our common stock by the selling shareholders from time to time under Rule 415 of the Securities Act. Our agreement with the selling shareholders is designed to provide those shareholders some liquidity in their ownership of common stock and to permit secondary public trading of our securities. The selling shareholders may offer our securities covered under this prospectus for resale from time to time. The selling shareholders may also sell, transfer or otherwise dispose of all or a portion of our securities in transactions exempt from the registration requirements of the Securities Act. (See "UNDERWRITING/PLAN OF DISTRIBUTION").
The table below presents information as of November 12, 2015 regarding the selling shareholders and our common stock that the selling shareholders may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by those shareholders. Except as otherwise noted, the individuals listed in the table below have sole voting and investment power over the shares. Although we have assumed, for purposes of the table below, that the selling shareholders will sell all of the securities offered by this prospectus, because they may offer all or some of the securities in transactions covered by this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the selling shareholders. Information covering the selling shareholders may change from time to time, and changed information will be presented in a supplement to this prospectus if and when required. If we are advised of a change in selling shareholders and the new selling shareholders, any pledges, donees or transferees wish to rely upon this prospectus in the resale of their shares, we will file an amendment to the registration statement of which this prospectus is a part. Except as described above, there are no agreements, arrangements or understandings with respect to resale of any of the securities covered by this prospectus.
	Number of Shares Owned Prior to the Offering and	Shares Owned After the Offering
Name of Selling Shareholder	to be Offered	Number	Percent

Kingdom Building Leadership Ministries(1)	1,000,000	0	0
Dave Preston	10,000	0	0
Trent and Natalie Wiesen	150,000	0	0
Jeanne David	10,000	0	0
Steven Barrios	110,000	0	0
David and Tiffany Foley	150,000	0	0
Joseph Kimmel	10,000	0	0
Pat and Bernie Hyland	10,000	0	0
Al Foley	150,000	0	0
Hugh Jessiman	10,000	0	0
_____________________________
(1)  The selling shareholder has identified Derek Fullmer as the individual with the power to vote and dispose of these shares.

Anita Marshall	10,000	0	0
Nancy J. Foley	10,000	0	0
Carol A. Foley	10,000	0	0
Dewey L. Williams Profit Sharing Plan & Trust (2)	50,000	0	0
Dewey L. Williams	10,000	0	0
William E. Skeith	40,000	0	0
Robert M. and Jane M. Igo	40,000	0	0
Mark McGinnis Trust (3)	70,000	0	0
Verne P. Collier	250,000	0	0
Avery Ellis LLC (4)	200,000	0	0
Theresa & Jerry Goergen	50,000	0	0
Kevin Hennings	50,000	0	0
Gary C. Huber	150,000	0	0
Cynthia G. Jones	100,000	0	0
Anthony and Jean McGinnis	25,000	0	0
Curtis D. Miller	50,000	0	0
Stephen C. Palmer	50,000	0	0
NFSC, Inc. PSP (5)	20,000	0	0
David Limpert	150,000	0	0
Allison J. West	40,000	0	0
Brian M. Conrad	60,000	0	0
Thomas P. Brennan	100,000	0	0
A M Gas Marketing Corp.(6)	100,000	0	0
Randy Scholl	200,000	0	0
Gregory A. Patterson and Julia K. Patterson	250,000	0	0
Frostbridge Fund I LLC (7)	54,000	0	0
Jason Reid	300,000	0	0
John Reid	100,000	0	0
Astute Enterprises, LLC (8)	100,000	0	0
Pensco Trust Company FBO Richard Morean(9)	100,000	0	0
William W. Reid	300,000	0	0
Denney & Denney Capital, LLLP (10)	80,000	0	0
_________________________________________
(2)  The selling shareholder has identified Dewey Williams as the individual with the power to vote and dispose of these shares.
(3)  The selling shareholder has identified Mark McGinnis as the individual with the power to vote and dispose of these shares.
(4)  The selling shareholder has identified Andrew Scherr as the individual with the power to vote and dispose of these shares.
(5)  The selling shareholder has identified Tom Golden as the individual with the power to vote and dispose of these shares.
(6)  The selling shareholder has identified Barton Levin as the individual with the power to vote and dispose of these shares.
(7)  The selling shareholder has identified David Wersebe as the individual with the power to vote and dispose of these shares.
(8)  The selling shareholder has identified Mark Huisinger as the individual with the power to vote and dispose of these shares.
(9)  The selling shareholder has identified Richard D. Morean as the individual with the power to vote and dispose of these shares.
(10)  The selling shareholder has identified Arthur J. Denney as the individual with the power to vote and dispose of these shares.

Scott C. Chandler	100,000	0	0
Victor E. Loitz	50,000	0	0
Robert C. Lombardi and Cyndy L. Kraft	100,000	0	0
DR-par Solutions, LLC (11)	100,000	0	0
Henry A. Mora and Catherine A. Mora	200,000	0	0
William Daron Ball and Abra Suzanne Ball	145,024	0	0
Milton D. McKenzie	661,000	0	0
Robin Reed	400,000	0	0
Victory Fund, LLC (12)	100,000	0	0
CHARLESCLAY, LLC (13)	50,000	0	0
John Carpenter	22,500	0	0
David Witsell	177,000	0	0
Kyle Worsham	27,500	0	0
Fredo P. Killing	100,000	0	0
Shirley H. Witsell	50,000	0	0
Deborah A. Golden	50,000	0	0
Ryan J. Witsell	25,000	0	0
Kellen F. Witsell	25,000	0	0
Jean Staiano	30,000	0	0
John Wilson	10,000	0	0
Lon Garrison	10,000	0	0
Parker Garrison	10,000	0	0
Leyton Garrison	10,000	0	0
Maclain Garrison	10,000	0	0
William Asbury	10,000	0	0
Edgar Arthur Brown	200,000	0	0
Ted and Andrea Bull	30,000	0	0
Gregory S. Callanan	150,000	0	0
Robert M. Chevalier and Elizabeth M. Chevalier	9,000	0	0
Judah Regenstreif	70,000	0	0
David Reid	300,000	0	0
Dennis Arends	122,000	0	0
Steven J. Borelli	50,000	0	0
Robert C. Fay	50,000	0	0
Gary K. Guilford	10,000	0	0
Janelle L. Henderson & Stephen C. Palmer, JTWROS	50,000	0	0
Investment Ministries, LLC (14)	150,000	0	0
Noteworthy Financial, Inc.(15)	20,000	0	0
Mitchel Lucero	100,000	0	0
________________________________________________
(11)  The selling shareholder has identified as David Robey as the individual with the power to vote and dispose of these shares.
(12)  The selling shareholder has identified Dan Rudden as the individual with the power to vote and dispose of these shares.
(13)  The selling shareholder has identified William Lackey as the individual with the power to vote and dispose of these shares.
(14)  The selling shareholder has identified Terry Tyson as the individual with the power to vote and dispose of these shares.
(15)  The selling shareholder has identified David Kennedy as the individual with the power to vote and dispose of these shares.

A and WP Living Trust (16)	40,000	0	0
David A. Patterson	10,000	0	0
Richard S. Hensley	50,000	0	0
William L. Pell	90,000	0	0
Quest IRA, Inc. FBO J. Warren Padgett (17)	24,000	0	0
Quest IRA, Inc. FBO Ann M. Padgett (18)	24,000	0	0
Lifetime Partners, LLC (19)	50,000	0	0
Joe P. Gallegos and Marianne Gallegos	20,000	0	0
Chris C. Edwards	10,000	0	0
Larry Douglas	100,000	0	0
Quest IRA, Inc. FBO David K. Kennedy (20)	20,000	0	0
David Kennedy	20,000	0	0
Pensco Trust Company FBO Abby Ball (21)	16,424	0	0
Pensco Trust Company FBO William Ball (22)	38,555	0	0
Paul Davis SEP IRA	50,000	0	0
CFI Fund, LLC (23)	50,000	0	0
Russ Jones	100,000	0	0
Daron Ball	200,000	0	0

TOTAL	9,426,003	0	0
______________________________
(16)  The selling shareholder has identified Ann Padgett as the individual with the power to vote and dispose of these shares.
(17)  The selling shareholder has identified Warren Padgett as the individual with the power to vote and dispose of these shares.
(18)  The selling shareholder has identified Ann Padgett as the individual with the power to vote and dispose of these shares.
(19)  The selling shareholder has identified Doyle McAlister as the individual with the power to vote and dispose of these shares.
(20)  The selling shareholder has identified David Kennedy as the individual with the power to vote and dispose of these shares.
(21)  The selling shareholder has identified Abby Ball as the individual with the power to vote and dispose of these shares.
(22)  The selling shareholder has identified William Ball as the individual with the power to vote and dispose of these shares.
(23)  The selling shareholder has identified Donald Lester as the individual with the power to vote and dispose of these shares.
Except as otherwise noted in the table above and to the best of our knowledge, the selling shareholders are not associated with or affiliates of United States broker-dealers, and at the time of purchase the selling shareholders purchased the securities in the ordinary course of business and did not have any agreements or understandings, directly or indirectly, with any persons to distribute or dispose of the securities. Further, except as otherwise stated, none of the selling shareholders have any relationship to our company, except as a shareholder.

UNDERWRITING/PLAN OF DISTRIBUTION
Our Distribution

We have entered into an underwriting agreement with Noble Financial Capital Markets pursuant to which Noble has agreed to act as the underwriter for our offering.  Under this agreement, and subject to its terms and conditions, we have agreed to sell, and the underwriter has agreed to purchase on the closing date, 4,260,000 shares of our common stock at a price of $0.90 per share, payable in cash against delivery of certificates representing the common stock.  The underwriter is obligated to take up and pay for all of the shares of the common stock the underwriter has agreed to purchase, if any shares of common stock are purchased.  The offering price of the common stock was determined by negotiation between us and the underwriter.
Under the terms and subject to the conditions contained in an underwriting agreement, which will be filed as an exhibit to the registration statement of which this prospectus forms a part, we have agreed to sell to the underwriter named below the following number of shares of common stock opposite its name:

Underwriter	Number of Shares
Noble Financial Capital Markets	4,260,000
In satisfying its obligations under the underwriting agreement, the underwriter may form a subgroup including other registered broker-dealers.  The underwriter shall determine the percentage fee payable to the members of such group, which fee shall be paid by the underwriter.
Conditions to the underwriter's obligations under the underwriting agreement include the following:
•	That the representations and warranties made by us to the underwriter are true;
•	There is no material change in the business or financial markets; and
•	We deliver customary closing documents to the underwriter.
We have agreed to pay the underwriter a commission of 10% of the sales price of the common stock sold in this offering. However, we will not pay any commission to the underwriter for sales of our common stock made by our officers and directors prior to entering into the underwriting agreement. We have paid the underwriter a cash advance in the amount of $78,500, which amount will be credited against the underwriter's out-of-pocket accountable expenses actually incurred and any portion of the cash advance not actually incurred by the underwriter for out-of-pocket accountable expenses will be reimbursed to us. The cash advance shall not be credited against the underwriter's commission. In no event will we be obligated to reimburse the underwriter for its out-of-pocket expenses in connection with this offering in an amount in excess of $78,500.
The following table shows the offering price, sales commissions and other expenses we will pay in connection with the offering:
	Per Share	Total
Offering price	$1.00	$4,260,000	(1)
Sales commissions (10%)	$0.10	$426,000	(1)
Expenses payable by us	---	$200,000
_______________
(1)    Excludes shares previously sold by us.

The underwriter has advised us that it proposes to offer the shares of stock directly to the public at the offering price on the cover of this prospectus and to selected dealers, at such offering price, less a selling concession not in excess of $0.10 per share.

We also have agreed to issue to the underwriter a warrant, which we refer to as the underwriter's warrant, to purchase six shares of our common stock for each 100 shares (6%) of common stock sold by the underwriter in this offering. The underwriter's warrant will be exercisable at a price of $1.25 per share beginning 180 days from the effective date of the post-effective amendment to the registration statement of which this prospectus is a part, which we refer to as the effective date, and for a period of five years from the effective date. As is customary, the number of shares to be issued under the underwriter's warrant and the exercise price will be subject to adjustments in certain events, including stock splits, stock dividends, and recapitalizations. The warrant may not be transferred, assigned, sold or hypothecated nor will the underwriter be able to engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrant or the common stock underlying the warrant for a period of 180 days after the effective date except to officers, partners or registered representatives of the underwriter as permitted by the Financial Industry Regulatory Authority, or FINRA, or to dealers participating in the offering, all in accordance with Rule 5110(g)(1) of FINRA. The underwriter's warrant and shares of common stock underlying the warrant are deemed compensation by FINRA. The terms and number of shares underlying the warrant shall be modified if necessary to comply with FINRA rules or regulations. We are registering the offer and sale of the underwriter's warrant (and underlying common stock) under the registration statement of which this prospectus is a part.
We have granted the underwriter or assignee the right, for a period commencing on the effective date and for seven years thereafter, to include the shares issued or issuable upon exercise of the warrant in any appropriate registration statement filed by us during that time. The underlying shares will be included on such registration statement at the written request by a holder of the warrant or underlying shares delivered to us 10 or more days prior to the filing of such registration statement. We are also obligated, upon written request of the then holders of at least 51% of the warrants and/or common stock underlying the warrant and for one time only, if such request is made at any time within the period ending five years after the effective date, to file with the SEC a new registration statement or post-effective amendment registering the underwriter's warrant and underlying shares for sale to the public. In either case discussed above, we are obligated to pay the fees and expenses of filing such registration statement or post-effective amendment, except for any underwriting commissions or expenses, which are payable by the holder.
We have agreed to indemnify the underwriter in connection with certain liabilities incurred in connection with our offering.
Prior to the completion of this offering, there has been no public market for our common stock, and there is no assurance such market will develop after completion of this offering.  The initial public offering price has been determined by negotiation between the underwriter and us.  In determining the initial public offering price of our common stock, the principal factors that were considered include the following:

•	The information included in this prospectus and otherwise available to our underwriter;
•	Market conditions for initial public offerings;
•	The history and prospects of our business and the industry in which we compete;
•	Our lack of earnings, past operations and financial position;
•	An assessment of our management and our future business prospects;
•	The general condition of the securities market at the time of this offering; and
•	The recent market prices of, and the demand for, publicly-traded shares of companies and businesses similar to ours.

Lock-Up Agreements
All of our officers and directors entered into lock up agreements with the underwriter prior to the commencement of this offering pursuant to which each of these persons, for a period of 180 days from the date of this prospectus, without the prior consent of the underwriter, agree not to (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any of our equity securities or securities convertible into or exercisable or exchangeable for shares of our common stock owned or acquired on or prior to the closing of this offering (or any securities acquired after the closing of this offering upon the conversion, exercise or exchange of such securities); (2) enter into any swap or other arrangement that transfer to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to the registration of shares of our common stock; or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to our securities. The lock-up restrictions are subject to certain exceptions and limitations. The restricted lock-up period described above may be extended if (a) during the last 17 days of the lock-up period the Company issues an earnings release or material news or a material event relating to the Company occurs or (b) prior to the expiration of the lock-up period, the Company announces we will release earnings results or becomes aware that material news or a material event will occur in the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed by the lock-up agreements will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of such material news or material event.
Right of First Refusal
For a period of 12 months from the effective date of this offering, the underwriter has an irrevocable right of first refusal to act as sole and exclusive investment banker, sole and exclusive book-runner, sole and exclusive financial advisor, sole and exclusive underwriter and/or sole and exclusive placement agent, at the underwriter's sole and exclusive discretion, for each and every future public and private equity and debt offering of our company (or any successor or subsidiary of our company) during such period should we determine to engage an investment banker, book-runner, financial advisor, underwriter or placement agent in connection with such offering.
Selling Shareholder Distributions
The selling shareholders and their pledgees, donees, transferees or other successors in interest may offer the shares of our common stock from time to time after the date of this prospectus and will determine the time, manner and size of each sale in the over the counter market, in privately negotiated transactions or otherwise. The shares may be offered at a fixed price of $1.00 per share until such time, if ever, our shares are quoted on the OTC Bulletin Board or on OTCQX or OTCQB of OTC Link, following which the shares may be offered at prices prevailing in the market or at privately negotiated prices. The selling shareholders may negotiate, and may pay, brokers or dealers commissions, discounts or concessions for their services. In effecting sales, brokers or dealers engaged by the selling shareholders may allow other brokers or dealers to participate. However, the selling shareholders and any brokers or dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. In addition, the brokers' or dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act.
The methods by which the selling shareholders may sell the shares of our common stock include:
•	A block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;
•	Sales to a broker or dealer, as principal, in a market maker capacity or otherwise and resale by the broker or dealer for its account;
•	Ordinary brokerage transactions and transactions in which a broker solicits purchases;
•	Privately negotiated transactions;
•	Short sales;
•	Any combination of these methods of sale; or
•	Any other legal method.

In addition to selling their shares under this prospectus, the selling shareholders may transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer, or sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144. Any selling shareholder who uses this prospectus to sell his shares will be subject to the prospectus delivery requirements of the Securities Act.
Regulation M under the Exchange Act provides that during the period that any person is engaged in the distribution of our shares of common stock, as defined in Regulation M, such person generally may not purchase our common stock. The selling shareholders are subject to these restrictions, which may limit the timing of purchases and sales of our common stock by the selling shareholders. This may affect the marketability of our common stock.
The selling shareholders may use agents to sell the shares. If this happens, the agents may receive discounts or commissions. The selling shareholders do not expect these discounts and commissions to exceed what is customary for the type of transaction involved. If required, a supplement to this prospectus will set forth the applicable commission or discount, if any, and the names of any underwriters, brokers, dealers or agents involved in the sale of the shares. The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of our common stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of shares by them and any discounts, commissions, concessions or other compensation received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The selling shareholders may agree to indemnify any broker or dealer or agent against certain liabilities relating to the selling of the shares, including liabilities arising under the Securities Act.
Upon notification by the selling shareholders that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the material terms of the transaction.
Our common stock is being offered by the selling shareholders at a price of $1.00 per share, until such time, if ever as our common stock is listed on the OTC Bulletin Board or on OTCQX or OTCQB of OTC Link. The price of the shares was determined by us in negotiation with certain of our selling shareholders and primarily with reference to recent sales prices of our common stock. We also considered factors such as our history and limited revenue and other factors which our management considered in determining, in their best judgment, the fair market value of our common stock. However, the offering price of the common stock should not be used as an indication of the value of the securities or an assurance that purchasers will be able to resell the securities for an amount equal to the offering price or an amount in excess thereof.
DESCRIPTION OF CAPITAL STOCK
Our authorized capital consists of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.01 per share. As of November 12, 2015, we had 17,348,191 shares of common stock issued and outstanding, and no shares of preferred stock outstanding.
The following discussion summarizes the rights and privileges of our capital stock. This summary is not complete, and you should refer to our Articles of Incorporation, as amended, filed with the Colorado Secretary of State.
Common Stock
The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to stockholders, including the election of directors. Cumulative voting for directors is not permitted. Except as provided by special agreement, the holders of common stock are not entitled to any preemptive rights and the shares are not redeemable or convertible. All outstanding common stock is, and all common stock offered hereby will be, when issued and paid for, fully paid and non-assessable. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares then outstanding or otherwise reserved under obligations for issuance by us) by the affirmative vote of a majority of shares cast at a meeting of our shareholders at which a quorum is present.

Our Articles of Incorporation and Bylaws do not include any provision that would delay, defer or prevent a change in control of our company. However, as a matter of Colorado law, certain significant transactions would require the affirmative vote of a majority of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to or greater cost associated with a change in control of our company.
The holders of our common stock are entitled to dividends if, as and when declared by our Board of Directors from legally available funds, subject to the preferential rights of the holders of any outstanding preferred stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and prior to distribution rights, if any, of any series of outstanding preferred stock.
Preferred Stock
Our Articles of Incorporation vest our Board of Directors with authority to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Colorado and our Articles of Incorporation in respect to, among other things:
•	the number of shares to constitute such series and the distinctive designations thereof;
•	the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue;
•	whether preferred stock may be redeemed and, if so, the redemption price and the terms and conditions of redemption;
•	the liquidation preferences payable on preferred stock in the event of involuntary or voluntary liquidation;
•	sinking fund or other provisions, if any, for redemption or purchase of preferred stock;
•	the terms and conditions by which preferred stock may be converted, if the preferred stock of any series are issued with the privilege of conversion; and
•	voting rights, if any.
As of the date of this registration statement, we have not designated or authorized any preferred stock for issuance.
Underwriter's Warrant

We have registered the offer and sale of underwriters' warrants (and underlying common stock) to purchase up to a total of 460,000 shares of our common stock. We have agreed to issue to Noble an underwriter's warrant granting Noble the right to purchase up to 6% of the shares of common stock (255,600 shares) sold by Noble in this offering. We will deregister any unissued warrants after the closing of this offering.  Please see "UNDERWRITING/PLAN OF DISTRIBUTION" beginning on page 52 for a description of the warrant.
SHARES ELIGIBLE FOR FUTURE SALE
Sales of substantial amounts of common stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could cause the market price of our common stock to decline. Those sales also might make it more difficult for us to sell equity-related securities in the future or reduce the price at which we could sell any equity-related securities.

Rule 144
In general, under Rule 144 as currently in effect, a person who is not an affiliate of our company holding restricted securities that were not acquired from us or an affiliate of our company within the previous year would be entitled to sell those shares free of any restrictions. An affiliate of our company would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:
•	1% of the then outstanding shares of our common stock, or
•	the average weekly trading volume of our common stock during the four calendar weeks preceding the date of proposed sale.
Sales by affiliates under Rule 144 are also subject to requirements relating to manner of sale and filing of notice with the SEC.
WHERE YOU CAN FIND MORE INFORMATION
You may read and copy any document we file at the SEC's Public Reference Rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our SEC filings by going to the SEC's website at http://www.sec.gov.
We have filed with the SEC a registration statement on Form S-1 to register the shares of our common stock. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information set forth in the registration statement. For further information about us or our common stock, you may refer to the registration statement and to the exhibits filed as part of the registration statement. The description of all agreements or the terms of those agreements contained in this prospectus are specifically qualified by reference to the agreements, filed or incorporated by reference in the registration statement.
We will provide copies of our reports and other information which we file with the SEC without charge to each person who receives a copy of this prospectus. Your request for this information should be directed in writing to our secretary, Frederick Witsell, at our corporate office in Colorado. You can also review this information at the public reference rooms of the SEC and on the SEC's website as described above.
LEGAL MATTERS
We have been advised on the legality of the shares included in this prospectus by Dufford & Brown, P.C., of Denver, Colorado.  Certain matters will be passed on for the underwriter by Greenberg Traurig, LLP.
EXPERTS
Our financial statements as of December 31, 2014 and 2013, the period January 1, 2013 through December 31, 2013, the period January 1, 2014 through December 31, 2014, and for the years ended December 31, 2014 and 2013 included in this prospectus have been included in reliance on the report of StarkSchenkein, LLP, our former independent registered public accounting firm. These financial statements have been included on the authority of this firm as an expert in auditing and accounting.

The estimates of our net proved reserves at December 31, 2014 are based on reserve reports prepared by Cawley, Gillespie & Associates, Inc., independent reserve engineers, and are included in this prospectus in reliance upon the authority of said firm as experts in these matters.

FINANCIAL STATEMENTS

PetroShare Corp.
Condensed Balance Sheets
	June 30, 2015 (unaudited)	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$241,823	$425,358
Accounts receivable – Crude oil and natural gas	-	1,004
Accounts receivable – Joint interest billing	31,919	43,873
Deferred offering costs	-	109,965
Prepaid expenses and other assets	16,949	26,413
Total current assets	290,691	606,613

Crude Oil and Natural Gas Properties-using successful efforts method
Unproven crude oil and natural gas properties	785,630	-
Proven crude oil and natural gas properties	757,206	718,861
Wells in progress	-	23,352
Less: Accumulated depletion and depreciation	(724,058)	(714,160)
Crude oil and natural gas properties, net	818,778	28,053

Property, plant and equipment, net	2,310	2,791
Other assets	3,850	3,851
Total Assets	$1,115,629	$641,308

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable and accrued liabilities	$99,336	$86,826
Accounts payable – working interest owners	-	26,458
Drilling advances	116,137	221,834
Total current liabilities	215,473	335,118

Long-term debt	1,000,000	-
Asset retirement obligation	33,246	31,715
Total Liabilities	1,248,719	366,833

Shareholders' Equity (Deficit):
Preferred stock-$.01 par value: 10,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock-$.001 par value: 100,000,000 and 100,000,000 shares authorized; 17,348,191 shares and 17,008,191 shares issued and outstanding, respectively	17,348	17,008
Additional paid in capital	4,152,722	4,103,862
Accumulated deficit	(4,303,160)	(3,846,395)
Total Shareholders' Equity (Deficit)	(133,090)	274,475

Total Liabilities and Shareholders' Equity (Deficit)	$1,115,629	$641,308

The accompanying notes are an integral part of these financial statements.

PetroShare Corp.
Condensed Statements of Operations (unaudited)

	For the three months ended		For the six months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Revenues
Crude oil and natural gas production revenue	$-	$-	$1,328	$-

Costs and Expenses
Lease operating expense	(2,741)	2,951	6,936	2,978
General and administrative expense	236,277	202,378	428,510	352,750
Depreciation, depletion, amortization and accretion	1,401	240	11,910	481
Bad debt expense (recovery)	-	(424,591)	-	-
Total Costs and Expenses	234,937	(219,022)	447,356	356,209

Operating (Loss) Income	(234,937)	219,022	(446,028)	(356,209)

Other Income (Expense)
Interest income	3	7	3	16
Interest expense	(10,740)	-	(10,740)	-
Net (Loss) Income	$(245,674)	$219,029	$(456,765)	$(356,193)

Net (Loss) Income per Common Share
Basic	$(0.01)	$0.01	$(0.03)	$(0.02)
Diluted	$(0.01)	$0.01	$(0.03)	$(0.02)

Weighted Average Number of Common Shares Outstanding
Basic	17,237,433	15,212,277	17,143,622	14,989,750
Diluted	17,237,433	16,183,309	17,143,622	14,989,750

The accompanying notes are an integral part of these financial statements.

PetroShare Corp. Condensed Statements of Cash Flows (unaudited)
	For the six months ended June 30, 2015	For the six months ended June 30, 2014
Cash flows from operating activities
Net (loss)	$(456,765)	$(356,193)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and depletion expense	10,379	481
Accretion of asset retirement obligation	1,531	-
Bad debt expense (recovery)	-	(424,591)
Changes in operating assets and liabilities
Accounts receivable – joint interest billing	11,954	1,178,680
Accounts receivable – crude oil and natural gas	1,004	-
Deferred offering costs	109,965	-
Prepaid expenses and other assets	9,465	(104,892)
Accounts payable and accrued liabilities	12,510	(955,045)
Accounts payable – working interest partners	(26,458)	-
Accounts payable – related parties	-	12,759
Drilling advances	(105,697)	(663,560)
Net cash (used in) operating activities	(432,112)	(1,312,361)

Cash flows from investing activities
Development of crude oil and natural gas properties	(14,993)	(183,736)
Acquisitions of crude oil and natural gas properties	(785,630)	(202,306)
Buyout of working interest partner	-	(1,142,237)
Proceeds from working interest partners for additional working interest	-	935,537
Net cash (used in) investing activities	(800,623)	(592,742)

Cash flows from financing activities
Long-term debt - advances on line of credit	1,000,000	-
Common stock issued for cash (net of offering costs)	49,200	785,000
Net cash provided by financing activities	1,049,200	785,000

Net (decrease) in cash	(183,535)	(1,120,103)

Cash
Beginning of period	425,358	2,689,011
End of period	$241,823	$1,568,908

Supplemental cash flow disclosure:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

PetroShare Corp.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2015

NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

PetroShare Corp. ("PetroShare" or the "Company") is a corporation that was organized under the laws of the State of Colorado on September 4, 2012 to investigate, acquire and develop crude oil and natural gas properties in the Rocky Mountain or mid-continent portion of the United States. Since inception, PetroShare has focused on financing activities and the acquisition, exploration and development of crude oil and natural gas prospects located in Moffat County, Colorado, known as the Buck Peak prospect, and Adams County, Colorado, known as the Todd Creek Farms prospect. As of June 30, 2015, the Company drilled and completed two wells on the Buck Peak prospect.  More recently the Company entered into an exclusive leasing arrangement with Kingdom Resources, LLC ("Kingdom"), a local property developer and mineral owner for the purpose of acquiring oil and gas leases in the southern end of the Wattenberg Field in northeast Colorado. This area is currently undergoing horizontal well development that targets the Niobrara and Codell formations by other oil and gas producers. The leasing agreement also provides that Kingdom will assist with access to drill sites, water rights, and pipeline easements to facilitate the Company's development of the minerals in this area. Under the terms of the leasing agreement, the Company accepted an assignment of an oil and gas lease covering approximately 1,280 gross acres (333 net acres) in Adams County, Colorado in February 2015 ("Kingdom Lease"), which the Company intends to develop as part of its Todd Creek Farms prospect. The Company closed on the Kingdom Lease acquisition on May 15, 2015. As of June 30, 2015, the Company has generated only nominal revenue from the sale of crude oil.

From inception through April 1, 2014, PetroShare's activities were accounted for as those of a "Development Stage Enterprise" as set forth in Accounting Standards Codification No. 915 "Development Stage Entities" ("ASC 915"), which defined a development stage entity as one that had not commenced planned principal operations or one in which planned principal operations had commenced but had not generated significant revenue therefrom.  Beginning in the fiscal quarter ended June 30, 2014, the Company elected to apply ASU No. 2014-10 which, in addition to removing the definition of a development stage entity from ASC 915, allowed the Company to terminate the presentation of inception-to-date information.

NOTE 2 – GOING CONCERN

The Company's independent registered public accounting firm raised substantial doubt about its ability to continue as a going concern in its report on the Company's financial statements for the year ended December 31, 2014. This doubt was based in part on the facts that the Company has suffered continued operating losses and generated only nominal revenue since inception and was dependent on raising capital from the sale of equity or other sources to continue in business. The Company had limited capital and was dependent upon achieving profitable operations and/or receipt of additional financing to continue operations. As of June 30, 2015, the Company had cash and cash equivalents of $241,823, working capital of $75,218, total shareholders' deficit of $133,090, and an accumulated deficit of $4,303,160.  For the three and six months ended June 30, 2015, the Company realized net losses of $245,674 and $456,765, respectively.

On May 13, 2015, the Company entered into a revolving line of credit facility agreement with a third-party industry partner, under which the Company is permitted to borrow an amount up to $5,000,000 as discussed elsewhere. While the Company believes that the line of credit will alleviate the doubt about our ability to continue as a going concern expressed by its independent registered public accounting firm, the Company is still dependent on improving operations to generate positive cash flow.

NOTE 3 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited condensed financial statements of the Company presented in this report have been prepared in accordance with Generally Accepted Accounting Principles in the United States ("US GAAP") and applicable rules of the US Securities and Exchange Commission ("SEC") regarding interim financial reporting. Accounting policies conform to US GAAP. Certain significant policies are discussed below. Certain information and note disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to SEC rules and regulations. In the opinion of management, the unaudited condensed financial statements contained herein reflect all material normal and recurring adjustments that are necessary for the fair presentation of the Company's financial position, results of operations, and cash flows on a basis consistent with that of its audited consolidated financial statements for the year ended December 31, 2014.  However, the results of operations for the interim period ended June 30, 2015, may not be indicative of results of operations to be expected for the full fiscal year. The unaudited condensed financial statements should be read in conjunction with the Company's audited financial statements and related notes contained in its Special Report on Form 10-K for the year ended December 31, 2014.  Subsequent events have been evaluated for financial reporting purposes through the date of the filing of this Form 10-Q.

PetroShare Corp.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2015

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Earnings (Loss) per Common Share

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net income by the weighted average number of common shares outstanding during the period adjusted to include the effects of potentially dilutive securities. Potentially dilutive securities include incremental shares issuable upon the exercise of options issued to the management and directors of PetroShare.

The amounts used in computing earnings (loss) per share and the effects of potentially dilutive securities on the weighted average number of common shares were as follows:

	For the three months ended		For the six months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Net income (loss)	$(245,674)	$219,029	$(456,765)	$(356,193)
Weighted Average number of shares used in basic earnings (loss) per share	17,237,433	15,212,277	17,143,622	14,989,750

Effects of dilutive securities:
Vested stock options (1)	-	971,032	-	-
Weighted average number of shares used in diluted earnings (loss) per share	17,237,433	16,183,309	17,143,122	14,989,750
Basic earnings (loss) per share	$(0.01)	$0.01	$(0.03)	$(0.02)
Diluted earnings (loss) per share	$(0.01)	$0.01	$(0.03)	$(0.02)
_______________________

(1) For the three and six months ended June 30, 2015 and for the six months ended June 30, 2014, shares underlying certain vested options outstanding have been excluded from the calculation of diluted loss per share, as the inclusion of these shares would have been anti-dilutive.

Cash and Cash Equivalents

PetroShare considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents. PetroShare's bank accounts periodically exceed federally insured limits. PetroShare maintains its deposits with high quality financial institutions and, accordingly, believes its credit risk exposure associated with cash is remote.

Accounts Receivable – Crude oil and natural gas

Accounts receivable – Crude oil and natural gas consists of amounts receivable from crude oil sold from the Company's well interests. All of the Company's accounts receivable is due from one party.  Management continually monitors accounts receivable for collectability.

Accounts Receivable – Joint interest billing

Accounts receivable – Joint interest billing consists primarily of joint interest billings, which are recorded at the invoiced and to-be-invoiced amounts. Collateral is not required for such receivables, nor is interest charged on past due balances. Joint interest billing receivables are collateralized by the pro rata revenue attributable to the joint interest holders and further by the interest itself.  As of June 30, 2015, three partners totaled 100% of the Company's total joint interest billing receivable with no allowance for collectability indicated during the period.  As of December 31, 2014, three partners totaled 100% of the Company's total joint interest billing receivables with no allowance for collectability indicated during the year.

PetroShare Corp.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2015

Crude Oil and Natural Gas Properties

Proved.

PetroShare follows the successful efforts method of accounting for its crude oil and natural gas properties. Under this method of accounting, all property acquisition costs and development costs are capitalized when incurred and depleted on a units-of-production basis over the remaining life of proved reserves and proved developed reserves, respectively. Costs of drilling exploratory wells are initially capitalized but are charged to expense if the well is determined to be unsuccessful.

Net carrying values of retired, sold or abandoned properties that constitute less than a complete unit of depreciable property are charged or credited, net of proceeds, to accumulated depreciation, depletion and amortization unless doing so significantly affects the unit-of-production amortization rate, in which case a gain or loss is recognized in the statement of operations. Gains or losses from the disposal of complete units of depreciable property are recognized in income (loss).

Unproved.

Unproved properties consist of costs to acquire undeveloped leases as well as costs to acquire unproved reserves. Undeveloped lease costs and unproved reserve acquisitions are capitalized, and individually insignificant unproved properties are amortized on a composite basis, based on past success, past experience and average lease-term lives. PetroShare evaluates significant unproved properties for impairment based on remaining lease term, drilling results, reservoir performance, seismic interpretation or future plans to develop acreage. When successful wells are drilled on undeveloped leaseholds, unproved property costs are reclassified to proved properties and depleted on a unit-of-production basis. Impairment expense for unproved properties is reported in exploration and impairment expense.

Property, Plant and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using straight-line methods over the estimated useful lives of the related assets. Expenditures for renewals and betterments which increase the estimated useful life or capacity of the asset are capitalized; expenditures for repairs and maintenance are expensed when incurred.

Asset Impairment

Proved crude oil and natural gas properties are reviewed for impairment on a field-by-field basis each quarter, or when events and circumstances indicate a possible decline in the recoverability of the carrying value of such field. The estimated future undiscounted cash flows expected in connection with the field are compared to the carrying amount of the field to determine if the carrying amount is recoverable. If the carrying amount of the field exceeds its estimated undiscounted future cash flows, the carrying amount of the field is reduced to its estimated fair value. Due to the unavailability of relevant comparable market data, a discounted cash flow method is used to determine the fair value of proved properties. The discounted cash flow method utilizes the most recent third party reserve estimation report and estimates future cash flows based on management's estimates of future crude oil and natural gas production, commodity prices based on commodity futures price strips, operating and development costs, and a risk-adjusted discount rate. The Company recognized no impairment expense during the three and six months ended June 30, 2015 and 2014.

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization of capitalized drilling and development costs of producing crude oil and natural gas properties, including related support equipment and facilities, are computed using the unit-of-production method on a field basis based on total estimated proved developed crude oil and natural gas reserves. Amortization of producing leaseholds is based on the unit-of-production method using total estimated proved reserves. In arriving at rates under the unit-of-production method, the quantities of recoverable crude oil and natural gas reserves are established based on estimates made by the Company and external independent reserve engineers. Upon sale or retirement of properties, the cost and related accumulated depreciation, depletion and amortization are eliminated from the accounts and the resulting gain or loss, if any, is recognized. Unit of production rates are revised whenever there is an indication of a need, but at least in conjunction annual reserve reports. Revisions are accounted for prospectively as changes in accounting estimates. Depletion expense for the three and six months ended June 30, 2015 was $396 and $9,898 respectively; there was no such expense recorded in 2014.

PetroShare Corp.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2015

 Drilling Advances

The Company's drilling advances consist of cash provided to the Company from its joint interest partners for planned drilling activities. Advances are applied against the joint interest partner's share of expenses incurred. As of June 30, 2015 and December 31, 2014, drilling advances totaled $116,137 and $221,834, respectively.

Income Taxes

The Company records income taxes under the asset and liability method prescribed by ASC 740, "Income Taxes." Under this method, deferred tax assets and liabilities are recognized for temporary differences between the financial statement amounts and the tax basis of certain assets and liabilities by applying statutory rates in effect when the temporary differences are expected to reverse. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Based on the level of historical losses and the level of uncertainty with respect to future taxable income over the period in which the deferred tax assets are deductible, a full valuation allowance has been provided.

Asset Retirement Obligation

Asset retirement obligations associated with tangible long-lived assets are accounted for in accordance with ASC 410, "Accounting for Asset Retirement Obligations." The estimated fair value of the future costs associated with dismantlement, abandonment and restoration of crude oil and natural gas properties is recorded generally upon the completion of a well. The net estimated costs are discounted to present values using a risk adjusted rate over the estimated economic life of the crude oil and natural gas properties. Such costs are capitalized as part of the related asset. The asset is depleted on the units-of-production method.  The liability is periodically adjusted to reflect: (1) new liabilities incurred; (2) liabilities settled during the period; (3) accretion expense; and (4) revisions to estimated future cash flow requirements. The accretion expense is recorded as a component of depreciation, depletion, accretion and amortization expense in the accompanying statements of operations.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)" ("ASU 2014-09"). The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: identify the contract(s) with a customer; identify the performance obligations in the contract; determine the transaction price; allocate the transaction price to the performance obligations in the contract; and recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 supersedes the revenue recognition requirements in Accounting Standards Codification Topic No. 605, "Revenue Recognition," most industry-specific guidance throughout the industry topics of the accounting standards codification, and some cost guidance related to construction-type and production-type contracts. ASU 2014-09 is effective for public entities for annual periods and interim periods within those annual periods beginning after December 15, 2016. Early adoption is not permitted. Companies may use either a full retrospective or a modified retrospective approach to adopt ASU 2014-09. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.

In June 2014, the FASB issued ASU No. 2014-12, "Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved After the Requisite Service Period". The standard requires that a performance target that affects vesting and that could be achieved after the requisite service period should be treated as a performance condition, and compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved. This ASU is effective for fiscal years beginning after December 15, 2015, and for interim periods within those fiscal years. Early adoption is permitted.  The Company does not anticipate any impact from the adoption of this standard on its financial statements.

PetroShare Corp.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2015

In August 2014, the FASB issued ASU No. 2014-15, "Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern" ("ASU 2014-15"). ASU 2014-15 is intended to define management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. Specifically, ASU 2014-15 provides a definition of the term substantial doubt and requires an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). It also requires certain disclosures when substantial doubt is alleviated as a result of consideration of management's plans and requires an express statement and other disclosures when substantial doubt is not alleviated. The new standard will be effective for reporting periods beginning after December 15, 2016, with early adoption permitted. The Company will evaluate the going concern considerations in this ASU; however, as of the current period, management believes that is current disclosures meet the requirement under this ASU.

Various other accounting pronouncements have been recently issued, most of which represented technical corrections to the accounting literature or were applicable to specific industries, and are not expected to have a material effect on the Company's financial position, results of operations, or cash flows.

NOTE 4 – PROPERTY, PLANT AND EQUIPMENT

Property and equipment balances were comprised of furniture, fixtures, and equipment and are shown below:

	June 30, 2015	December 31, 2014
Property, Plant and Equipment	$4,385	$4,385
Accumulated Depreciation	(2,075)	(1,594)
Total Property, Plant and Equipment, net	$2,310	$2,791

Depreciation expense recorded for the three and six months ended June 30, 2015 amounted to $241 and $481, respectively. Depreciation expense for the three and six months ended June 30, 2014 amounted to $240 and $480, respectively.

NOTE 5 – CRUDE OIL AND NATURAL GAS PROPERTIES

Aggregate Capitalized Costs. The Company has recorded aggregate capitalized costs relating to its crude oil and natural gas activities as shown below:

	June 30, 2015	December 31, 2014
Proved	$757,206	$1,955,703
Wells in progress	-	23,352
Unproved	785,630	-
Less: Accumulated depletion, depreciation and impairment	(724,058)	(1,951,002)
Total	$818,778	$28,053

Costs Incurred in Crude Oil and Natural Gas Activities.  Costs incurred in connection with PetroShare's crude oil and natural gas acquisition, exploration and development activities for each of the periods are shown below:

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Exploration costs	$-	$-
Development costs	14,993	532,279
Acquisition of properties:
Proved	-	202,306
Unproved	785,630	-
Total	$800,623	$734,585

PetroShare Corp.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2015

During the three and six months ended June 30, 2015, the Company recorded depletion expense of $396 and $9,898 respectively. The Company recorded no depletion expense during the comparable prior periods.

The Company collected drilling advances from its working interest partners of $nil during both the three and six months ended June 30, 2015.  As of the periods ended June 30, 2015 and December 31, 2014, the Company had unused portions of these advances totaling $116,137 and $221,834, respectively.

On May 15, 2015, the Company completed the acquisition of the Kingdom Lease, totaling approximately 1,280 gross acres (333 net acres) located in Adams County, Colorado. The Company's interest could be reduced to approximately 166 net acres by virtue of a participation agreement that the Company executed with its lender, Providence Energy Operators, LLC ("Providence"). PetroShare intends to develop the Kingdom Lease area as part of its Todd Creek Farms prospect.

PetroShare paid $785,630 and Kingdom conveyed to the Company an 80% net revenue interest in the acreage after accounting for landowner and other royalties. Pursuant to the provisions of a participation agreement, executed in connection with the Company's line of credit (See Note 7 – Line of Credit), PetroShare assigned the right to acquire up to 50% of its interest in the Todd Creek Farms prospect to Providence in part consideration for extending the Company the line of credit.

NOTE 6 – ASSET RETIREMENT OBLIGATION

For the purpose of determining the fair value of the asset retirement obligation incurred during the six months ended June 30, 2015, the Company assumed an inflation rate of 2.5%, an estimated average asset life of 5.1 years, and a credit adjusted risk free interest rate of 8.0%.

The following reconciles the value of the asset retirement obligation for the periods presented:

	June 30, 2015	December 31, 2014
Asset retirement obligation, beginning of year	$31,715	$-
Liabilities settled	-	-
Liabilities incurred	-	30,880
Revisions in estimated liabilities	-	-
Accretion	1,531	835
Total	$33,246	$31,715

NOTE 7 – LINE OF CREDIT

On May 13, 2015, the Company executed a Revolving Line of Credit Facility Agreement with Providence making available a revolving line of credit, which is evidenced by a promissory note, of up to $5,000,000.  The line of credit is secured by a deed of trust from PetroShare for the benefit of Providence, under which the Company pledged certain of its assets and oil and gas interests as collateral, including the Kingdom Lease. The line of credit is due and payable in its entirety, including all outstanding principal, interest, fees, expenses and other amounts on June 1, 2017.  Interest on the outstanding principal balance of the line of credit begins accruing on the dates of advancements of principal at an annual rate equal to 8.0% simple interest.  The Company is obligated to pay interest monthly after the Company receives its first production payment from a well associated with the participation agreement and/or in which the Company has or has had a working interest and in accordance with the terms of the promissory note.
As of June 30, 2015, the outstanding balance on the line of credit was $1,000,000 plus accrued interest of $10,740.

On July 17, 2015, the Company borrowed an additional $540,000 against the line of credit in anticipation of a transaction. The transaction was never consummated and the Company intends to repay this amount in the near term.

PetroShare Corp.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2015

NOTE 8 - SHAREHOLDERS' EQUITY (DEFICIT)

Common Stock

As of June 30, 2015 and December 31, 2014, PetroShare had 100,000,000 shares of common stock authorized with a par value of $0.001 per share. As of June 30, 2015 and December 31, 2014, 17,348,191 and 17,008,191 shares were issued and outstanding, respectively.

On September 22, 2014, the Company filed a registration statement on Form S-1, along with the Company's prospectus, registering for sale 4,600,000 shares of common stock. The registration statement was declared effective on February 4, 2015. In accordance with the terms of the prospectus, the offering was to expire on April 5, 2015, unless extended by the Board of Directors. On April 3, 2015, the Board of Directors unanimously approved the extension of the offering period for an additional 60 days, through June 4, 2015. On June 4, 2015 the Board of Directors unanimously approved the extension of the offering period for an additional 30 days through July 6, 2015.

The Company recently engaged a broker-dealer to act as its underwriter for the offering. Pursuant to the engagement of the underwriter, on July 15, 2015, the Company filed a post-effective amendment to its registration statement on Form S-1. The registration statement, among other things, discloses the compensation the Company will pay the underwriter for underwriting the offering and updates the Company's prospectus with certain information related to the Company's financial condition and business operations. As of August 12, 2015, the registration statement was being reviewed by the SEC. The Company seeks to raise $4,600,000 under the offering.

Activity for the period from January 1, 2015 through June 30, 2015 included the following:

●	On various dates from March through June 2015, the Company sold 340,000 shares of common stock at $1.00 per share for gross proceeds of $340,000 under the terms of the offering.

Preferred Stock

As of June 30, 2015, PetroShare had 10,000,000 shares of preferred stock authorized with a par value of $0.01 per share. As of June 30, 2015, there was no preferred stock issued or outstanding.

NOTE 9 - INCOME TAXES

The effective income tax rates for the six months ended June 30, 2015 and 2014 were nil%. Total income tax expense for the six months ended June 30, 2015 and 2014, differed from amounts computed by applying the U.S. federal statutory tax rates to pre-tax income due primarily to changes in the valuation allowance recorded against deferred tax assets.

NOTE 10 - SUBSEQUENT EVENTS

In July 2015, the Company granted options to purchase an aggregate of 125,000 shares of its common stock to a consultant of the Company. The options are exercisable for a period of three years from the grant date at a price of $1.00 per share.
On July 17, 2015 the Company borrowed an additional $540,000 against the line of credit in anticipation of a transaction. The transaction never was consummated and the Company intends to repay this amount in the near term.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
PetroShare Corp.

We have audited the accompanying balance sheets of PetroShare Corp. as of December 31, 2014 and 2013, and the related statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PetroShare Corp. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has generated nominal revenues to date, incurred recurring losses from operations and has an accumulated deficit of $3,846,395 at December 31, 2014. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ StarkSchenkein, LLP
StarkSchenkein, LLP
Denver, Colorado
April 17, 2015

PetroShare Corp.
Balance Sheets December 31,

	2014	2013

ASSETS
Current Assets:
Cash and cash equivalents	$425,358	$2,689,011
Accounts receivable – Crude oil and natural gas	1,004	-
Accounts receivable – Joint interest billing	43,873	981,575
Deferred offering costs	109,965	-
Prepaid expenses and other assets	26,413	12,187
Total current assets	606,613	3,682,773

Crude Oil and Natural Gas Properties-using successful efforts method
Unproven crude oil and natural gas properties	-	250,474
Proven crude oil and natural gas properties	718,861	-
Wells in progress	23,352	439,873
Less: accumulated depletion and depreciation	(714,160)	-
Crude oil and natural gas properties, net	28,053	690,347

Property, plant and equipment, net	2,791	3,754
Other assets	3,851	3,850
Total Assets	$641,308	$4,380,724

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$86,826	$1,894,091
Accounts payable – working interest owners	26,458	-
Accounts payable – related parties	-	2,966
Drilling advances	221,834	663,560
Total current liabilities	335,118	2,560,617

Asset retirement obligation	31,715	-
Total Liabilities	366,833	2,560,617

Shareholders' Equity:
Preferred stock-$.01 par value: 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock-$.001 par value: 100,000,000 shares authorized; 17,008,191 shares and 14,764,750 shares issued and outstanding, respectively	17,008	14,765
Additional paid in capital	4,103,862	3,009,075
Accumulated deficit	(3,846,395)	(1,203,733)
Total Shareholders' Equity	$274,475	$1,820,107

Total Liabilities and Shareholders' Equity	$641,308	$4,380,724

The accompanying notes are an integral part of these financial statements.

PetroShare Corp. Statements of Operations For the years ended December 31,
	2014	2013

Revenues
Crude oil and natural gas revenue	$7,394	$-

Costs and Expenses
Lease operating expense	20,595	253
General and administrative expense	676,698	473,668
Depreciation, depletion, amortization and accretion	715,958	631
Exploration costs	-	29,537
Loss on impairment of crude oil and natural gas properties	1,236,842	-
Total Costs and Expenses	2,650,093	504,089

Operating (Loss)	(2,642,699)	(504,089)

Other Income
Interest income	37	14

Net (Loss)	$(2,642,662)	$(504,075)

Net (Loss) per Common Share
Basic and Diluted	$(0.17)	$(0.04)
Weighted Average Number of Common Shares Outstanding
Basic and Diluted	15,985,228	13,888,332

The accompanying notes are an integral part of these financial statements.

PetroShare Corp.
Statements of Changes in Shareholders' Equity
For the years ended December 31, 2014 and 2013

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance, December 31, 2012	12,000,000	$12,000	$692,840	$(699,658)	$5,182
Issuance of Common Shares for cash at $0.50 per share	4,504,000	4,504	2,247,496	-	2,252,000
Issuance of Common Shares in association with Asset Purchase Agreement at $1.00 per share	67,000	67	66,933	-	67,000
Cancellation of certain Founders Shares in association with Separation Agreement	(1,806,250)	(1,806)	1,806	-	-
Net Loss	-	-	-	(504,075)	(504,075)
Balance, December 31, 2013	14,764,750	$14,765	$3,009,075	$(1,203,733)	$1,820,107

Issuance of Common Shares for cash at $0.50 per share, net of offering costs	2,220,003	2,220	1,094,810	-	1,097,030
Issuance of Common Shares in connection with Separation Agreement	23,438	23	(23)	-	-
Net Loss	-	-	-	(2,642,662)	(2,642,662)
Balance, December 31, 2014	17,008,191	$17,008	$4,103,862	$(3,846,395)	$274,475

The accompanying notes are an integral part of these financial statements.

PetroShare Corp. Statements of Cash Flows For the years ended December 31,
	2014	2013
Cash flows from operating activities
Net (loss) for the period	$(2,642,662)	$(504,075)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation expense	715,123	631
Accretion of asset retirement obligation	835	-
Loss on impairment of crude oil and natural gas properties	1,236,842	-
Bad debt (recovery)	(424,951)	-
Changes in operating assets and liabilities
Accounts receivable – Joint interest billing	945,605	(981,575)
Deferred offering costs	(109,965)	-
Prepaid expenses and other assets	(14,227)	(16,037)
Accounts payable and accrued liabilities	(1,707,264)	1,876,094
Accounts payable – related parties	(2,966)	2,966
Accounts payable – working interest partners	26,458	-
Drilling advances, net	(441,726)	663,560
Net cash (used in) provided by operating activities	(2,418,898)	1,041,564

Cash flows from investing activities
Additions of furniture, fixtures and equipment	-	(4,385)
Development of crude oil and natural gas properties	(532,779)	(40,040)
Acquisitions of crude oil and natural gas properties	(202,306)	(565,310)
Buyout of working interest partner	(1,142,237)	-
Proceeds from working interest partners	935,537	-
Net cash (used in) investing activities	(941,785)	(609,735)

Cash flows from financing activities
Common stock issued for cash, net of offering costs	1,097,030	2,252,000
Net cash provided by financing activities	1,097,030	2,252,000

Net (decrease) increase in cash	(2,263,653)	2,683,829

Cash
Beginning of period	2,689,011	5,182
End of period	$425,358	$2,689,011

Non-cash investing and financing transactions
Exchange of information for lease interests	$-	$17,997
Issuance of common stock for asset purchase	$-	$67,000
Cancellation of shares	$-	$1,806

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

PetroShare Corp.
NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

PetroShare Corp. ("PetroShare" or the "Company") is a corporation that was organized under the laws of the State of Colorado on September 4, 2012 to investigate, acquire and develop crude oil and natural gas properties in the Rocky Mountain or mid-continent portion of the United States. Since its inception, PetroShare has focused on financing activities and the acquisition, exploration and development of a crude oil and natural gas prospect located in Moffat County, Colorado known as the Buck Peak Prospect, which the Company believes is prospective for crude oil and natural gas.  As of December 31, 2014, the Company has drilled and completed two wells. The Company has generated only nominal revenue from the sale of crude oil as of December 31, 2014.

From its inception through April 1, 2014, PetroShare's activities had been accounted for as those of a "Development Stage Enterprise" as set forth in Accounting Standards Codification No. 915 "Development Stage Entities" ("ASC 915") which defined a development stage entity as one that had not commenced planned principal operations or one in which planned principal operations had commenced but had not generated significant revenue therefrom.  Beginning in the fiscal quarter ended June 30, 2014, the Company elected to apply Accounting Standards Update ("ASU") No. 2014-10 which, in addition to removing the definition of a development stage entity from ASC 915, allowed it to terminate the presentation of inception-to-date information.

NOTE 2 – GOING CONCERN

For the fiscal year ended December 31, 2014, the Company generated only nominal revenue from crude oil and natural gas sales and its net loss from operations was $2,642,662.  As of December 31, 2014, the Company's results of operations resulted in an accumulated deficit of $3,846,395. In addition, the Company recorded significant impairment charges in the amount of $1,236,842 during the year.  The Company is dependent on an improvement in operations and receipt of additional capital.  Working capital at December 31, 2014 and 2013 was $271,495 and $1,122,156 respectively.

The Company has not achieved profitable operations to date, and its cash requirements are subject to numerous contingencies and risks beyond its control, including operational and development risks, competition from well-funded competitors, and its ability to manage growth. The Company will need to raise equity or borrow capital to fund further participation in drilling activities. If additional financing is not available, the Company may be compelled to reduce the scope of its business activities or cease activities altogether. If the Company is unable to fund its operating cash flow needs and planned capital investments, it may be necessary to reduce general and administrative expenses and or sell a portion of the Company's interests in its crude oil and natural gas properties; however, these may have little value given production and current crude oil prices. These factors among others indicate that the Company may be unable to continue in existence. The Company's financial statements do not include any adjustments related to the realization of the carrying value of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.
Management believes that it can be successful in obtaining debt and/or equity financing which will enable the Company to continue in existence and continue as a going concern. However there can be no assurance that management will be successful in raising additional capital.

NOTE 3 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with Generally Accepted Accounting Principles in the United States ("US GAAP"). Accounting policies conform to US GAAP. Significant policies are discussed below.

PetroShare Corp.
NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Loss Per Common Share

(Loss) per share attributable to PetroShare shareholders is computed by dividing net (loss) by the weighted average number of common shares outstanding during the period. Diluted (loss) per share attributable to PetroShare shareholders is computed by dividing the net (loss) by the weighted average number of common shares outstanding during the period adjusted to include the effects of potentially dilutive securities.  During the fiscal years ended December 31, 2014 and 2013, the Company did not include 2,000,000 stock options outstanding and exercisable for purposes of calculating diluted net loss per share, as the effect of their inclusion would be anti-dilutive.

Cash and Cash Equivalents

PetroShare considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents. PetroShare's bank accounts periodically exceed federally insured limits. PetroShare maintains its deposits with high quality financial institutions and, accordingly, believes its credit risk exposure associated with cash is remote.

Accounts Receivable – Crude oil and natural gas

Accounts receivable – Crude oil and natural gas consists of amounts receivable from crude oil sold from the Company's well interests. All of the Company's accounts receivable is due from one party.  Management continually monitors accounts receivable for collectability.

Accounts Receivable – Joint interest billing

Accounts receivable – Joint interest billing consists primarily of joint interest billings, which are recorded at the invoiced and to-be-invoiced amounts. Collateral is not required for such receivables, nor is interest charged on past due balances. Joint interest billing receivables are collateralized by the pro rata revenue attributable to the joint interest holders and further by the interest itself.  As of December 31, 2014, three partners totaled 100% of the Company's total joint interest billing receivable with no allowance for collectability indicated during the period.  As of December 31, 2013, four partners totaled 100% of the Company's total joint interest billing receivables with no allowance for collectability indicated during the year.

Deferred Offering Costs

The Company defers as other current assets the direct incremental costs of raising capital through equity offerings until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated.  As of December 31, 2014, the Company's deferred offering costs totaled $109,965 with no comparable amount recorded as of December 31, 2013.

Crude Oil and Natural Gas Properties

Proved. PetroShare follows the successful efforts method of accounting for its crude oil and natural gas properties. Under this method of accounting, all property acquisition costs and development costs are capitalized when incurred and depleted on a units-of-production basis over the remaining life of proved reserves and proved developed reserves, respectively. Costs of drilling exploratory wells are initially capitalized but are charged to expense if the well is determined to be unsuccessful.

PetroShare Corp.
NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

PetroShare assesses its proved crude oil and natural gas properties for impairment whenever events or circumstances indicate that the carrying value of the assets may not be recoverable. The impairment test compares estimated undiscounted future net cash flows to the assets' net book value. If the net capitalized costs exceed estimated future net cash flows, then the cost of the property is written down to fair value. Fair value for crude oil and natural gas properties is generally determined based on estimated discounted future net cash flows. Impairment expense for proved properties is reported in exploration and impairment expense.  During the year ended December 31, 2014, the Company recognized impairment expense of $1,236,842 with no comparable expense recognized during 2013.

Net carrying values of retired, sold or abandoned properties that constitute less than a complete unit of depreciable property are charged or credited, net of proceeds, to accumulated depreciation, depletion and amortization unless doing so significantly affects the unit-of-production amortization rate, in which case a gain or loss is recognized in the statement of operations. Gains or losses from the disposal of complete units of depreciable property are recognized in earnings (loss).

Unproved. Unproved properties consist of costs to acquire undeveloped leases as well as costs to acquire unproved reserves. Undeveloped lease costs and unproved reserve acquisitions are capitalized, and individually insignificant unproved properties are amortized on a composite basis, based on past success, past experience and average lease-term lives. PetroShare evaluates significant unproved properties for impairment based on remaining lease term, drilling results, reservoir performance, seismic interpretation or future plans to develop acreage. When successful wells are drilled on undeveloped leaseholds, unproved property costs are reclassified to proved properties and depleted on a unit-of-production basis. Impairment expense for unproved properties is reported in exploration and impairment expense.

Exploratory. Geological and geophysical costs, including exploratory seismic studies, and the costs of carrying and retaining unproved acreage are expensed as incurred. Costs of seismic studies that are utilized in development drilling within an area of proved reserves are capitalized as development costs. Amounts of seismic costs capitalized are based on only those blocks of data used in determining development well locations. To the extent that a seismic project covers areas of both developmental and exploratory drilling, those seismic costs are proportionately allocated between development costs and exploration expense.

Costs of drilling exploratory wells are initially capitalized, pending determination of whether the well contains proved reserves. If an exploratory well does not contain proved reserves, the costs of drilling the well and other associated costs are charged to expense. Costs incurred for exploratory wells that contain reserves, which cannot yet be classified as proved, continue to be capitalized if (a) the well has found a sufficient quantity of reserves to justify completion as a producing well, and (b) PetroShare is making sufficient progress assessing the reserves and the economic and operating viability of the project. If either condition is not met, or if PetroShare obtains information that raises substantial doubt about the economic or operational viability of the project, the exploratory well costs, net of any salvage value, are expensed.

Enhanced Recovery Activities. PetroShare may carry out tertiary recovery methods on certain of its crude oil and natural gas properties in order to recover additional hydrocarbons that are not recoverable from primary or secondary recovery methods. Acquisition costs of tertiary injectants, such as purchased CO2, for enhanced oil recovery ("EOR") activities that are used during a project's pilot phase, or prior to a project's technical and economic viability (i.e. prior to the recognition of proved tertiary recovery reserves) are expensed as incurred. After a project has been determined to be technically feasible and economically viable, all acquisition costs of tertiary injectants are capitalized as development costs and depleted, as they are incurred solely for obtaining access to reserves not otherwise recoverable and have future economic benefits over the life of the project. As CO2 is recovered together with crude oil and natural gas production, it is extracted and re-injected, and all the associated CO2 recycling costs are expensed as incurred. Likewise costs incurred to maintain reservoir pressure are also expensed.

PetroShare Corp.
NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

Property, Plant and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using straight-line methods over the estimated useful lives of the related assets. Expenditures for renewals and betterments which increase the estimated useful life or capacity of the asset are capitalized; expenditures for repairs and maintenance are expensed when incurred.

Asset Impairment

Proved crude oil and natural gas properties are reviewed for impairment on a field-by-field basis each quarter, or when events and circumstances indicate a possible decline in the recoverability of the carrying value of such field. The estimated future undiscounted cash flows expected in connection with the field are compared to the carrying amount of the field to determine if the carrying amount is recoverable. If the carrying amount of the field exceeds its estimated undiscounted future cash flows, the carrying amount of the field is reduced to its estimated fair value. Due to the unavailability of relevant comparable market data, a discounted cash flow method is used to determine the fair value of proved properties. The discounted cash flow method utilizes the most recent third party reserve estimation report and estimates future cash flows based on management's estimates of future crude oil and natural gas production, commodity prices based on commodity futures price strips, operating and development costs, and a risk-adjusted discount rate. The Company recognized impairment expense of $1,236,842 during the year ended December 31, 2014 while no such expense was recorded in 2013.

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization of capitalized drilling and development costs of producing crude oil and natural gas properties, including related support equipment and facilities, are computed using the unit-of-production method on a field basis based on total estimated proved developed crude oil and natural gas reserves. Amortization of producing leaseholds is based on the unit-of-production method using total estimated proved reserves. In arriving at rates under the unit-of-production method, the quantities of recoverable crude oil and natural gas reserves are established based on estimates made by the Company and external independent reserve engineers. Upon sale or retirement of properties, the cost and related accumulated depreciation, depletion and amortization are eliminated from the accounts and the resulting gain or loss, if any, is recognized. Unit of production rates are revised whenever there is an indication of a need, but at least in conjunction annual reserve reports. Revisions are accounted for prospectively as changes in accounting estimates. Depletion expense for the year ended December 31, 2014 was $714,160 there was no such expense recorded in 2013.

Drilling Advances

The Company's drilling advances consist of cash provided to the Company from its joint interest partners for planned drilling activities. Advances are applied against the joint interest partner's share of expenses incurred. As of December 31, 2014 and 2013, drilling advances totaled $221,834 and $663,560, respectively.

Income Taxes

PetroShare recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates that are expected to be in effect when the differences are expected to be recovered. PetroShare provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Asset Retirement Obligation

Asset retirement obligations associated with tangible long-lived assets are accounted for in accordance with ASC 410, "Accounting for Asset Retirement Obligations." The estimated fair value of the future costs associated with dismantlement, abandonment and restoration of crude oil and natural gas properties is recorded generally upon the completion of a well. The net estimated costs are discounted to present values using a risk adjusted rate over the estimated economic life of the crude oil and natural gas properties. Such costs are capitalized as part of the related asset. The asset is depleted on the units-of-production method.  The liability is periodically adjusted to reflect: (1) new liabilities incurred; (2) liabilities settled during the period; (3) accretion expense; and (4) revisions to estimated future cash flow requirements. The accretion expense is recorded as a component of depreciation, depletion, accretion and amortization expense in the accompanying statements of operations.

PetroShare Corp.
NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

Share Based Compensation

PetroShare uses the Black-Scholes option-pricing model to determine the fair-value of stock-based awards in accordance with ASC 718, "Compensation." The option-pricing model requires the input of highly subjective assumptions, including the option's expected life, the price volatility of the underlying stock, and the estimated dividend yield of the underlying stock. PetroShare's expected term represents the period that stock-based awards are expected to be outstanding and is determined based on the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior as influenced by changes to the terms of its stock-based awards. As there was no historical data available to ascertain a forfeiture rate, the plain vanilla method was applied in calculating the expected term of the options. As PetroShare's common stock is not currently publicly traded, the expected stock price volatility is based on the historical volatility of a group of publicly traded companies that share similar operating metrics and histories. PetroShare has never paid dividends on its common stock and currently does not intend to do so, and as such, the expected dividend yield is zero.

Recently Issued Accounting Pronouncements

In July 2013, the FASB issued ASU No. 2013-11 "Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists" ("ASU 2013-11"). ASU 2013-11 addresses the diversity in practice that exists for the balance sheet presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. ASU 2013-11 requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. ASU No. 2013-11 was effective for PetroShare's fiscal quarter ending June 30, 2014. ASU 2013-11 impacts balance sheet presentation only. The adoption of ASU No. 2013-11 did not have a material impact on the Company's financial statements.

In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)" ("ASU 2014-09"). The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: identify the contract(s) with a customer; identify the performance obligations in the contract; determine the transaction price; allocate the transaction price to the performance obligations in the contract; and recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 supersedes the revenue recognition requirements in Accounting Standards Codification Topic No. 605, "Revenue Recognition," most industry-specific guidance throughout the industry topics of the accounting standards codification, and some cost guidance related to construction-type and production-type contracts. ASU 2014-09 is effective for public entities for annual periods and interim periods within those annual periods beginning after December 15, 2016. Early adoption is not permitted. Companies may use either a full retrospective or a modified retrospective approach to adopt ASU 2014-09. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.

In June 2014, the FASB issued ASU No. 2014-10 "Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation" ("ASU 2014-10"). ASU 2014-10 addresses the cost and complexity associated with the incremental reporting requirements for development stage entities, such as startup companies, without compromising the availability of relevant information and eliminates an exception provided to development stage entities in Topic 810, Consolidation, for determining whether an entity is a variable interest entity on the basis of the amount of investment equity that is at risk. The Company elected to apply ASU 2014-10 for its fiscal quarter ended June 30, 2014. ASU 2014-10 impacts financial statement presentation only and removes the requirement to present additional inception-to-date information.

PetroShare Corp.
NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

In August 2014, the FASB issued ASU No. 2014-15, "Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern" ("ASU 2014-15"). ASU 2014-15 is intended to define management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. Specifically, ASU 2014-15 provides a definition of the term substantial doubt and requires an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). It also requires certain disclosures when substantial doubt is alleviated as a result of consideration of management's plans and requires an express statement and other disclosures when substantial doubt is not alleviated. The new standard will be effective for reporting periods beginning after December 15, 2016, with early adoption permitted. The Company will evaluate the going concern considerations in this ASU; however, as of the current period, management believes that is current disclosures meet the requirement under this ASU.

Various other accounting pronouncements have been recently issued, most of which represented technical corrections to the accounting literature or were applicable to specific industries, and are not expected to have a material effect on the Company's financial position, results of operations, or cash flows.

NOTE 4 –ACQUISITIONS AND BUSINESS COMBINATIONS

Asset Purchases

In April 2013, PetroShare acquired working interests in undeveloped acreage located in Moffat County, Colorado known as the Buck Peak Prospect (the "Prospect") consisting of approximately 1,100 net acres. PetroShare acquired the Prospect from two entities: (1) Premier Energy LLC, an entity affiliated with Frederick J. Witsell, the Company's President and Director of Operations/Geosciences and (2) an unaffiliated entity.

●	On April 9, 2013, PetroShare acquired 463.29 net acres from the unaffiliated entity for cash consideration of $341,430.

●	On April 18, 2013, PetroShare acquired 623.65 net acres from Premier Energy, LLC for a total purchase price of $223,880 in cash and 67,000 shares of common stock valued at $1.00 per share. (See Notes 9 and 12).

Asset Exchange

In June and August 2013, PetroShare acquired 17.876 net acres in the Prospect from unaffiliated entities in exchange for certain daily prospective drilling and completion information on one of its two wells ("Asset Exchange," see also Notes 6 and 8).

Proposed Business Combination

On September 12, 2013, PetroShare entered into a letter of intent (the "Letter of Intent") with a third party (the "Counterparty") outlining the terms and conditions of a transaction between PetroShare and the Counterparty in which (1) the two companies would undertake a business combination in which the existing shareholders of PetroShare would obtain 70% of the Counterparty's common stock issued and outstanding after the transaction and the existing shareholders of the Counterparty would retain 30% of the common stock issued and outstanding after the transaction and (2) PetroShare would grant the Counterparty an option to participate with PetroShare in the drilling activities of one or both of the wells on the Prospect in an amount equal to 30% of 100% of the working interest. Completion of the business combination was subject to a number of contingencies, including negotiation and execution of a definitive agreement and approval of each company's shareholders.

PetroShare Corp.
NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

On September 30, 2013, PetroShare and the Counterparty entered into a participation agreement whereby the Counterparty agreed to pay 30% of the total cost and expense of at least one and up to two wells for a 30% working interest thereafter having a net revenue interest of not less than 23.509% in the wells. In the event that the acquisition contemplated in the Letter of Intent was not completed, the Counterparty's interests in the wells would be reduced to 25% and the net revenue interest would be proportionately reduced. At the same time, the parties executed a Joint Operating Agreement related to the wells.

On March 10, 2014, the Company notified the Counterparty that it owed certain funds for its share of the drilling and/or completion costs of the two wells under the Joint Operating Agreement. The Company also indicated that it would suspend the Counterparty's rights under the Joint Operating Agreement for the two wells if it failed to pay its share of the costs by April 9, 2014, and that such failure may be considered to be the Counterparty's election not to participate in the completion of the wells. Shortly thereafter, on March 12, 2014, the Company notified the Counterparty in writing that it terminated the Letter of Intent and all negotiations for the proposed business combination. The Counterparty then notified PetroShare that it disputed the alleged default under the Joint Operating Agreement and raised other claims against the Company.

On May 5, 2014, the parties entered into a Settlement Agreement to settle their claims which required the Company to make a payment to the Counterparty of $1,142,237 by June 16, 2014 (the Company paid $100,000 of this amount on May 6, 2014). The Settlement Agreement also included mutual releases that became effective upon receipt of the final payment. The Settlement Agreement acknowledges that neither party admits any liability to the other.  The Company made the final payment of $1,042,237 on June 16, 2014, and, pursuant to the Settlement Agreement, the Counterparty waived any rights under the Participation Agreement and Joint Operating Agreement.

Concurrently with this Settlement Agreement and after the performance of the Settlement Agreement, the Company and its three remaining working interest partners purchased interests in the two wells such that these three partners own 75% of the working interest in the two wells and the Company retains 25%.  As of December 31, 2014, the Company received $935,537 from these three partners for the purchase of these additional working interests as well as their additional pro-rata share of drilling and completion costs.

NOTE 5 – PROPERTY, PLANT AND EQUIPMENT

Property and equipment balances were comprised of furniture, fixtures, and equipment and are shown below:

	December 31, 2014	December 31, 2013
Property, Plant and Equipment	$4,385	$4,385
Accumulated Depreciation	(1,594)	(631)
Total	$2,791	$3,754

Depreciation expense recorded for the year ended December 31, 2014 and 2013 amounted to $963 and $631 respectively.

PetroShare Corp.
NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 6 – CRUDE OIL AND NATURAL GAS PROPERTIES

Aggregate Capitalized Costs. The Company has recorded aggregate capitalized costs relating to its crude oil and natural gas activities as shown below:

	December 31, 2014	December 31, 2013

Proved	$1,955,703	$-
Wells in progress	23,352	439,873
Unproved	-	250,474
Less: Accumulated depletion, depreciation and impairment	(1,951,002)	-
Total	$28,053	$690,347

Costs Incurred in Crude Oil and Natural Gas Activities.  Costs incurred in connection with PetroShare's crude oil and natural gas acquisition, exploration and development activities for each of the periods are shown below:

	December 31, 2014	December 31, 2013
Exploration costs	$-	$29,537
Development costs	532,279	439,873
Acquisition of properties
Proved	202,306	-
Unproved	-	250,474
Total	$734,585	$719,884

In April 2013, PetroShare acquired working interests in undeveloped acreage located in Moffat County, Colorado known as the Buck Peak Prospect (the "Prospect") consisting of approximately 1,100 net acres.  PetroShare acquired the Prospect from two entities: (1) Premier Energy LLC, an entity affiliated with Frederick J. Witsell, the Company's President and Director of Operations/Geosciences and (2) an unaffiliated entity.

●	On April 9, 2013, PetroShare acquired 463.29 net acres from the unaffiliated entity for cash consideration of $341,430.

●	On April 18, 2013, PetroShare acquired 623.65 net acres from Premier Energy, LLC for a total purchase price of $223,880 in cash and 67,000 shares of common stock valued at $1.00 per share (Note 9).

In June and August 2013, PetroShare acquired 17.876 additional net acres in the Prospect from unaffiliated entities in exchange for certain daily prospective drilling and completion information on one of its two wells (Note 4).

Through December 31, 2014, PetroShare entered into certain participation agreements with third parties in which these parties agreed to participate in the drilling and development of certain of PetroShare's wells. These agreements are detailed below:

●	On August 1, 2013, PetroShare entered into a participation agreement whereby it granted a 10% working interest in certain of its wells in exchange for a prospect fee of $75,000 and the participant's agreement to pay its proportionate share of the costs of the wells.

PetroShare Corp.
NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

●	On September 30, 2013, PetroShare entered into a participation agreement whereby it granted a 25% working interest in certain of its wells in exchange for a prospect fee of $187,500 and the participant's agreement to pay its proportionate share of the costs of the wells.

●	On September 30, 2013, PetroShare, in association with a proposed business combination, entered into a participation agreement whereby the Counterparty agreed to pay 30% of the total cost and expense of at least one and up to two wells for a 30% working interest thereafter having a net revenue interest of not less than 23.509% in the wells. In the event that the proposed acquisition was not completed, the Counterparty's interests in the wells would be reduced to 25% and the net revenue interest would be proportionately reduced. On March 10, 2014, the Company notified the Counterparty that it owed certain funds for its share of the drilling and/or completion costs of the two wells. On March 12, 2014, the Company notified the Counterparty in writing that it terminated the Letter of Intent and all negotiations for the proposed business combination. On May 5, 2014, the parties entered into a settlement agreement. (See full discussion in Note 3 "Proposed Business Combination").

●	On November 1, 2013, PetroShare entered into a participation agreement whereby it granted a 25% working interest in certain of its wells in exchange for a prospect fee of $187,500 and the participant's agreement to pay its proportionate share of the costs of the wells.

●	Concurrently with and after the performance of the Settlement Agreement (Note 4), three of the Company's working interest partners collectively acquired an additional 15% working interest in the wells. The Company received $935,537 from these three partners for the purchase of the additional working interests as well as their additional pro-rata share of drilling and completion costs.

During the year ended December 31, 2014 and 2013, the Company collected drilling advances from its working interest partners of $1,538,926 and $3,246,713 respectively.  As of the periods ended December 31, 2014 and December 31, 2013, the Company had unused portions of these advances totaling $221,834 and $663,560, respectively.

NOTE 7 – ASSET RETIREMENT OBLIGATION
For the purpose of determining the fair value of the asset retirement obligation incurred during the year ended December 31, 2014, the Company assumed an inflation rate of 2.5%, an estimated average asset life of 5.1 years, and a credit adjusted risk free interest rate of 8.0%.

The following reconciles the value of the asset retirement obligation for the periods presented:

	December 31, 2014	December 31, 2013

Asset retirement obligation, beginning of year	$-	$-
Liabilities settled	-	-
Liabilities incurred	30,880
Revisions in estimated liabilities	-	-
Accretion	835	-
Asset retirement obligation, end of year	$31,715	$-

PetroShare Corp.
NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 8 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
Accounts payable and accrued liability balances were comprised of trade accounts payable, drilling advances, deferred exploration expenses associated with the Asset Exchange, and accounts payable – related parties and are shown below:

	December 31, 2014	December 31, 2013
Trade payables	$86,826	$1,876,094
Drilling advances	221,834	663,560
Deferred exploration expenses (1)	-	17,997
Accounts payable – related parties	-	2,966
Crude oil and natural gas distributions payable	26,458	-
Total	$335,118	$2,560,617
__________
(1) See Note 4 for discussion of the Asset Exchange.

NOTE 9 - SHAREHOLDERS' EQUITY

Common Stock

As of December 31, 2014 and 2013, PetroShare had 100,000,000 shares of common stock authorized with a par value of $0.001 per share. As of December 31, 2014 and 2013, 17,008,191 and 14,764,750 shares were issued and outstanding, respectively. Holders of the common stock are entitled to one vote per share, and dividends may be paid on the common stock at the discretion of the Board of Directors.

Activity for the year ended December 31, 2014 included the following:

•
In May 2014, the Board of Directors authorized the sale of the Company's common stock in a private placement which closed in July 2014.  Pursuant to the private placement, the Company sold 2,220,003 shares of common stock at $0.50 per share for gross proceeds of $1,110,002 and recognized $12,972 in offering costs for net proceeds of $1,097,030.

•	In October 2014, the Board of Directors authorized the issuance of 23,438 shares of common stock in connection with the execution of a separation agreement with a former employee of the Company.

Activity for the year ended December 31, 2013 included the following:

•
2,254,000 shares of common stock were issued at $0.50 per share in connection with a private placement. The cash proceeds received by PetroShare and related to the sale of the shares in this private placement amounted to $1,127,000. The private placement was completed in March 2013.

•	67,000 shares of common stock valued at $1.00 per share were issued as partial consideration for the Buck Peak Prospect acquisition (See Note 4).

•
2,250,000 shares of common stock were issued at $0.50 per share in connection with a second private placement. The cash proceeds received by the Company related to the sale of the shares in this private placement amounted to $1,125,000. The private placement was completed in December 2013.

•	1,806,250 shares of common stock were cancelled in connection with the resignation and separation agreements with two of the former members of the Board of Directors.

On various dates in March and April 2015 the Company sold a total of 159,000 shares of common stock at $1.00 per share for proceeds of $159,000. (Note 14).

PetroShare Corp.
NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

Preferred Stock

As of December 31, 2014, PetroShare had 10,000,000 shares of preferred stock authorized with a par value of $0.01 per share. As of December 31, 2014 and 2013 there were no shares of preferred stock issued or outstanding.

NOTE 10 - STOCK BASED COMPENSATION

On November 30, 2012, the Board of Directors of PetroShare adopted an Equity Incentive Plan (the "Plan") reserving up to 5,000,000 shares of PetroShare's common stock to be issued in the form of Incentive Options, Non-Qualified Options, Restricted Stock Awards, Stock Bonuses, or other stock grants to certain employees and consultants of PetroShare.

A summary of activity under the Plan for the years ended December 31, 2014 and 2013 is as follows:

	Number of Shares	Weighted Average Exercise Price	Remaining Contractual Term
Outstanding, December 31, 2012	3,000,000	$0.25	9.96
Granted	-	-	-
Exercised	-	-	-
Forfeited	1,000,000	$0.25	9.35
Outstanding, December 31, 2013	2,000,000	$0.25	8.96
Exercisable, December 31, 2013	2,000,000	$0.25	8.96

Outstanding, December 31, 2013	2,000,000	$0.25	8.96
Granted	-	-	-
Exercised	-	-	-
Forfeited	-	$0.00	0.00
Outstanding, December 31, 2014	2,000,000	$0.25	7.96
Exercisable, December 31, 2014	2,000,000	$0.25	7.96

All options granted during the period ended December 31, 2012 vested 100% as of the date of grant. Options will expire ten years from the date of grant in December 2022 and are non-transferable.

The fair value of each share-based award was estimated on the date of the grant using the Black-Scholes pricing model that incorporates key assumptions including volatility of 158%, dividend yield of 0%, and a risk free interest rate of 0.70%. As PetroShare's common stock was not publicly traded at the time options were granted, the expected stock price volatility was based on the historical volatility of a group of publicly traded companies that the Company believed shared similar operating metrics and histories. The expected term of the awards represents the period of time that management anticipates awards to be outstanding. As there was no historical data available to ascertain a forfeiture rate, the plain vanilla method was applied in calculating the expected term of the options. The risk-free rate for the periods within the contractual life of the options are based on the US Treasury bond rate in effect at the time of the grant for bonds with maturity dates at the expected term of the options. PetroShare has never paid dividends on its common stock and currently does not intend to do so, and as such, the expected dividend yield is zero.

In connection with the issuance of the options to purchase its common stock, PetroShare recorded share-based compensation of $nil and $nil for the years ended December 31, 2014 and 2013 respectively.

PetroShare Corp.
NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 11 - INCOME TAXES
Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

PetroShare has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. No uncertain tax positions have been identified as of December 31, 2014.

PetroShare is in a position of cumulative reporting losses for the current and preceding reporting periods. The volatility of energy prices is not readily determinable by management. At this date, this fact pattern does not allow PetroShare to project sufficient sources of future taxable income to offset tax loss carryforwards and net deferred tax assets. Under these circumstances, it is management's opinion that the realization of these tax attributes does not reach the "more likely than not criteria" under ASC 740, "Income Taxes." As a result, PetroShare's deferred tax assets as of December 31, 2014 and 2013 are subject to a full valuation allowance.

Net deferred tax assets and liabilities consist of the following components as of December 31, 2014 and 2013:

	2014	2013
Deferred tax assets - current:
Exploration costs	$-	$4,210
Deferred tax assets - noncurrent:
NOL carryover	1,165,903	349,382
Stock based compensation	175,546	175,546
Exploration costs	-	4,210
Asset retirement obligation	11,752	-
Total deferred tax assets	1,353,201	533,348

Deferred tax liabilities - current:
Prepaids	(4,185)	-
Intangible drilling costs	(10,395)	(163,614)
Total deferred tax liabilities	(14,580)	(163,614)
Valuation allowance	(1,338,621)	(369,784)
Net deferred tax assets	$-	$-

The income tax provision differs from the amount of income tax determined by applying the US federal tax rate to pretax loss from continuing operations for the years ended December 31, 2014 and 2013 due to the following:

	2014	2013

Tax at statutory federal rate	$(898,505)	$(168,258)
Permanent difference	801	-
State taxes, net of federal	(80,754)	(23,339)
Stock options cancelled	-	87,799
Change in valuation allowance	968,837	191,596
Other	9,621	-
Provision (benefit) for income taxes	$-	$-

PetroShare Corp.
NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

At December 31, 2014, the Company had net operating loss carryforwards of approximately $3,146,344 that may be offset against future taxable income from the years 2015 through 2034.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

The Company files income tax returns in the US federal jurisdiction and in the state of Colorado. The Company is currently subject to US federal, state and local income tax examinations by tax authorities since inception of the Company.

NOTE 12 - RELATED PARTY TRANSACTIONS

Pursuant to ASC 850, "Related Party Disclosure," management has evaluated related parties and all transactions associated with those and determined that no transactions exist which would require disclosure, except as disclosed below:

•
In April 2013, PetroShare acquired working interests in the Buck Peak Prospect from two entities: (1) Premier Energy LLC, an entity affiliated with Frederick J. Witsell, the Company's President and Director of Operations/Geosciences and (2) an unaffiliated entity. As consideration for the purchase from Premier Energy LLC, PetroShare paid cash totaling $223,880 and 67,000 shares of common stock valued at $1.00 per share. Pursuant to the Asset Purchase Agreement, the total Purchase Price was allocated among the four members of Premier Energy LLC, including Mr. Witsell, who received $50,480 in cash and no shares of common stock (See Note 4).

•
During the year ended December 31, 2013, the Company recognized $3,850 in rent expense associated with certain office facilities managed by Compass Capital, LLC, an entity controlled by the Company's board member Bill Conrad. As of December 31, 2013, the Company no longer utilizes these office facilities.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

Operating leases and agreements

PetroShare leases its office facilities under a three-year non-cancelable operating lease agreement expiring in June 2016. The following is a schedule by year of future minimum rental payments required under the operating lease agreement. Lease expense totaled $23,563 and $15,325 for the years ended December 31, 2014 and December 31, 2013 respectively.

Year ending December 31,	Amount
2015	$24,254
2016	12,303
$36,557

Employment agreements

On March 1, 2013, PetroShare executed an employment agreement with Frederick J. Witsell, PetroShare's President and Director of Operations/Geosciences. The one-year agreement provides for an annual salary of $150,000 and can be terminated by PetroShare at any time with cause or with 30-days' notice without cause in which latter case all consideration due under the agreement is payable immediately upon termination. Pursuant to the terms of the agreement, Mr. Witsell's employment shall continue after the initial term on a year-to-year basis unless terminated pursuant to the terms of the contract.

On November 1, 2013, PetroShare executed an employment agreement with Stephen J. Foley, PetroShare's Chief Executive Officer. The one-year agreement provides for an annual salary of $150,000 and can be terminated by PetroShare at any time with cause or with 30-days' notice without cause in which latter case the Company would be obligated to pay severance payments equal to twelve months of base salary from the date of termination. Pursuant to the terms of the agreement, Mr. Foley's employment shall continue after the initial term on a year-to-year basis unless terminated pursuant to the terms of the contract.

PetroShare Corp.
NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 14 - SUBSEQUENT EVENTS

On September 22, 2014, the Company filed a registration statement on Form S-1, along with the Company's prospectus, registering for sale 4,600,000 shares of common stock (the "Offering"). The registration statement was declared effective on February 4, 2015. In accordance with the terms of the prospectus, the Offering was to expire on April 5, 2015, unless extended by the Board of Directors. On April 3, 2015, the Board of Directors unanimously approved the extension of the Offering period for an additional 60 days, until June 5, 2015, as provided for by the prospectus. The Company seeks to raise $4,600,000 under the Offering.

On various dates in March and April 2015, the Company sold a total of 159,000 shares of its common stock at $1.00 per share for proceeds of $159,000 under the terms of the Offering.

On February 27, 2015 PetroShare accepted an assignment of crude oil and natural gas leases ("Assignment") from an independent third party under which the Company was assigned interests in a crude oil and natural gas lease ("Lease") covering approximately 309 net acres located in Adams County, Colorado.  The Lease is for a primary term of five (5) years, beginning November 24, 2014.  Acceptance of the Assignment requires the Company to pay a landowner's bonus to the lessor equal to $634,865, a contractor fee of $63,486 and expenses of $26,901, for a total payment of $725,252 due on or before May 15, 2015.  The Assignment conveys to the Company an 80% net revenue interest in the acreage, after accounting for landowner and other royalties.

The Assignment was made pursuant to an Agreement for Services dated November 12, 2014. As stipulated in the Agreement, should the Company fail to make the required payments and should a mutual agreement to extend the payment timeline not be reached, the recourse for non-payment is the termination of the agreement and the return of leased acreage to the seller.

PetroShare Corp.
NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 15 – UNAUDITED CRUDE OIL AND NATURAL GAS RESERVES INFORMATION

As of December 31, 2014 and 2013, 100% of the estimated oil and gas reserves presented herein were derived from the report prepared by independent petroleum engineering firm Cawley, Gillespie & Associates, Inc., dated March 3, 2015.

Proved developed reserves are reserves expected to be recovered through existing wells with existing equipment and operating methods.  Proved undeveloped reserves are reserves expected to be recovered through wells yet to be completed.

Analysis of Changes in Proved Reserves.  Estimated quantities of proved developed reserves (all of which are located within the United States), as well as the changes in proved developed reserves during the periods indicated, are presented in the following tables:

Proved Reserves

December 31, 2014
	Crude Oil	Natural Gas
	(Bbls)	(Mcf)
Proved Reserves:
Balance, beginning of year[1]	-	-
Revisions of previous estimates	-	-
Extensions and discoveries[2]	250	-
Sales of reserves in place	-	-
Improved recovery	-	-
Purchase of reserves	-	-
Production	91	-
Balance, end of year	159	-

Proved developed reserves:
Balance, beginning of year[3]	-	-
Balance, end of year	-	-

Proved undeveloped reserves:
Balance, beginning of year[3]	-	-
Balance, end of year	-	-
_______________
(1)	The Company had no reserves in place during the years ended December 31, 2013 or 2012 as described further below.
(2)	Extensions and discoveries – Reflect the drilling and ultimate completion of two wells in November and December 2014.
(3)	The Company had no proved developed or proved undeveloped reserves as of December 31, 2014 and December 31, 2013.

The table below sets forth a standardized measure of the estimated discounted future net cash flows attributable to the Company's proved crude oil and natural gas reserves.  Estimated future cash inflows were computed by applying the 12-month average price of crude oil and natural gas on the first day of each month to the estimated future production of proved crude oil and natural gas reserves of $94.99 per barrel and $4.35 per MMBtu respectively as of December 31, 2014. The Company had no reserves in place as of December 31, 2013 or 2012. The future production costs represent the estimated future expenditures to be incurred in producing and developing the proved reserves, assuming continuation of existing economic conditions.  Discounting the annual net cash flows at 10% illustrates the impact of timing on these future cash flows.

PetroShare Corp.
NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

Standardized Measure of Estimated Discounted Future Net Cash Flows

2014

Future cash inflows	$13,361
Future cash outflows:
Production cost	(7,782)
Development cost	-
Future income tax	-
Future net cash flows	5,579

Adjustment to discount future annual net cash flows at 10%	(878)

Standardized measure of discounted future net cash flows	$4,701

The following table summarizes the principal factors comprising the changes in the standardized measure of estimated discounted net cash flows for the year ended December 31, 2014:

Changes in Standardized Measure of Estimated Discounted Future Net Cash Flows

2014

Standardized measure, beginning of year	$-
Sales of crude oil and natural gas, net of production cost	-
Net change in sales prices, net of production cost	-
Discoveries, extensions and improved recoveries, net of future development cost	4,701
Change in future development costs	-
Development costs incurred during the period that reduced future development cost	-
Sales of reserves in place	-
Revisions of quantity estimates	-
Accretion of discount	-
Net change in income tax	-
Purchase of reserves	-
Changes in timing of rates of production	-

Standardized measure, end of year	$4,701

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.
		4,600,000 Shares PETROSHARE CORP.

Until February 10, 2016, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
		9,426,003 Shares by Selling Shareholders
		Common Stock

Prospectus Summary	1
Risk Factors	8	___________________
Use of Proceeds	18	___________________________
Market for Common Stock and Related Stockholder Information	19
Dilution	22
Business and Properties	23
Management's Discussion and Analysis of Financial Condition and Results of Operations	29	PROSPECTUS
Management	43	__________________________________________
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	47
Selling Shareholders	48
Underwriting/Plan of Distribution	52	November 12, 2015
Description of Capital Stock	55
Shares Eligible for Future Sale	56
Where You Can Find More Information	57
Legal Matters	57
Experts	57
Financial Statements	F-1
About This Prospectus	Back Cover